EXHIBIT 10.1

CONTRIBUTION AGREEMENT

BY AND AMONG

TARVALÓN, S.L.,

SFDS GLOBAL HOLDINGS BV

AND

OCM LUXEMBOURG EPOF SARL

AND

SMITHFIELD FOODS, INC. (FOR THE PURPOSES OF ARTICLE VII ONLY)

JUNE 29, 2006

TABLE OF CONTENTS

ARTICLE I DEFINITIONS		1
1.1	Accounts	1
1.2	Affiliate	1
1.3	Agreement	2
1.4	Approval	2
1.5	Assets	2
1.6	Books and Records	2
1.7	Closing	2
1.8	Closing Date	2
1.9	Company	2
1.10	Confidentiality and Exclusivity Agreement	2
1.11	Constituent Documents	2
1.12	Contracts	2
1.13	Contributed Shares	2
1.14	Debt	2
1.15	Earn-Out Agreement	2
1.16	Effective Time of Closing	3
1.17	Employment Regulations	3
1.18	Environment	3
1.19	Environmental Consents	3
1.20	Environmental Laws	3
1.21	Environmental Matters	3
1.22	Equipment	3
1.23	Exchange Act	3
1.24	Expenses	3
1.25	Financial Statements	3
1.26	FrenchCo Business	3
1.27	FrenchCo Intellectual Property Rights	3
1.28	GAAP	3
1.29	Governmental Authority	4
1.30	Hazardous Materials	4
1.31	Industry Wide Plan	4
1.32	Intellectual Property	4
1.33	Inventory	4
1.34	Knowledge of Smithfield	4
1.35	Law	4
1.36	Lien	4
1.37	Losses	4
1.38	Material Adverse Effect	5
1.39	OCM	5
1.40	OCM Cash Contribution	5
1.41	OCM Indemnified Parties	5
1.42	OCM Initial Shares	5
1.43	Permits	5
1.44	Person	5

(i)

1.45	Properties	5
1.46	Purchase Agreement	5
1.47	Retirement Benefit	5
1.48	Shares	5
1.49	Site	6
1.50	SLE	6
1.51	Smithfield	6
1.52	Smithfield Cash Contribution	6
1.53	Smithfield France	6
1.54	Smithfield Indemnified Parties	6
1.55	Smithfield Initial Shares	6
1.56	State Social Security Plan	6
1.57	Stockholders Agreement	6
1.58	Subsidiaries	6
1.59	Target Company IT Systems	6
1.60	Target Employee Benefit Plan	6
1.61	Third-Party Intellectual Property Rights	6
1.62	Tax	6
1.63	Tax Regulations	7
1.64	Tax Return	7
1.65	Third Party Right	7
1.66	Transaction Material Adverse Effect	7

ARTICLE II CONTRIBUTION AND SHARE ISSUANCE		7
2.1	Contribution and Share Issuance	7
2.2	Deliveries at Closing	8

ARTICLE III WARRANTIES OF SMITHFIELD		9
3.1	Organization of Smithfield	9
3.2	Smithfield Authorization; Execution and Delivery; Enforceability	9
3.3	No Violation or Conflict by Smithfield	10
3.4	Title to Contributed Shares	10
3.5	Organization of the Company	10
3.6	Company Authorization; Execution and Delivery; Enforceability	10
3.7	No Violation or Conflict by the Company	10
3.8	Organization and Authority of Smithfield France	11
3.9	Capitalization	11
3.10	No Violation or Conflict by Smithfield France	11
3.11	Subsidiaries	11
3.12	Sufficiency of Assets	11
3.13	Financial Statements	11
3.14	Liabilities at Effective Time of Closing	12
3.15	Authorizations, Valid Obligations, Filings and Consents	12
3.16	Smithfield, the Shares and Smithfield France and Subsidiaries	12
3.17	Organizational Documents of Smithfield France and the Subsidiaries	12
3.18	Absence of Changes	12
3.19	Statutory Books	13

(ii)

3.20	Accounting Records	13
3.21	Securities Exchange Act	13
3.22	Borrowings and Mortgages	14
3.23	Sureties	14
3.24	Grants	14
3.25	Licenses	15
3.26	Compliance	15
3.27	The Business Assets	15
3.28	Consents, Approvals and Compliance with Laws	17
3.29	No Broker	17
3.30	Contractual Matters	17
3.31	Litigation	19
3.32	Investigations	19
3.33	Insolvency, etc.	19
3.34	IP/IT	20
3.35	Real Estate	21
3.36	Environmental	22
3.37	Employment	24
3.38	Retirement Benefits	26
3.39	Tax Matters	27

ARTICLE IV WARRANTIES OF OCM		27
4.1	Organization	27
4.2	Authorization; Execution and Delivery; Enforceability	27
4.3	No Violation or Conflict by OCM	27
4.4	No Broker	28

ARTICLE V COVENANTS		28
5.1	Conduct of Business of Smithfield France and the Subsidiaries	28
5.2	Access to Information	28
5.3	Commercially Reasonable Efforts	28
5.4	Public Announcements	28
5.5	Confidentiality and Exclusivity Agreement	28

ARTICLE VI CONDITIONS PRECEDENT TO CLOSING		29
6.1	Conditions Precedent to Obligations of OCM	29
6.2	Conditions Precedent to Obligations of Smithfield	29

ARTICLE VII INDEMNITIES AND ADDITIONAL COVENANTS		30
7.1	Smithfield’s Indemnity	30
7.2	OCM’s Indemnity	32
7.3	Additional OCM Indemnity	33
7.4	Company Indemnity	33
7.5	Further Assurances	33

ARTICLE VIII TERMINATION; WAIVER		33
8.1	Termination	33

(iii)

8.2	Effect of Termination	34
8.3	Waiver; Extension	34

ARTICLE IX MISCELLANEOUS		34
9.1	Entire Agreement; Amendment	34
9.2	Expenses	35
9.3	Governing Law; Consent to Jurisdiction	35
9.4	Assignment	35
9.5	Notices	36
9.6	Counterparts; Headings	37
9.7	Specific Performance	37
9.8	Interpretation	37
9.9	Severability	37
9.10	No Reliance	37
9.11	Survival; Exhibits	37

(iv)

EXHIBITS

Exhibit 1.15	Earn-Out Agreement
Exhibit 1.57	Stockholders Agreement
Exhibit 3.9	Capitalization
Exhibit 3.11	Subsidiaries

(v)

CONTRIBUTION AGREEMENT

CONTRIBUTION AGREEMENT, made as of the 29th day of June, 2006, by and among Tarvalón, S.L., a private limited company organized under the laws of Spain (the “Company”), SFDS Global Holdings BV, a private limited liability company organized under the laws of the Netherlands (“Smithfield”), and OCM Luxembourg EPOF SARL, a société à responsibilité limitée organized under the laws of Luxembourg (“OCM”) and, for the purposes of Article VII only, Smithfield Foods, Inc. (“Parent”).

RECITALS

WHEREAS, Smithfield has organized the Company solely for the purpose of consummating the transactions contemplated by that certain Agreement (the “Purchase Agreement”), dated June 26, 2006, among Parent, the Company and Sara Lee Corporation (“SLE”), providing for the purchase by the Company of SLE’s and its Affiliates’ European meats business, and is the holder of 3,200 Shares (as defined herein); and

WHEREAS, Smithfield desires to contribute to the Company (a) all of the shares of capital stock of Smithfield France SAS (“Smithfield France”) held by Smithfield and its Affiliates (with a deemed gross enterprise value of €120 million, which includes €20 million of debt (the “Debt”)) and (b) €50 million in cash (the “Smithfield Cash Contribution”) in exchange for an aggregate 50% ownership interest in the Company; and

WHEREAS, OCM desires to (a) contribute to the Company €108.89 million in cash (the “OCM Cash Contribution”) and (b) enter into the Earn-Out Agreement (as defined herein) in exchange for an aggregate 50% ownership interest in the Company.

NOW, THEREFORE, in consideration of the foregoing and of the mutual covenants, conditions and agreements set forth herein and for other good and valuable consideration, the receipt and sufficiency of which hereby are acknowledged, it hereby is agreed that:

ARTICLE I

DEFINITIONS

When used in this Agreement, the following terms shall have the meanings specified:

1.1 Accounts. “Accounts” shall mean all accounts receivable, notes receivable and associated rights owned by Smithfield France and the Subsidiaries.

1.2 Affiliate. “Affiliate” shall mean, with respect to any Person, any other Person directly, or indirectly through one or more intermediaries, controlling, controlled by or under common control with such Person. As used in this definition of the term “Affiliate” and elsewhere herein with respect to any Affiliate of any Person, “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management policies of a Person, whether through the ownership of voting securities, by voting trust, contract or similar arrangement, as trustee or executor, or otherwise.

1.3 Agreement. “Agreement” shall mean this Contribution Agreement, together with the Exhibits attached hereto, as the same may be amended from time to time in accordance with the terms hereof.

1.4 Approval. “Approval” shall mean approval or qualification by and/or due registration with the appropriate taxation, social security, supervisory, fiscal or other applicable regulatory authorities in the relevant state or jurisdiction, in order to obtain tax approved, favored or qualified status in the relevant jurisdiction, and Approved shall be construed accordingly.

1.5 Assets. “Assets” shall mean all of the assets of Smithfield France and the Subsidiaries, including, without limitation, the Accounts, Books and Records, Contracts, Equipment, Intellectual Property, Inventory, Permits and Real Property.

1.6 Books and Records. “Books and Records” shall mean original or true and complete copies of all of the books, records, ledgers, files, data and information of Smithfield France and the Subsidiaries.

1.7 Closing. “Closing” shall mean the conference to be held at 10:00 a.m., local time, on the Closing Date, at the offices of Hunton & Williams LLP located at 200 Park Avenue, New York, New York 10166, or at such other time and place as the parties may mutually agree.

1.8 Closing Date. “Closing Date” shall mean the date on which the transactions contemplated by the Purchase Agreement are consummated.

1.9 Company. “Company” shall have the meaning given to such term in the Preamble hereto.

1.10 Confidentiality and Exclusivity Agreement. “Confidentiality and Exclusivity Agreement” shall mean the letter agreement, dated May 4, 2006, between Smithfield Foods, Inc. and OCM.

1.11 Constituent Documents. “Constituent Documents” shall mean the articles of association and bylaws (or similar organizational documents) of any entity.

1.12 Contracts. “Contracts” shall mean all material contracts, agreements, leases, licenses, relationships and commitments, written or oral, to which Smithfield France or any of the Subsidiaries are a party or by which any of them are bound, and that are required to conduct the business of Smithfield France and the Subsidiaries.

1.13 Contributed Shares. “Contributed Shares” shall mean all of the shares of capital stock of Smithfield France held by Smithfield.

1.14 Debt. “Debt” shall have the meaning given to such term in the Recitals hereto.

1.15 Earn-Out Agreement. “Earn-Out Agreement” shall mean that certain Earn-Out Agreement to be entered into between Smithfield, OCM and the Company, substantially in the form of Exhibit 1.15 attached hereto.

1.16 Effective Time of Closing. “Effective Time of Closing” shall mean 12:01 AM, local time, on the Closing Date.

1.17 Employment Regulations. “Employment Regulations” shall mean the Transfer of Undertaking (Protection of Employment) Regulations 1981.

1.18 Environment. “Environment” shall mean all or part of any of the following media, namely air (including the air within buildings or other natural or man-made structures above or below ground), water and land and any living organisms or systems supported by those media.

1.19 Environmental Consents. “Environmental Consents” shall mean any material permit, license, authorization, approval or consent required under Environmental Laws for the carrying on of the FrenchCo Business or the use of, or any activities or operations carried out at, any Site owned or occupied by Smithfield France or the Subsidiaries.

1.20 Environmental Laws. “Environmental Laws” shall mean all international, European Union, national, state, federal, regional or local laws (including common law, statute law, civil and criminal law and including codes of practice and guidance notes which are of mandatory effect) which are in force and binding at the date of this Agreement, to the extent that they relate to Environmental Matters.

1.21 Environmental Matters. “Environmental Matters” shall mean all matters relating to the pollution, protection of or prevention of harm to the Environment.

1.22 Equipment. “Equipment” shall mean all machinery, vehicles, equipment, furniture, fixtures, furnishings, parts, tools, engineering and other items of tangible personal property owned or leased by Smithfield France and the Subsidiaries and that are required to conduct the business of Smithfield France and the Subsidiaries.

1.23 Exchange Act. “Exchange Act” shall have the meaning set forth in Section 3.22.

1.24 Expenses. “Expenses” shall have the meaning set forth in Section 9.2.

1.25 Financial Statements. “Financial Statements” shall mean the unaudited financial statements of the FrenchCo Business for the three fiscal years ended April 27, 2003, May 2, 2004 and May 1, 2005 containing consolidated statements of operations for the fiscal years 2003, 2004 and 2005 and consolidated balance sheets as of April 27, 2003, May 2, 2004 and May 1, 2005.

1.26 FrenchCo Business. “FrenchCo Business” shall mean the business of Smithfield France and the Subsidiaries.

1.27 FrenchCo Intellectual Property Rights. “FrenchCo Intellectual Property Rights shall have the meaning give to such term in Section 3.34 hereof.

1.28 GAAP. “GAAP” shall mean generally accepted accounting principles as in effect in the United States as of the date of the subject financial statement.

1.29 Governmental Authority. “Governmental Authority” means the government of any nation, state, city, locality or other political subdivision thereof, any multinational organization, and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government and any executive official thereof.

1.30 Hazardous Materials. “Hazardous Materials” shall have the meaning set forth in Section 3.37.

1.31 Industry Wide Plan. “Industry Wide Plan” means any scheme, plan, fund or arrangement which provides Retirement Benefits to or in respect of employees in which employers may participate even if they are not within the same corporate group as the other participating employers whether under a collective bargaining agreement or otherwise, other than state social security plans in any relevant jurisdiction.

1.32 Intellectual Property. “Intellectual Property” shall mean all material (a) inventions (whether patentable or unpatentable and whether or not reduced to practice), improvements thereto and patents, patent applications and patent disclosures, together with reissuances, continuations, continuations-in-part, revisions, extensions and reexaminations thereof, (b) trademarks, service marks, trade dress, logos, trade names and corporate names, together with translations, adaptations, derivations and combinations thereof and including all goodwill associated therewith and applications, registrations and renewals in connection therewith, (c) copyrightable works, copyrights and applications, registrations and renewals in connection therewith, (d) trade secrets and confidential business information (including ideas, research and development, know-how, formulas, compositions, manufacturing and production processes and techniques, technical data, designs, drawings, specifications, customer and supplier lists, pricing and cost information and business and marketing plans and proposals), (e) computer software (including data and related documentation), (f) other proprietary rights, (g) rights as a licensee or authorized user of the intellectual property of any third party and (h) copies and tangible embodiments thereof (in whatever form or medium).

1.33 Inventory. “Inventory” shall mean all raw materials, work in progress and finished goods, wherever located, owned by Smithfield France and the Subsidiaries in connection with the FrenchCo Business.

1.34 Knowledge of Smithfield. “Knowledge of Smithfield” shall mean the actual knowledge of, after all reasonable inquiry by, C. Larry Pope, Richard J. M. Poulson, Dan G. Stevens and Robert Sharpe I.

1.35 Law. “Law” shall mean any federal, state, local or other law or governmental requirement of any kind, and the rules, regulations and orders promulgated thereunder.

1.36 Lien. “Lien” shall mean any mortgage, deed of trust, pledge, hypothecation, assignment, encumbrance, lien (statutory or other) or preference, priority, right of first refusal, restriction on transfer, right or other security interest or preferential arrangement or adverse claim of any kind or nature whatsoever.

1.37 Losses. “Losses” shall have the meaning given to such term in Section 7.1 hereof.

1.38 Material Adverse Effect. “Material Adverse Effect” shall mean a material adverse change in or effect on the financial condition, business, properties, results of operations or prospects of Smithfield France and the Subsidiaries, taken as a whole; provided, however, that “Material Adverse Effect” shall not include the effect of any change or effect arising out of or attributable to (a) the markets in which Smithfield France and the Subsidiaries operate generally, (b) general economic or political conditions (including those effecting the securities markets), (c) the public announcement of this Agreement or the Purchase Agreement or of the consummation of the transactions contemplated hereby and thereby, (d) any change arising in connection with acts of war (whether or not declared), sabotage or terrorism, military actions or the escalation thereof or other force majeure events occurring after the date hereof or (e) changes in Laws or accounting rules.

1.39 OCM. “OCM” shall have the meaning given to such term in the Preamble hereto.

1.40 OCM Cash Contribution. “OCM Cash Contribution” shall have the meaning given to such term in the Recitals hereto.

1.41 OCM Indemnified Parties. “OCM Indemnified Parties” shall have the meaning given to such term in Section 7.1 hereof.

1.42 OCM Initial Shares. “OCM Initial Shares” shall have the meaning given to such term in Section 2.1(d) hereof.

1.43 Permits. “Permits” shall have the meaning set forth in Section 3.26.

1.44 Person. “Person” shall mean any individual, sole proprietorship, trust, estate, executor, legal representative, unincorporated association, association, institution, corporation, company, partnership, limited liability company, limited liability partnership, joint venture, government, Governmental Authority, and any regulatory or self-regulatory authority or agency or other entity.

1.45 Properties. “Properties” shall mean all real property owned or leased by Smithfield France or any Subsidiary, together with the improvements located thereon, including all appurtenant rights, claims and interests, which is used in and is material to the conduct of the FrenchCo Business.

1.46 Purchase Agreement. “Purchase Agreement” shall have the meaning given to such term in the Recitals hereto.

1.47 Retirement Benefit. “Retirement Benefits” means any pension, allowance, lump sum, gratuity or similar benefit provided or to be provided on or after retirement, death, disability or leaving service (whether voluntary or not) in respect of an employee’s employment. This does not include post retirement medical and dental and other healthcare and welfare benefits, termination indemnities and any benefits provided under an arrangement the sole purpose of which is to provide benefits on the accidental injury or death of an employee.

1.48 Shares. “Shares” shall mean the shares of capital stock of the Company.

1.49 Site. “Site” shall have the meaning set forth in Section 3.36.

1.50 SLE. “SLE” shall have the meaning given in the Recitals hereto.

1.51 Smithfield. “Smithfield” shall have the meaning given to such term in the Preamble hereto.

1.52 Smithfield Cash Contribution. “Smithfield Cash Contribution” shall have the meaning given to such term in the Recitals hereto.

1.53 Smithfield France. “Smithfield France” shall have the meaning given to such term in the Recitals hereto.

1.54 Smithfield Indemnified Parties. “Smithfield Indemnified Parties” shall have the meaning given to such term in Section 7.2 hereof.

1.55 Smithfield Initial Shares. “Smithfield Initial Shares” shall mean the Shares owned by Smithfield prior to the sale of the OCM Initial Shares to OCM.

1.56 State Social Security Plan. “State Social Security Plan” means any Retirement Benefit plans that are operated by state entities to which Smithfield France or any of the Subsidiaries are required to contribute under Law.

1.57 Stockholders Agreement. “Stockholders Agreement” shall mean that certain Stockholders Agreement, to be entered into as of the Closing Date, among the Company, Smithfield and OCM, substantially in the form of Exhibit 1.57.

1.58 Subsidiaries. “Subsidiaries” shall mean, collectively, Jean Caby SAS and Dispranor SARL and “Subsidiary” shall mean either one of the foregoing.

1.59 Target Company IT Systems. “Target Company IT Systems” shall mean all computer hardware (including network and communications equipment) and software (including associated preparatory materials, user manuals and other related documentation) owned, used, leased or licensed by Smithfield France and the Subsidiaries.

1.60 Target Employee Benefit Plan. “Target Employee Benefit Plan” means, in any jurisdiction, any scheme, fund, arrangement, plan or agreement, custom or practice (whether funded or unfunded) under which Smithfield or Smithfield France or any of the Subsidiaries provides, is liable or contingently liable to provide or has agreed to provide (or to which Smithfield or Smithfield France or any of the Subsidiaries contributes, is liable or contingently liable to contribute or has agreed to contribute to the provision) of any Retirement Benefits for or in respect of any employee but excluding any State Social Security or Industry-Wide Plan .

1.61 Third-Party Intellectual Property Rights. “Third Party Intellectual Property Rights” shall have the meaning give to such term in Section 3.34 hereof.

1.62 Tax. “Tax” shall mean any tax (including income tax, profit tax, withholding tax, précompte, capital gains tax, value-added tax, sales tax, property tax, gift tax, real estate tax,

excise tax, retirement, unemployment, CSG, CRDS and social security contributions in any applicable jurisdiction), tariff or duty (including any stamp or customs duty) and any fine, penalty, interest or addition to tax imposed, assessed or collected by or under the authority of any governmental body; and Taxes shall be construed accordingly.

1.63 Tax Regulations. “Tax Regulations” shall mean any Tax or custom law, statute, decree, ordinance, rule, order or other text of application of the said law applicable in a given country as well as any international treaty (including the derivative law – directive, regulations or others – of this treaty).

1.64 Tax Return. “Tax Return” shall mean any return, report, information return, statement, declaration or other document (including any related or supporting information) filed or required to be filed with any Governmental Authority in connection with any determination, assessment or collection of any Tax or other administration of any laws, regulations or administrative requirements.

1.65 Third Party Right. “Third Party Right” shall mean any interest or equity of any person (including any right to acquire, option or right of pre emption or conversion or similar rights or agreements) or any mortgage, charge, pledge, lien, assignment, hypothecation, security interest, title retention, right of set off, trust arrangement for the purpose of providing security or any other security agreement or arrangement of any kind, or any agreement to create any of the above.

1.66 Transaction Material Adverse Effect. “Transaction Material Adverse Effect” shall mean a material adverse change in or effect on the financial condition, business, properties, results of operations or prospects of (i) the European Business (as defined in the Purchase Agreement) and (ii) Smithfield France and the Subsidiaries, taken as a whole; provided, however, that “Transaction Material Adverse Effect” shall not include the effect of any change or effect arising out of or attributable to (a) the markets in which the European Business or Smithfield France and the Subsidiaries operate generally, (b) general economic or political conditions (including those effecting the securities markets), (c) the public announcement of this Agreement or the Purchase Agreement or of the consummation of the transactions contemplated hereby and thereby, (d) any change arising in connection with acts of war (whether or not declared), sabotage or terrorism, military actions or the escalation thereof or other force majeure events occurring after the date hereof or (e) changes in Laws or accounting rules.

ARTICLE II

CONTRIBUTION AND SHARE ISSUANCE

2.1 Contribution and Share Issuance.

(a) At the Closing, Smithfield shall (i) contribute or cause to be contributed to the Company (x) the Smithfield Cash Contribution, by wire transfer of immediately payable funds, and (y) the Contributed Shares and (ii) enter into the Earn-Out Agreement.

(b) At the Closing, OCM shall (i) contribute or cause to be contributed to the Company the OCM Cash Contribution, by wire transfer of immediately payable funds, and (ii) enter into the Earn-Out Agreement.

(c) At the Closing, Smithfield in its capacity as shareholder of the Company will call a general shareholders meeting and will resolve to increase the Company’s share capital in order to issue the following shares (“participaciones sociales”), first, to Smithfield and, second, following completion of the first step, to OCM:

(i) in consideration of Smithfield’s contribution pursuant to Section 2.1(a), Smithfield will subscribe for and receive new ordinary Shares with a nominal value of €1 each of the same class and series as the Shares currently owned by Smithfield, free and clear of all Liens, other than as contemplated by the Stockholders Agreement or in the By-laws of the Company; and

(ii) immediately following the transaction in Section 2.1(c)(i), in consideration of OCM’s contribution pursuant to Section 2.1(b), OCM will subscribe for and receive a number of new ordinary Shares equal to the number received by Smithfield pursuant to Section 2.1(b)(i) with a nominal value of €1 each of the same class and series as the Shares currently owned by Smithfield, free and clear of all Liens, other than as contemplated by the Stockholders Agreement or in the By-laws of the Company.

The increase in share capital of the Company pursuant to this Section 2.1(c) shall be documented by a notarial public deed.

(d) At the Closing, Smithfield shall sell to OCM and OCM will acquire from Smithfield, free and clear of all Liens, 1,600 shares (“participaciones sociales”) (“OCM Initial Shares”), equivalent to 50% of the share capital of the Company before the share capital increase contemplated by Section 2.1(c), with a nominal value of €1 per share. Such sale shall documented by a notarial public deed. The price for the OCM Initial Shares will be the nominal value of such shares (i.e., €1,600). The Company shall acknowledge such transfer at the Closing.

(e) After completion of the matters described in this Section 2.1, Smithfield and OCM shall each own 50% of the outstanding Shares, with each party owning Shares that confer the same rights and obligations upon each shareholder.

2.2 Deliveries at Closing.

(a) By Smithfield. At the Closing, Smithfield shall deliver to the Company and/or OCM, as appropriate, the following items, each (where applicable) properly executed and dated as of the Closing Date and in form and substance reasonably satisfactory to the Company: (i) the Contributed Shares, along with duly-executed stock powers therefore to convey the Contributed Shares to the Company and documentary evidence that the internal approvals of Smithfield France for the transfer of the Contributed Shares have been obtained and that there are no legal or corporate restrictions for such transfer; (ii) the Smithfield Cash Contribution; (iii) the Earn-Out Agreement; (iv) the Stockholders Agreement, (v) a certificate of the Secretary (or equivalent officer) of Smithfield in customary form; and (vi) the certificate contemplated by Section 6.1(d) hereof.

(b) By OCM. At the Closing, OCM shall deliver to the Company and/or Smithfield, as appropriate, the following items, each (where applicable) properly executed and dated as of the Closing Date and in a form reasonably satisfactory to the Company: (i) the OCM Cash Contribution; (ii) the Earn-Out Agreement; (iii) the Stockholders Agreement, (iv) a certificate of the Secretary (or equivalent officer) of OCM in customary form; and (v) the certificate contemplated by Section 6.2(c) hereof.

(c) By the Company.

(i) At the Closing, the Company shall deliver to Smithfield the following items, each (where applicable) properly executed and dated as of the Closing Date and in a form reasonably satisfactory to Smithfield: (A) a certificate issued by the Chairman and the Secretary of the Board of the Company confirming (1) the terms of the share capital increase described under Section 2.1(c) above and (2) that Smithfield owns the Shares contemplated by Section 2.1(c)(i) and the Smithfield Initial Shares (but less the OCM Initial Shares) and that such ownership of Shares by Smithfield is recorded in the Registry Book of Shares of the Company; (B) a certificate of the Secretary (or equivalent officer) of the Company in customary form; (C) the Earn-Out Agreement; (D) the Stockholders Agreement, (E) a closing certificate of the Company in customary form; and (F) a copy of the notarial public deed documenting the share capital increase described under Section 2.1(c) above.

(ii) At the Closing, the Company shall deliver to OCM the following items, each (where applicable) properly executed and dated as of the Closing Date and in a form reasonably satisfactory to OCM: (A) a certificate issued by the Chairman and the Secretary of the Board of the Company confirming (1) the terms of the share capital increase described under Section 2.1(c) above and (2) that OCM owns the Shares contemplated by Section 2.1(c)(ii) and the OCM Initial Shares and that such ownership of Shares by OCM is recorded in the Registry Book of Shares of the Company; (B) a certificate of the Secretary (or equivalent officer) of the Company in customary form; (C) the Earn-Out Agreement; (D) the Stockholders Agreement, (E) a closing certificate of the Company in customary form; and (F) a copy of the notarial public deed documenting the share capital increase described under Section 2.1(c) above.

(iii) Immediately after OCM becomes a shareholder of the Company, Smithfield and OCM, in their capacity as shareholders of the Company, will constitute a general shareholders’ meeting which will resolve, inter alia, (A) to appoint the nominees of OCM as new members of the Board of the Company pursuant to the terms of the Stockholders Agreement and (B) to amend the By-Laws of the Company to reflect, as applicable, the terms and provisions of the Stockholders Agreement to the extent permitted or required by Law.

ARTICLE III

WARRANTIES OF SMITHFIELD

Smithfield hereby warrants to OCM and the Company that:

3.1 Organization of Smithfield. Smithfield is a private limited liability company duly organized, validly existing and in good standing under the laws of the Netherlands and has full corporate power to enter into this Agreement and to perform its obligations hereunder.

3.2 Smithfield Authorization; Execution and Delivery; Enforceability. The execution, delivery and performance by Smithfield of this Agreement, and of all of the other documents and instruments required hereby from Smithfield, are within the corporate power of Smithfield and have been duly authorized by all necessary corporate action of Smithfield. This Agreement has been duly executed and delivered by Smithfield. This Agreement is, and the other documents and instruments required hereby to which Smithfield is a party will be, when executed and delivered by the parties thereto, the valid and binding obligations of Smithfield, enforceable against Smithfield in accordance with their respective terms, except as such enforceability may be limited by (a) bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or affecting generally the enforcement of creditors’ rights and (b) the availability of equitable remedies (whether in a proceeding in equity or at law).

3.3 No Violation or Conflict by Smithfield. The execution, delivery and performance of this Agreement, and the consummation of the transactions contemplated herein, do not and will not conflict with or violate (a) any material Law, judgment, order or decree binding on Smithfield or (b) the Constituent Documents of Smithfield.

3.4 Title to Contributed Shares. Smithfield owns, or will at the Closing own, of record and beneficially good and valid title to the Contributed Shares, free and clear of any and all Liens. Upon delivery of the certificates representing the Contributed Shares to the Company at the Closing and upon Smithfield’s receipt of the consideration contemplated by Section 2.1(a) hereof therefor, good and valid title to the Contributed Shares, free and clear of all Liens, will pass to the Company.

3.5 Organization of the Company. The Company is a private limited company duly organized, validly existing and in good standing under the laws of Spain and has full corporate power to enter into this Agreement and to perform its obligations hereunder. Other than as contemplated by this Agreement, (i) the Company has no liabilities in respect of any Person and (ii) prior to entering into this Agreement, the Company has been a dormant Company and has not assumed any obligation or commitment and has not carried out any activity other than, in each case, entering into the Purchase Agreement.

3.6 Company Authorization; Execution and Delivery; Enforceability. The execution, delivery and performance by the Company of this Agreement, and of all of the other documents and instruments required hereby from the Company, are within the corporate power of the Company and have been duly authorized by all necessary corporate action of the Company. This Agreement has been duly executed and delivered by the Company. This Agreement is, and the other documents and instruments required hereby to which the Company is a party will be, when executed and delivered by the parties thereto, the valid and binding obligations of the Company, enforceable against the Company in accordance with their respective terms, except as such enforceability may be limited by (a) bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or affecting generally the enforcement of creditors’ rights and (a) the availability of equitable remedies (whether in a proceeding in equity or at law).

3.7 No Violation or Conflict by the Company. The execution, delivery and performance of this Agreement, and the consummation of the transactions contemplated herein, do not and will not conflict with or violate any (a) Law, judgment, order or decree binding on the Company or (b) the Constituent Documents of the Company.

3.8 Organization and Authority of Smithfield France. Smithfield France is duly organized, validly existing and in good standing under the laws of France. Smithfield France has full corporate power to carry on its business as it is now being conducted and to own, operate and hold under lease its assets and properties as, and in the places where, such properties and assets now are owned, operated or held.

3.9 Capitalization. The authorized equity capitalization of Smithfield France is set forth on Exhibit 3.9 attached hereto. The Contributed Shares represent all of the issued and outstanding capital stock of Smithfield France, have been duly and validly authorized and issued and are fully paid and non-assessable. There are no options, warrants or other rights to subscribe for or purchase any capital stock of Smithfield France or securities convertible into or exchangeable for, or which otherwise confer on the holder any right to acquire, any capital stock of Smithfield France, nor is Smithfield France committed to issue any such option, warrant or other right.

3.10 No Violation or Conflict by Smithfield France. The execution, delivery and performance of this Agreement, and the consummation of the transactions contemplated herein, do not and will not conflict with or violate any (a) Law, judgment, order or decree binding on Smithfield France or (b) the Constituent Documents of Smithfield France.

3.11 Subsidiaries. All of the outstanding shares of capital stock and other equity securities of the Subsidiaries have been validly issued and are fully paid and nonassessable, and are owned, directly or indirectly, by Smithfield France, free and clear of all Liens. There are no options, warrants or other rights to subscribe for or purchase any capital stock of the Subsidiaries or securities convertible into or exchangeable for, or which otherwise confer on the holder any right to acquire, any capital stock of the Subsidiaries, nor are any of the Subsidiaries committed to issue any such option, warrant or other right. The name and jurisdiction of incorporation or organization of each Subsidiary is set forth on Exhibit 3.11 attached hereto. The Subsidiaries represent all of the subsidiaries (direct and indirect) of Smithfield France.

3.12 Sufficiency of Assets. The Assets constitute, in all material respects, all tangible and intangible assets, contracts and rights used in the FrenchCo Business as such business is presently conducted.

3.13 Financial Statements. The Financial Statements are true and correct in all material respects, present fairly the financial condition of Smithfield France and the Subsidiaries as of the periods presented, and were prepared in accordance with generally accepted accounting principles as in effect in France as of the date of the subject Financial Statements applied on a basis consistent with Smithfield France’s and the Subsidiaries’ past practice and delivered to OCM with a reconciliation to GAAP. The statements of operations included in the Financial Statements are true and correct in all material respects, present fairly the results of operations for such periods, and were prepared in accordance with generally accepted accounting principles as in effect in France as of the date of the subject Financial Statements applied on a basis consistent with Smithfield France’s and the Subsidiaries’ past practice and delivered to OCM with a reconciliation to GAAP. Neither Smithfield France nor the Subsidiaries were subject to any liability or obligation, whether absolute or contingent, accrued or unaccrued, asserted or unasserted, known or unknown, or otherwise (collectively “Liabilities”) other than (i) Liabilities reflected on the Financial Statements or disclosed in the notes thereto, (ii) Liabilities incurred in the ordinary course of business consistent with past practice subsequent to the date of the most recent balance sheet included in the Financial Statements and (iii) such other Liabilities as would not reasonably be expected to, individually or in the aggregate, constitute a Material Adverse Effect.

3.14 Liabilities at Effective Time of Closing. Other than the Debt, Smithfield France will be contributed to the Company on a debt-free basis with no third party or intercompany loans, no underfunded pension obligations and no other liabilities generated outside of the ordinary course of the FrenchCo Business. Smithfield France will be contributed to the Company with customary levels of working capital.

3.15 Authorizations, Valid Obligations, Filings and Consents.

(a) Smithfield has obtained all governmental, statutory, regulatory or other consents, licenses or authorizations required to empower it to enter into and perform its obligations under this Agreement where failure to obtain them would materially and adversely affect its ability to enter into or perform its obligations under this Agreement.

(b) Entry into and performance by Smithfield of this Agreement will not breach any contract or agreement by which it is bound where the breach would materially and adversely affect Smithfield’s ability to enter into or perform its obligations under this Agreement.

3.16 Smithfield, the Shares and Smithfield France and Subsidiaries. No person has entered into any agreement or arrangement whereby any person has the right (exercisable now or in the future and whether contingent or not) to call for the creation, allotment or issue of any share or loan capital in Smithfield France or any of the Subsidiaries (including by way of option or under any right of conversion or pre-emption). There are no commitments by Smithfield France or any of the Subsidiaries to issue any shares of Smithfield France or any Subsidiary. There are no outstanding obligations of Smithfield France or any of the Subsidiaries to repurchase, redeem or otherwise acquire any Shares. Smithfield is entitled to freely transfer (or procure the transfer of) the Contributed Shares.

3.17 Organizational Documents of Smithfield France and the Subsidiaries. All material returns, particulars, resolutions and other documents required under the Law of Smithfield France’s or such Subsidiary’s jurisdiction of incorporation to be delivered on behalf of Smithfield France or such Subsidiary to, or to be registered with, the relevant commercial registry have been made and delivered or registered.

3.18 Absence of Changes. Since the date of the last Financial Statements:

(a) and during the period to the date of this Agreement, there has been no Material Adverse Effect;

(b) the operation of the FrenchCo Business and Smithfield France and each of the Subsidiaries has been carried on only in the ordinary course and no material transaction has been entered into (other than the entering into of that certain Trademark License Agreement between Jean Caby SAS and Weight Watchers International), no material liability has been assumed and no material payment has been made which is not in the ordinary course of business;

(c) no dividend or other distribution has been declared, authorized, paid or made, nor has there been any reduction of paid-up share capital, by Smithfield France or any of the Subsidiaries (except for any dividends provided for in the Financial Statements);

(d) neither Smithfield France nor any of the Subsidiaries has issued or agreed to issue any share or loan capital or other securities, including, without limitation, bonds and profit certificates;

(e) neither Smithfield France nor any of the Subsidiaries has borrowed or raised any money in the nature of a borrowing or taken any borrowing facility (other than (i) the Debt and (ii) through the cash pooling arrangements of Smithfield and its Affiliates); and

(f) neither Smithfield France nor any of the Subsidiaries has repaid any borrowing or indebtedness in advance of its stated maturity.

3.19 Statutory Books. The statutory books (including all registers and minute books) of Smithfield France and each of the Subsidiaries required to be kept by applicable Laws in its jurisdiction of incorporation have been maintained in all material respects in accordance with such Laws and no notice or allegation that any of them is incorrect or should be rectified has been received.

3.20 Accounting Records. The accounting records of Smithfield France and each of the Subsidiaries required to be kept by applicable Laws in its jurisdiction of incorporation have been maintained in accordance with such applicable Laws and are up-to-date in all material respects.

3.21 Securities Exchange Act. To the Knowledge of Smithfield, the management of Smithfield has:

(a) designed and implemented disclosure controls and procedures (as defined in Rules 13a-15(e) and 15d-15(e) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) to ensure that material information relating to the FrenchCo Business is made known to the management of Smithfield by others within the FrenchCo Business; and

(b) disclosed in relation to the FrenchCo Business, based on its most recent evaluation prior to the date hereof, to Smithfield’s external auditors and the audit committee of its Board of Directors:

(i) any significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting (as defined in Rule 13a-15(f) of the Exchange Act) which are reasonably likely to adversely affect Smithfield’s ability to record, process, summarize and report financial data; and

(ii) any fraud, whether or not material, that involves management or other employees who have a significant role in Smithfield’s internal controls over financial reporting.

Since the date of the last Financial Statements, any material change in internal control over financial reporting relating to the FrenchCo Business required by the Exchange Act to be disclosed in the reports filed by Smithfield with the Securities and Exchange Commission has been so disclosed.

3.22 Borrowings and Mortgages. Since the date of the last Financial Statements:

(a) No guarantee, mortgage, charge, pledge, lien, assignment or other security (other than a lien arising by operation of law in the ordinary course of business) over or affecting the whole or any material part of the undertaking or assets of Smithfield France or any of the Subsidiaries has been given or entered into by Smithfield France or any of the Subsidiaries and there is no agreement or commitment to give or create any.

(b) Neither Smithfield France nor any of the Subsidiaries has any outstanding loan capital, has lent any money that has not been repaid, or has any material debts owing to Smithfield France or any of the Subsidiaries other than debts that have arisen in the ordinary course of business.

(c) Neither Smithfield France nor any of the Subsidiaries has:

(i) factored any of its debts or discounted any of its debts or engaged in any financing of a type which would need to be shown or reflected in the Financial Statements; or

(ii) waived any material right of set-off it may have against any third party, other than in the ordinary course of business.

(d) No indebtedness of Smithfield France or any of the Subsidiaries is due and payable and no security over any of the assets of Smithfield France or any of the Subsidiaries is now enforceable, whether by virtue of the stated maturity date of the indebtedness having been reached or otherwise. Neither Smithfield France nor any of the Subsidiaries has received any notice whose terms have not been complied with and/or carried out in all material respects from any creditor requiring any payment to be made and/or intimating the enforcement of any security which it may hold over the assets of Smithfield France or such Subsidiary.

3.23 Sureties. No person has given any guarantee of or security for any overdraft, loan or loan facility granted to Smithfield France or any of the Subsidiaries that remains in effect. Neither Smithfield France nor any of the Subsidiaries has given, or agreed to give, any guarantee or security for the benefit of any third party that remains in effect.

3.24 Grants. During the period of three years ending on the date of this Agreement, neither Smithfield France nor any of the Subsidiaries has applied for or received any grant or allowance from any authority or agency. Entry into and performance by Smithfield of this Agreement will not, to the Knowledge of Smithfield, result in a breach or default by Smithfield

France or any Subsidiary with respect to any grant or allowance from any authority or agency or trigger any obligation to accelerate the reimbursement of any grant or allowance.

3.25 Licenses. None of Smithfield, Smithfield France or the Subsidiaries has received any written notice in the three years ending on the date of this Agreement (and for the purposes of Section 6.1, the three years ending on the Closing Date) or any other written notice which is still outstanding, from a Governmental Authority alleging that Smithfield France or any of the Subsidiaries has not obtained any material license, permission, authorization (public or private) or consent required for carrying on the FrenchCo Business effectively in the places and in the manner in which it is carried on at the date of this Agreement in accordance with all applicable Laws (each a “Permit” and collectively, “Permits”). A Permit is material for this purpose if failure to obtain it would have either:

(a) a cost (including, for these purposes, a loss of profit) to the FrenchCo Business of more than €200,000; or

(b) a cost (including, for these purposes, a loss of profit) to the FrenchCo Business, when added to the cost of any failure to obtain any other Permit, of more than €500,000.

3.26 Compliance. In the 24 months prior to the date of this Agreement (and for the purposes of Section 6.1, the 24 months prior to the Closing Date), or any such longer period with respect to which a notice of non-compliance remains unresolved as at either such date:

(a) Smithfield France and each of the Subsidiaries has conducted its business and corporate affairs in all material respects in accordance with its Constituent Documents and Permits.

(b) There has been no default by Smithfield France or any of the Subsidiaries under any order, decree or judgment of any court or any Governmental Authority which applies to the FrenchCo Business (or any part of it) where either:

(i) any such single default has had or is likely to have a cost (including, for these purposes, a loss of profit) to the FrenchCo Business of more than €200,000; or

(ii) any such defaults together have had or are likely to have a cost (including, for these purposes, a loss of profit) to the FrenchCo Business of more than €500,000.

3.27 The Business Assets. For the purposes of this Section 3.27, a “material asset” shall mean an asset with a book value in the Financial Statements in excess of €200,000 or any two or more assets, whether or not related, with an aggregate book value in the Financial Statements in excess of €500,000.

(a) Ownership. Smithfield France and the Subsidiaries own (both legally and beneficially) or have a legal entitlement to use all material assets currently used to carry on the

FrenchCo Business (the “relevant assets”) and each such owned relevant asset is free from all Liens except for:

(i) title retention provisions in respect of goods and materials supplied to Smithfield France or such Subsidiaries in the ordinary course business; and

(ii) Liens arising in the ordinary course of business by operation of Law.

Neither Smithfield France nor any of the Subsidiaries has (outside the ordinary and normal course of business) disposed of, or agreed to dispose of, any material asset of the FrenchCo Business included in the Financial Statements.

(b) Possession. All material assets necessary and/or currently used to carry on the FrenchCo Business as currently carried on are in the possession or under the control of Smithfield France or the Subsidiaries.

(c) Insurances. Neither Smithfield France nor any of the Subsidiaries has made any claim in excess of €5,000,000 under any policy of insurance which is still outstanding. The premia in respect of such insurances have been paid and, to the Knowledge of Smithfield, all the insurance policies held by Smithfield France and the Subsidiaries are in full force and effect and are not void or voidable and nothing has been done by a beneficiary thereof which has made or is likely to make any of them void or voidable.

(d) Product Liability. Other than in the ordinary course of business, neither Smithfield France nor any of the Subsidiaries has manufactured or sold any products which were or are or will become defective in quality or which did not or do not comply in any material respect with any warranty or representation expressly or implicitly made by or binding on Smithfield France or any of the Subsidiaries or which do not comply in all material respects with all applicable regulations, standards and requirements. There are no material outstanding claims against Smithfield France or any of the Subsidiaries in respect of defects in quality of any of the products supplied by the FrenchCo Business and, to the Knowledge of Smithfield, there are no circumstances which are likely to give rise to any such claim, where either:

(i) any such single claim has had or is likely to have a cost (including, for these purposes, a loss of profit) to the FrenchCo Business of more than €200,000; or

(ii) any such claims together have had or are likely to have a cost (including, for these purposes, a loss of profit) to the FrenchCo Business of more than €500,000.

Other than in the ordinary course of business, there have been no product recalls in relation to any of the products of the FrenchCo Business in the three years prior to the date of this Agreement (and for purposes of Section 6.1, the three years ending on the Closing Date) other than in relation to any facts, matters or circumstances generally affecting the industry in which the FrenchCo Business operates and, to the Knowledge of Smithfield, there are no circumstances which are likely to give rise to any such product recalls.

3.28 Consents, Approvals and Compliance with Laws. Smithfield France and the Subsidiaries have been granted and there are now in force all Permits necessary for the carrying on of the FrenchCo Business and there are no material breaches of any such Permits and, to the Knowledge of Smithfield, there are no circumstances which indicate that any of the Permits will or are likely to be revoked or not renewed, in whole or in part, in the ordinary course of events. The FrenchCo Business has been conducted in all material respects in accordance with all material applicable Laws.

3.29 No Broker. Neither Smithfield France nor any Subsidiary has any liability to any broker, investment banker or other person for any broker’s, finder’s or other similar fee or commission in connection with the transactions contemplated herein, based upon arrangements made by or on behalf of Smithfield or any Affiliate thereof.

3.30 Contractual Matters. For the purposes of this Section 3.30, a contract is material if it is either: (x) one of the top ten customer contracts by annual revenue in each jurisdiction in which the FrenchCo Business operates provided it also represents five per cent. (5%) or more of the revenue of the FrenchCo Business in that jurisdiction; or (y) one of the top ten supplier contracts by annual expenditure in each jurisdiction in which the FrenchCo Business operates provided it also represents five per cent. (5%) or more of the expenditure of the FrenchCo Business in that jurisdiction on inventory or raw materials or is with a sole source supplier.

(a) Material Contracts.

(i) No material contract has been terminated, neither Smithfield France nor any of the Subsidiaries has received written notice from any counterparty to the material contracts of its intention to terminate a material contract and, to the Knowledge of Smithfield, no such counterparties have threatened to terminate a material contract.

(ii) Subject to each counterparty to a material contract having the legal right and power to enter into and perform its obligations thereunder and no counterparty thereto being in default thereunder, each material contract to which Smithfield France or any of the Subsidiaries is a party is in full force and effect in all material respects and is enforceable in all material respects in accordance with its terms, except as such enforceability may be limited by:

(A) bankruptcy, insolvency, reorganization, moratorium or similar Laws relating to or affecting generally the enforcement of creditors’ rights;

(B) the availability of equitable remedies (whether in a proceeding in equity or at law); and

(C) the inclusion in any such material contract of any restraint of trade or similar protective covenant.

(b) Relevant Contracts. Neither Smithfield France nor any of the Subsidiaries is a party to:

(i) any contract which is not in the ordinary course of business;

(ii) any contract which is with Smithfield or any of its Affiliates and is not on an arm’s length basis;

(iii) an agreement for the future purchase or sale of real property;

(iv) an agreement which is a profit (or loss) sharing agreement, or any partnership, joint venture or other similar contract providing for the formation of any such relationship or involving an equity investment by Smithfield France or any of the Subsidiaries;

(v) an agreement containing any covenant or provision that materially restricts the operation of the FrenchCo Business as currently carried on or otherwise limits in any material respect the freedom of Smithfield France or any of the Subsidiaries to compete other than with Smithfield France or any of the Subsidiaries in any line of business or with any Person or in any area or to purchase goods or services from any person;

(vi) an agreement relating to the acquisition or disposition of any business or material portion thereof (whether by merger, sale of shares, sale of assets or otherwise), in each case involving total consideration of €500,000 or more;

(vii) an agreement relating to any settlement of any material litigation or containing any provision providing for an “earn-out”, contingent purchase price or similar contingent payment obligation on the part of Smithfield France or any of the Subsidiaries under which any such entity has continuing obligations to make aggregate payments in excess of €500,000;

(viii) an agreement containing any limitation on the ability of Smithfield France or any Subsidiary to declare or pay dividends; or

(ix) any other contract (other than on a purchase order basis in the ordinary course of business) that:

(A) involves the payment by any party to such contract of annual consideration in excess of €1,000,000 or, in the case of contracts for the purchase and sale of inventory or raw materials, annual consideration in excess of €2,500,000; or

(B) which cannot be terminated by less than six months’ notice without payment of a material penalty by Smithfield France or any Subsidiary,

other than any such contract or agreement which is also a material contract (each a “relevant contract”).

(c) Purchase Orders. Neither Smithfield France nor any of the Subsidiaries has received notice from any customer of the FrenchCo Business which does business with any of Smithfield France or the Subsidiaries on a purchase order basis that such customer intends to either (i) terminate its relationship with the FrenchCo Business or (ii) modify the volume or monetary value of goods or services it purchases from the FrenchCo Business that would, in either case, reasonably be expected to, individually or in the aggregate, constitute a Material Adverse Effect.

(d) Defaults.

(i) Neither Smithfield France nor any of the Subsidiaries is in material default under any material contract or relevant contract to which it is a party and, to the Knowledge of Smithfield, there are no facts, matters or circumstances which are reasonably likely to give rise to such default.

(ii) To the Knowledge of Smithfield, no counterparty to a material contract or relevant contract did not have the legal right and power to enter into and perform its obligations thereunder or is in material default thereunder.

(iii) To the Knowledge of Smithfield, no event has occurred, is subsisting nor is likely to arise which, with the giving of notice and/or lapse of time, would constitute or result in a material default or the acceleration of any material obligation of Smithfield France or any of the Subsidiaries under any material contract or any relevant contract.

3.31 Litigation. Neither Smithfield France nor any of the Subsidiaries is involved as a party in any material litigation, arbitration or administrative proceedings and no such proceedings have been threatened in writing by or against Smithfield France or any of the Subsidiaries. For this purpose:

(a) material means any single proceeding which (if successful) is likely to result in a cost, benefit or value to the FrenchCo Business of more than €500,000 or two or more proceedings, whether or not related, which (if successful) are likely to result in an aggregate cost, benefit or value of €2,500,000; and

(b) any proceedings for collection by Smithfield France or any of the Subsidiaries of debts arising in the ordinary course of business are excluded.

3.32 Investigations. To the Knowledge of Smithfield, neither Smithfield France nor any of the Subsidiaries is subject to any order, judgment, direction, investigation or other proceedings by any Governmental Authority which may prevent or delay the fulfillment of any of the conditions set forth in Section 6.1. Neither Smithfield, nor Smithfield France or any of the Subsidiaries has received written notice of any material investigation by a Governmental Authority which is current or pending concerning Smithfield France or any of the Subsidiaries.

3.33 Insolvency, etc.

(a) Insolvency. Neither Smithfield, nor Smithfield France or any of the Subsidiaries is insolvent or bankrupt under the Laws of its jurisdiction of incorporation or unable to pay its debts as they fall due.

(b) Winding Up. Neither Smithfield, nor Smithfield France or any of the Subsidiaries has received any written notice that an order has been made, petition presented or meeting convened for the winding up of Smithfield or Smithfield France or any of the Subsidiaries or for the appointment of any provisional liquidator.

(c) Administration and Receivership. Neither Smithfield, Smithfield France nor any Subsidiary has received any written notice concerning the appointment of a receiver (including any administrative receiver or the equivalent to a receiver or administrative receiver in the relevant jurisdiction) in respect of the whole or any material part of the property, assets and/or undertaking of the FrenchCo Business.

(d) Arrangements with Creditors etc. There are no proceedings in relation to any compromise or arrangement with creditors or any winding up, bankruptcy or insolvency proceedings concerning Smithfield France or any of the Subsidiaries and no events have occurred which, under applicable Laws, would be reasonably likely to justify any such cases or proceedings. None of Smithfield or any of its Affiliates nor Smithfield France or any Subsidiary has made any voluntary arrangement with any of its creditors in the two years prior to the date of this Agreement.

(e) Enforcement of Security. No steps have been taken to enforce any security over any assets comprising part of the FrenchCo Business of Smithfield France or any of the Subsidiaries and, to the Knowledge of Smithfield, no event has occurred which would give rise to a right to enforce such security.

3.34 IP/IT

(a) Intellectual Property.

(i) Except as, individually or in the aggregate, would not constitute a Material Adverse Effect, there are no bona fide claims pending, or to the Knowledge of Smithfield, threatened against Smithfield France or any Subsidiary (A) to the effect that the manufacture, sale, licensing or use of any product as now used, sold or licensed or proposed for use, sale or license by Smithfield France or any Subsidiary, infringes on any copyright, patent, trademark, trade name, service mark or trade secret of any third party; (B) against the use by Smithfield France or any Subsidiary of any copyrights, patents, trademarks, trade names, service marks, trade secrets, technology, know-how or computer software programs and applications used in the FrenchCo Business as currently conducted; (C) challenging the ownership, validity or effectiveness of any of the FrenchCo Intellectual Property Rights material to Smithfield France and the Subsidiaries, taken as a whole; or (D) challenging the license or legally enforceable right to use of the Third-Party Intellectual Property Rights by Smithfield France or any Subsidiary. Except as, individually or in the aggregate, would not constitute an Transaction Material Adverse Effect, Smithfield France and each Subsidiary owns, or is licensed to use (in each case free and clear of any Liens), all Intellectual Property currently used in its business as presently conducted.

(ii) As used in this Agreement, the term (A) “Third-Party Intellectual Property Rights” means any rights to Intellectual Property owned by any third party, and (B) “FrenchCo Intellectual Property Rights” means the Intellectual Property owned or used by Smithfield France or any Subsidiary.

(b) Licenses In. Neither Smithfield France nor any of the Subsidiaries has received written notice alleging that Smithfield France or any of the Subsidiaries is in breach constituting grounds for termination of any material License In. For the purpose of this Section 3.34(b), a material License In means a license that contains aggregate payment obligations and/or rights to receive monies by any party of €50,000 or more.

(c) Infringement by Third Parties. To the Knowledge of Smithfield, there has been no infringement by any third party of any of the FrenchCo Intellectual Property Rights, nor any third party breach of confidence, passing off or actionable act of unfair competition in relation to the FrenchCo Business.

(d) Information Technology.

(i) The Target Company IT Systems are either owned by, or licensed or leased to, Smithfield France or any of the Subsidiaries and neither Smithfield France nor any Subsidiary has received written notice from a third party alleging that it is in default under any of those licenses or leases that contain aggregate payment obligations and/or rights to receive monies by any party of €50,000 or more; and

(ii) there has been no material unplanned disruption to, or critical failure in, the operation or performance of the Target Company IT Systems during the 24 months prior to the date of this Agreement.

3.35 Real Estate

(a) General. The Properties comprise all the land and buildings owned, leased, controlled, occupied or used by Smithfield or Smithfield France or any of the Subsidiaries in relation to the FrenchCo Business. Smithfield France and the Subsidiaries are legally and beneficially entitled to the Properties.

(b) Possession and Occupation. Smithfield France or a Subsidiary is in possession and actual occupation of the whole of each of the Properties on an exclusive basis, none of which is vacant, and no other person is in or actually or conditionally entitled to possession, occupation, use or control of any of the Properties.

(c) Title. There is no material Third Party Right in or over or affecting any of the Properties other than Permitted Liens and there is no agreement or commitment to give any material Third Party Rights or create any of them. Smithfield France or a Subsidiary is absolutely entitled to each of the Properties and the proceeds of transfer of them. All buildings, structures, improvements and fixtures located on, under, over or within the Properties, taken as a whole, are, in all material respects, sufficient for the uses for which they are currently used.

(d) Adverse Interests

(i) None of the Properties is subject to any matter which materially adversely affects Smithfield France’s or the relevant Subsidiary’s ability to continue to carry on its existing business from any Property substantially in the manner as at present.

(ii) Neither Smithfield nor Smithfield France or any Subsidiary has received notice of breach of any covenant, restriction, condition or obligation (whether statutory or otherwise) which is material and affects the Properties.

(e) Outgoings. The Properties are not subject to the payment of any outgoings other than the usual rates and taxes and, in the case of leaseholds, rent, insurance rent and service charge and all outgoings have been paid when due and neither Smithfield nor Smithfield France or any Subsidiary has received notice that any payments are disputed.

(f) Disputes. There are no material unresolved disputes, liabilities, claims, complaints or demands relating to or in respect of the Properties or their use and, to the Knowledge of Smithfield, there is no matter which could lead to any such dispute, liability, claim, complaint or demand being issued or made.

(g) Planning Matters. The current use of each of the Properties is an authorized use under any legislation intended to control or regulate the construction, demolition, alteration or use of land or buildings or to preserve or protect the national heritage and any orders, by-laws or regulations made or granted under any of them.

(h) Property Liabilities. Neither Smithfield France nor any of the Subsidiaries has any actual or contingent obligation or liabilities in relation to any freehold or leasehold property other than under its existing title to the Properties.

(i) Leasehold Properties. In relation to those Properties which are leasehold:

(i) the unexpired residue of the term granted by the lease under which each leasehold Property is held is vested in Smithfield France or a Subsidiary;

(ii) in relation to each lease, Smithfield France or the relevant Subsidiary has not received notice of any breach of covenants, restrictions, stipulations and other encumbrances and none of Smithfield, Smithfield France or any Subsidiary has received notice alleging a material breach of any covenants, conditions and agreements contained in the relevant leases, whether on the part of the tenant or otherwise,

(iii) no rent is currently under review;

(iv) neither Smithfield France nor any Subsidiary has commuted any rent or other payment or paid any rent or other payment ahead of the due date for payment;

(v) no surety has been released, expressly or by implication; and

(vi) no tenancy is being continued after the contractual expiry date whether pursuant to statute or otherwise.

3.36 Environmental

For the purpose of this Section 3.36, material shall be deemed to refer to facts, matters, circumstances, issues or events, which have resulted in, or are likely to result in, a single cost to the FrenchCo Business of more than €500,000 or an aggregate cost to the FrenchCo Business of more than €2,500,000.

(a) Compliance with Environmental Laws. To the Knowledge of Smithfield:

(i) within the period of three years prior to Closing, Smithfield France and each of the Subsidiaries has complied in all material respects with Environmental Laws and there are no facts or circumstances which may lead to any material breach of any Environmental Laws relating to any activities or operations carried on at any Site owned or occupied by Smithfield France or any of the Subsidiaries in relation to the FrenchCo Business;

(ii) there are no material claims or proceedings pending against Smithfield France or any of the Subsidiaries with respect to any breach of or liability under Environmental Laws relating to the FrenchCo Business;

(iii) neither Smithfield, Smithfield France nor any of the Subsidiaries has received any written statutory complaints or statutory notices alleging or specifying any material breach of or material liability under any Environmental Laws relating to the FrenchCo Business;

(iv) neither Smithfield France nor any of the Subsidiaries has expressly, or to the Knowledge of Smithfield, by operation of Law, assumed or undertaken or agreed to assume or undertake responsibility for any liability of any other person arising under or relating to Environmental Laws and the FrenchCo Business or any Site or other property (including properties now or previously owned, operated or leased by Smithfield France or any of the Subsidiaries), including any obligation for investigation, corrective or remedial action;

(v) no material work, repairs, remediation, construction or capital expenditure is either:

(A) currently required by Environmental Law; or

(B) based on current circumstances, likely to be required, under any Environmental Law or in order to carry on lawfully the FrenchCo Business or to use any Site in accordance with applicable Environmental Laws.

(b) Hazardous Materials. To the Knowledge of Smithfield:

(i) there exists no substance that is listed, defined or regulated as a harmful or hazardous substance under applicable Environmental Laws, including, without limitation, petroleum and its by-products and friable asbestos (collectively, “Hazardous Materials”), present in, on or under the Sites; and

(ii) there are no facts, circumstances, events, or incidents relating to the Sites or any properties previously owned or operated by Smithfield France or any of the Subsidiaries, including any release of Hazardous Materials, that are likely to:

(A) result in any material environmental liability to the Company or Smithfield France or any of the Subsidiaries after Closing;

(B) prevent or materially interfere with the operation of the FrenchCo Business in compliance with all applicable Environmental Laws by Smithfield prior to Closing and by the Company from and after Closing, in each case as the FrenchCo Business is currently being conducted by Smithfield; or

(C) materially impact or affect the use of any of the Sites by Smithfield France or any of the Subsidiaries.

(c) Environmental Consents. All material Environmental Consents required in relation to the FrenchCo Business and the Properties have been obtained and are being complied with in all material respects.

3.37 Employment

(a) Trade Unions. Neither Smithfield France nor any of the Subsidiaries is involved in any actual or threatened (in writing) industrial or trade dispute with any trade union or other body.

(b) Notice on Termination. Unless applicable Laws do not permit such notice, there exists no written or unwritten contract of employment with any employee that cannot be terminated by Smithfield France or the relevant Subsidiary on three months notice or less without giving rise to a claim for material damages or compensation (other than a statutory redundancy payment or the equivalent in any relevant jurisdiction). No executive officer or plant manager has given or received notice terminating his contract of employment where such notice is due to expire on or after Closing. No person employed in the FrenchCo Business has been dismissed (directly or indirectly) at any time in the three months preceding Closing for a reason related to the transfer under the Employment Regulations of the FrenchCo Business from Smithfield to the Company at the Closing Date or the transactions contemplated by this Agreement.

(c) Records. Smithfield France and each of the Subsidiaries has maintained records regarding the service of each employee (including details of the terms of employment, payments of statutory sick pay and maternity pay, disciplinary and grievance matters, health and safety matters, income tax and social security contributions, wage and time records) which are current in all material respects.

(d) Disclosure of Schemes etc. Except for State Social Security Plans in the relevant jurisdiction, there do not exist any retirement, superannuation, provident, death or disability schemes for directors or employees or any obligations to or in respect of any present or past directors or employees with regard to redundancy, death, sickness or disability pursuant to which Smithfield France or any of the Subsidiaries is or may become liable to make any payments.

(e) Transaction Payments. No employee, officer, worker or consultant will be entitled by reason of the transactions contemplated herein to any one-off payment or similar, or to terminate his service in the FrenchCo Business on other than his normal contractual terms and, to the Knowledge of Smithfield, no executive officer or plant manager who is in receipt of remuneration in excess of €30,000 per annum will give notice terminating his employment as a result of the provisions of this Agreement. Since the date of the last Financial Statements, no agreement has been reached with any officer, employee, trade union or other body representing employees that will or may on a future date result in a material increase in the level of remuneration or benefits payable to the employees.

(f) Previous Transfers. In the 12 months preceding the date of this Agreement, Smithfield France and the Subsidiaries have not failed to or incurred any liability for failure to provide information or to consult with employees under any employment legislation.

(g) Variations to Employment Contracts. Neither Smithfield France nor any of the Subsidiaries has made any offer of employment or engagement to work in the FrenchCo Business that has not yet been accepted, or that has been accepted but the employment or engagement has not yet started (except to any of the employees) other than in the ordinary course of business.

(h) Proceedings. No person working or who have worked for the FrenchCo Business under contracts of employment or contacts for services in the last 6 years have issued or threatened (in writing) to issue any court, employment tribunal or other proceedings against Smithfield or any of its Affiliates or any officer or employee thereof (i) which actual or threatened proceedings (including any grievance or disciplinary proceedings and any appeal) remain unresolved at the date of this Agreement and (ii) the liability in connection thereunder is not reserved for in the Financial Statements.

(i) Discrimination. There are no terms or conditions under which any officer, worker or employee is employed by the FrenchCo Business, nor to the Knowledge of Smithfield has anything occurred or not occurred prior to Closing with respect to the FrenchCo Business, that may give rise to any material claim for sex discrimination, race discrimination, sexual orientation discrimination or discrimination on the grounds of religion or belief, disability discrimination or equal pay under the Laws of any relevant jurisdiction to the extent applicable whether by such officer, worker or employee or a prospective officer, worker or employee or otherwise. In the 12 months preceding this Agreement there has in relation to the FrenchCo Business been no recommendation made by an employment tribunal nor any investigation by any body responsible for investigating or enforcing matters relating to any form of discrimination.

(j) Health and safety. In the 12 months preceding the date of this Agreement no improvement or prohibition notice has been served in connection with the conduct of the FrenchCo Business by any body responsible for health and safety matters in respect of any employee. Neither Smithfield France nor any Subsidiary has incurred any liability in respect of any accident or injury which is not fully covered by insurance, subject to any retention or deductible relating thereto.

3.38 Retirement Benefits

(a) Retirement Benefits/Seller Employee Benefit Plans. Neither Smithfield France nor any of the Subsidiaries provides or contributes to or is liable to provide or contribute to the provision of Retirement Benefits for or in respect of any employee, other than Retirement Benefits that are customary in their industry.

(b) No Proposals. No proposal exists and no agreement has been made to establish any other arrangement for providing any Retirement Benefits or to continue or increase any Retirement Benefits under any Target Employee Benefit Plan for or in respect of any employee, or to maintain any such Retirement Benefits or the level of any such Retirement Benefits generally for any period.

(c) Approval. Any Target Employee Benefit Plan that is capable of Approval is Approved on the date of this Agreement, and nothing has been done or omitted to be done and there are no circumstances which would or might result in any Target Employee Benefit Plan ceasing to have Approval.

(d) Due Payment. All amounts which have fallen due to be paid to or in respect of the Target Employee Benefit Plans and/or State Social Security Plan and/or Industry-Wide Plan by Smithfield France or any of the Subsidiaries on or before the date of this Agreement (including all insurance premiums, taxes and expenses) have been duly paid in full.

(e) Compliance. Smithfield France and each of the Subsidiaries are currently in compliance in all material respects with their respective obligations under the Target Employee Benefit Plans, State Social Security Plans and Industry-Wide Plans, and each Target Employee Benefit Plan is currently administered and operated in all material respects in accordance with all applicable Laws, guidelines and requirements (including the requirements of any tax, fiscal, social security, supervisory and regulatory authorities) and the provisions of the relevant Target Employee Benefit Plan’s governing documentation.

(f) Disputes and Investigations. Other than routine claims for benefits, there are no actions, suits, claims, disputes, complaints or proceedings outstanding, pending or threatened against any Target Employee Benefit Plan or, to the Knowledge of Smithfield, against the trustees, managers, administrators, custodians or fiduciaries of any Target Employee Benefit Plan or against Smithfield France or any of the Subsidiaries in respect of any act, event, omission or other matter arising out of or in connection with any Target Employee Benefit Plan and/or against Smithfield France or any of the Subsidiaries in respect of any State Social Security Plan or Industry-Wide Plan which are in each case material and, to the Knowledge of Smithfield, there are no circumstances which could or might give rise to any such action, suit, claim, dispute, complaint or proceedings.

(g) Defined Contribution Seller Employee Plans. Neither Smithfield France nor any of the Subsidiaries has any unfunded liability (actual or contingent, present or future) to any person under or in connection with any funded defined contribution benefits under any Target Employee Benefit Plan.

3.39 Tax Matters.

(a) Each of Smithfield France and the Subsidiaries comply and have complied, for periods open for Tax audit or claims under the applicable statutes of limitation, with the Tax Regulations and, more particularly, and without limitation, have filed on a timely basis all returns and reports in respect of Taxes for which they may be liable. Such Tax Returns have been true and complete in all material respects and do not contain any significant errors, inaccurate statements or lapses.

(b) All Taxes required to be paid by each of Smithfield France and the Subsidiaries that were due and payable prior to the date hereof have been timely paid or are being contested in good faith by appropriate proceedings. Each of Smithfield France and the Subsidiaries have made sufficient provisions in the Financial Statements for the payment of all Taxes which may become due in relation to periods prior to December 31, 2005.

(c) For the fiscal years ended April 27, 2003, May 2, 2004 and May 1, 2005 and for all other full or partial fiscal years to and including the date hereof, no deficiencies for any Taxes have been assessed against any of Smithfield France and the Subsidiaries, and (other than one ongoing audit with respect to the deductibility of certain insurance expenses) there has been no audit or investigation by any Tax authority with respect to any of Smithfield France and the Subsidiaries and, to the Knowledge of Smithfield, no such audit or investigation is currently pending.

(d) None of Smithfield France and the Subsidiaries benefits from a specific Tax regime subordinated to compliance with any undertaking whatsoever.

ARTICLE IV

WARRANTIES OF OCM

OCM hereby warrants to Smithfield and the Company that:

4.1 Organization. OCM is a société à responsibilité limitée duly organized, validly existing and in good standing under the laws of Luxembourg and has full power to enter into this Agreement and to perform its obligations hereunder.

4.2 Authorization; Execution and Delivery; Enforceability. The execution, delivery and performance by OCM of this Agreement, and of all of the other documents and instruments required hereby from OCM, are within the power of OCM and have been duly authorized by all necessary action of OCM. This Agreement has been duly executed and delivered by OCM. This Agreement is, and the other documents and instruments required hereby to which OCM is a party will be, when executed and delivered by the parties thereto, the valid and binding obligations of OCM, enforceable against OCM in accordance with their respective terms, except as such enforceability may be limited by (a) bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or affecting generally the enforcement of creditors’ rights and (b) the availability of equitable remedies (whether in a proceeding in equity or at law).

4.3 No Violation or Conflict by OCM. The execution, delivery and performance of this Agreement by OCM, and the consummation of the transactions contemplated herein, do not and will not (a) conflict with or violate any Law, judgment, order or decree binding on OCM or (b) the Constituent Documents of OCM.

4.4 No Broker. Other than Tri-Artisan Partners LLC (“Tri-Artisan”), OCM has no liability to any broker, investment banker or other person for any broker’s, finder’s or other similar fee or commission in connection with the transactions contemplated herein, based upon arrangements made by or on behalf of OCM and, except as provided for in Section 9.2, all fees and expenses of Tri-Artisan shall be paid solely by OCM.

ARTICLE V

COVENANTS

5.1 Conduct of Business of Smithfield France and the Subsidiaries. Except as otherwise expressly contemplated by this Agreement, during the period from the date of this Agreement to the Effective Time of Closing, Smithfield shall cause Smithfield France and the Subsidiaries to conduct their respective operations according to their ordinary and usual course of business and consistent with past practice, and Smithfield shall cause Smithfield France and the Subsidiaries to use their commercially reasonable efforts to preserve intact their business organization, to keep available the services of their officers and employees and to maintain existing relationships with licensors, licensees, suppliers, contractors, distributors, customers and others having material business relationships with them.

5.2 Access to Information. Between the date of this Agreement and the Effective Time of Closing, OCM and its authorized representatives will be given reasonable access to (a) Smithfield France and the Subsidiaries and (b) the Books and Records of Smithfield France and the Subsidiaries. Smithfield shall also provide representatives of OCM with reasonable access upon request to other personnel of Smithfield France and the Subsidiaries and to Smithfield France’s and the Subsidiaries’ premises; provided, however, that any such access shall be conducted in a mutually satisfactory manner that is intended to preserve the confidentiality of the transactions contemplated herein prior to Closing. All such information shall be kept confidential in accordance with the Confidentiality and Exclusivity Agreement.

5.3 Commercially Reasonable Efforts. Subject to the terms and conditions herein provided, each of the parties hereto agrees to use its commercially reasonable efforts to take, or cause to be taken, all action, and to do, or cause to be done, all things necessary, proper and advisable under applicable Law that are necessary to consummate and make effective the transactions contemplated by this Agreement and the Purchase Agreement, including, without limitation, obtaining debt financing for the Company.

5.4 Public Announcements. Smithfield and OCM shall consult with each other before the issuance of any press release or the making of any other public statement with respect to this Agreement or any of the transactions contemplated herein. Neither Smithfield nor OCM shall issue any such press release or make any such public statement prior to such consultation or as to which Smithfield or OCM reasonably objects, except as may be required by Law or by obligations pursuant to any listing agreement with any national securities exchange or inter-dealer quotation system.

5.5 Confidentiality and Exclusivity Agreement. Notwithstanding the execution of this Agreement, the Confidentiality and Exclusivity Agreement shall remain in full force and effect through the earlier to occur of (a) the expiration of the Confidentiality and Exclusivity

Agreement in accordance with its terms or (b) the Effective Time of Closing, at which time the Confidentiality and Exclusivity Agreement shall terminate and be of no further force and effect.

ARTICLE VI

CONDITIONS PRECEDENT TO CLOSING

6.1 Conditions Precedent to Obligations of OCM. Each and every obligation of OCM to be performed at the Closing shall be subject to the satisfaction, or waiver by OCM, at or prior to the Closing, of the following express conditions precedent:

(a) the warranties of Smithfield contained in Article III hereof shall be true and correct as of the date hereof and as of the Closing Date as though made on the Closing Date (without regard to any Material Adverse Effect or materiality qualifiers contained therein), except (i) to the extent such warranties expressly speak as of an earlier date, in which case as of such earlier date and (ii) for those failures to be true and correct that would not, individually or in the aggregate have, or be reasonably likely to have, a Transaction Material Adverse Effect;

(b) Smithfield and/or the Company, as the case may be, shall, in all material respects, have performed all obligations and complied with all covenants necessary to be performed or complied with by them or it on or before the Effective Time of Closing;

(c) since the date of this Agreement, there shall have occurred no changes, events or circumstances which would, individually or in the aggregate, constitute a Transaction Material Adverse Effect, it being understood that Smithfield shall not waive the condition contained in Clause 3.1(b) of the Purchase Agreement without OCM’s prior written consent;

(d) OCM shall have received a certificate of the President or any Executive Vice President of Smithfield, in a form reasonably satisfactory to counsel for OCM, certifying fulfillment of the matters referred to in paragraphs (a), (b) and (c) of this Section 6.1;

(e) no investigation, suit, action or other proceeding shall be pending before any Governmental Authority that seeks restraint, prohibition, damages or other relief in connection with this Agreement or the consummation of the transactions contemplated hereby, or that otherwise questions the validity or legality of this Agreement or the consummation of the transactions contemplated hereby; and

(f) the transactions contemplated by the Purchase Agreement shall be consummated simultaneously with the Closing.

6.2 Conditions Precedent to Obligations of Smithfield. Each and every obligation of Smithfield to be performed at the Closing shall be subject to the satisfaction, or waiver by Smithfield, at or prior to the Closing, of the following express conditions precedent:

(a) the warranties of OCM contained in Article IV hereof shall be true and correct in all respects (as to warranties qualified or limited by the word “material” or phrases of like import) and in all material respects (as to warranties not so limited or qualified) when made and at and as of the date of this Agreement and the Effective Time of Closing with the same force and effect as if those warranties had been made at and as of such time except to the extent such warranties speak as of a specified earlier date, then as of such earlier date;

(b) OCM shall, in all material respects, have performed all obligations and complied with all covenants necessary to be performed or complied with by it on or before the Effective Time of the Closing;

(c) Smithfield shall have received a certificate of the President or any Vice President of OCM, in a form reasonably satisfactory to counsel for Smithfield, certifying fulfillment of the matters referred to in paragraphs (a) and (b) of this Section 6.2;

(d) the transactions contemplated by the Purchase Agreement shall be consummated simultaneously with the Closing; and

(e) no investigation, suit, action or other proceeding shall be pending before any Governmental Authority that seeks restraint, prohibition, damages or other relief in connection with this Agreement or the consummation of the transactions contemplated hereby, or that otherwise questions the validity or legality of this Agreement or the consummation of the transactions contemplated hereby.

ARTICLE VII

INDEMNITIES AND ADDITIONAL COVENANTS

7.1 Smithfield’s Indemnity.

(a) Each of Smithfield and Parent hereby indemnifies and holds (x) OCM and its Affiliates (other than the Company) (collectively, the “OCM Indemnified Parties”) and (y) the Company harmless from and against, and agrees to defend promptly the OCM Indemnified Parties and the Company from and reimburse the OCM Indemnified Parties and the Company for, any and all losses, damages, costs, expenses, liabilities, obligations and claims of any kind, including, without limitation, reasonable attorneys’ fees and other legal costs and expenses but excluding, except as expressly set forth herein, any claims for punitive, consequential, special or incidental damages (hereinafter referred to collectively as “Losses”) (including, for the purposes of indemnification of the Company, claims for lost profits, and diminution in value of Smithfield France and the Subsidiaries in reference to the value of Smithfield France and the Subsidiaries determined for the purposes of Article II of this Agreement), that (A) in the case of any OCM Indemnified Party, that any OCM Indemnified Party and (B) in the case of the Company, the Company may at any time suffer or incur, or become subject to, as a result of or in connection with (i) any breach or inaccuracy of any of the warranties made by Smithfield in or pursuant to this Agreement without regard to any Material Adverse Effect or materiality qualifier or monetary threshold therein and (ii) any breach or failure of Smithfield to carry out, perform, satisfy and discharge any of its covenants, agreements, undertakings, liabilities or obligations under this Agreement or under any of the documents and instruments delivered by Smithfield pursuant to this Agreement; provided, that (1) the OCM Indemnified Parties shall have the right to indemnification pursuant to clause (i) above only for those warranties set forth in Sections 3.1, 3.2, 3.3, 3.4, 3.5, 3.6, 3.8, 3.9 and 3.29 of this Agreement and (2) in no event shall Smithfield and Parent be liable to pay duplicate Losses to each of (x) the OCM Indemnified Parties and (y) the Company in respect of any single claim for Losses; provided, further, that the Company shall have the first priority to make any claim for indemnification. Neither Smithfield nor Parent shall be required to indemnify, hold harmless, defend or reimburse the OCM Indemnified Parties or the Company pursuant to Section 7.1(a)(i) hereof in respect of the warranties made by Smithfield unless such right to indemnification is asserted by an OCM Indemnified Party or the Company by notice to Smithfield within the following time periods:

(A) with respect to the warranties set forth in Sections 3.1, 3.2, 3.3, 3.4, 3.5, 3.6, 3.8, 3.9, and 3.29 hereof, without time limitation; and

(B) with respect to all other warranties set forth in Article III hereof, within three (3) years after the Closing Date.

Notwithstanding the foregoing, neither Smithfield nor Parent shall be required to indemnify, hold harmless, defend or reimburse any OCM Indemnified Party or the Company pursuant to this Section 7.1(a) unless and until the amount of all Losses for which indemnification is sought by either party with respect thereto shall exceed, in the aggregate, €3,000,000, at which point Smithfield and Parent will be obligated to indemnify the OCM Indemnified Parties or the Company, as the case may be, for all additional Losses in excess thereof; provided, however, that Smithfield’s and Parent’s obligation to indemnify, hold harmless, defend or reimburse the OCM Indemnified Parties and the Company for any Losses incurred in connection with this Section 7.1(a) shall in no event exceed €24,000,000 in the aggregate in respect thereof.

(b) The amounts for which Smithfield and Parent shall be liable under Section 7.1(a) of this Agreement shall be net of any insurance proceeds received by any OCM Indemnified Party or the Company in connection with the facts giving rise to the right of indemnification.

(c) In the event a claim against any OCM Indemnified Party or the Company arises that is covered by the indemnity provisions of Section 7.1(a) of this Agreement, notice shall be given promptly by such OCM Indemnified Party or the Company to Smithfield and Parent; provided, however, that the failure to give notice as required by this Section 7.1(c) shall not result in a waiver of any right to indemnification hereunder except to the extent that Smithfield’s and Parent’s ability to defend against the event with respect to which indemnification is sought is actually prejudiced by the failure of the OCM Indemnified Party or the Company to give such notice promptly. Provided that Smithfield and Parent admit in writing to the party seeking indemnification that such claim is covered by the indemnity provisions of Section 7.1(a) hereof, Smithfield and Parent shall have the right to contest and defend by all appropriate legal proceedings such claim and to control all settlements (unless the party seeking indemnification agrees to assume the cost of settlement and to forgo such indemnity) and to select lead counsel to defend any and all such claims at the sole cost and expense of Smithfield and Parent; provided, however, that neither Smithfield nor Parent may effect any settlement that could result in any cost, expense or liability to, or have any adverse effect upon, any OCM Indemnified Party or the Company unless such party consents in writing to such settlement and Smithfield and Parent agree to indemnify such party therefor. The party seeking indemnification may select counsel to participate in any defense, in which event such counsel shall be at the sole cost and expense of such party. In connection with any such claim, action or proceeding, the parties shall cooperate with each other and provide each other with access to relevant books and records in their possession.

7.2 OCM’s Indemnity

(a) OCM hereby indemnifies and holds (x) Smithfield and its Affiliates (other than the Company) (the “Smithfield Indemnified Parties”) and (y) the Company harmless from and against, and agrees to defend promptly the Smithfield Indemnified Parties and the Company from and reimburse the Smithfield Indemnified Parties and the Company for, any and all Losses (including, for the purposes of indemnification of the Company, claims for lost profits and diminution in value) that (A) in the case of the Smithfield Indemnified Parties, the Smithfield Indemnified Parties or (B) in the case of the Company, the Company may at any time suffer or incur, or become subject to, as a result of or in connection with (i) any breach or inaccuracy of any of the warranties made by OCM in or pursuant to this Agreement without regard to any materiality qualifier therein and (ii) any breach or failure by OCM to carry out, perform, satisfy and discharge any of its covenants, agreements, undertakings, liabilities or obligations under this Agreement or under any of the documents and instruments delivered by OCM pursuant to this Agreement; provided, that in no event shall OCM be liable to pay duplicate Losses to each of (x) the Smithfield Indemnified Parties and (y) the Company in respect of any single claim for Losses; provided, further, that the Company shall have the first priority to make any claim for indemnification. Notwithstanding the foregoing, OCM shall not be required to indemnify, hold harmless, defend or reimburse Smithfield pursuant to this Section 7.2(a) unless and until the amount of all Losses for which indemnification is sought with respect thereto shall exceed, in the aggregate, €3,000,000, at which point OCM will be obligated to indemnify the Smithfield Indemnified Parties for all additional Losses with respect thereto; provided, however, that OCM’s obligation to indemnify, hold harmless, defend or reimburse the Smithfield Indemnified Parties and the Company for any Losses incurred in connection with this Section 7.2(a) shall in no event exceed €24,000,000 in the aggregate in respect thereof.

(b) The amounts for which OCM shall be liable under Section 7.2(a) of this Agreement shall be net of any insurance proceeds received by a Smithfield Indemnified Party or the Company in connection with the facts giving rise to the right of indemnification.

(c) In the event a claim against any Smithfield Indemnified Party or the Company arises that is covered by the indemnity provisions of Section 7.2(a) of this Agreement, notice shall be given promptly by such Smithfield Indemnified Party or the Company to OCM; provided, however, that the failure to give notice as required by this Section 7.2(c) shall not result in a waiver of any right to indemnification hereunder except to the extent that OCM’s ability to defend against the event with respect to which indemnification is sought is actually prejudiced by the failure of the Smithfield Indemnified Party or the Company to give such notice promptly. Provided that OCM admits in writing to the party seeking indemnification that such claim is covered by the indemnity provisions of Section 7.2(a) hereof, OCM shall have the right to contest and defend by all appropriate legal proceedings such claim and to control all settlements (unless the party seeking indemnification agrees to assume the cost of settlement and to forgo such indemnity) and to select lead counsel to defend any and all such claims at the sole cost and expense of OCM; provided, however, that OCM may not effect any settlement that could result in any cost, expense or liability to, or have any adverse effect upon, any Smithfield Indemnified Party or the Company unless such party consents in writing to such settlement and OCM agrees to indemnify such party therefor. The party seeking indemnification may select counsel to participate in any defense, in which event such counsel shall be at the sole cost and expense of such party. In connection with any such claim, action or proceeding, the parties shall cooperate with each other and provide each other with access to relevant books and records in their possession.

7.3 Additional OCM Indemnity. OCM hereby indemnifies and holds Parent harmless from and against with respect to, and agrees to reimburse Parent for, one-half (1/2) of any and all Losses that Parent may at any time actually suffer or actually incur pursuant to Clause 36 of the Purchase Agreement or that certain side letter, dated June 26, 2006, among Parent, the Company and Sara Lee Corporation relating to termination fee matters (the “Termination Fee Letter”); provided, that notwithstanding anything to the contrary in this Agreement, OCM will have no direct performance obligations under the Purchase Agreement other than the obligations to pay the amounts described in this Section 7.3. For the avoidance of doubt, no third party shall have the right to make any claim against OCM by operation of this Section 7.3.

7.4 Company Indemnity. The Company hereby indemnifies and holds the directors of the Company harmless from and against, and agrees to reimburse the directors for, any and all Losses that any such Person may at any time suffer or incur, or become subject to, as a result of any claim made by any third party regarding the valuation of Smithfield France and the Subsidiaries for the purposes of Article II hereof. The directors of the Company shall be third party beneficiaries for the purposes of this Section 7.4.

7.5 Further Assurances. In case at any time after the Closing Date any further action is necessary or desirable to carry out the purposes of this Agreement, each of the parties to this Agreement will take, without additional consideration, such further action (including the execution and delivery of such further instruments and documents) as any other party reasonably may request.

ARTICLE VIII

TERMINATION; WAIVER

8.1 Termination. This Agreement may be terminated and the transactions contemplated herein may be abandoned at any time prior to the Effective Time of Closing:

(a) by mutual written consent of Smithfield and OCM;

(b) by Smithfield at any time following Smithfield becoming aware that OCM has breached any warranty or covenant contained in this Agreement in any material respect, if Smithfield has notified OCM of the breach and the breach has continued without cure for a period of 20 days after the notice of breach;

(c) by OCM at any time following OCM becoming aware that Smithfield has breached any warranty or covenant contained in this Agreement in any material respect, if OCM has notified Smithfield of the breach and the breach has continued without cure for a period of 20 days after the notice of breach;

(d) by Smithfield or OCM, if the Purchase Agreement has been terminated in accordance with its terms;

(e) by Smithfield or OCM, if any court of competent jurisdiction or other Governmental Authority shall have issued an order, decree or ruling or taken any other action restraining, enjoining or otherwise prohibiting the transactions contemplated herein and such order, decree, ruling or other action shall have become final and nonappealable; or

(f) by OCM if, immediately prior to Closing, OCM, acting reasonably and in good faith, determines that a Material Adverse Change (as defined in the Purchase Agreement) has occurred and is continuing and OCM (i) provides notice of such determination immediately thereafter to Smithfield and (ii) describes in such notice with specificity the basis for OCM’s determination.

8.2 Effect of Termination. If this Agreement is terminated pursuant to Section 8.1 hereof, this Agreement shall forthwith become void and have no effect, without any liability on the part of any party or its directors, officers or shareholders; provided, however, that nothing contained in this Section 8.2 shall (a) relieve any party from liability for any breach of this Agreement or from its obligations under the proviso to Section 9.2 hereof or (b) relieve OCM of its obligations pursuant to Section 7.3 hereof; provided, further, however, that any termination of this Agreement shall not preclude Smithfield from consummating the transactions contemplated by the Purchase Agreement.

8.3 Waiver; Extension. At any time prior to the Effective Time, each of OCM and Smithfield may (a) extend the time for the performance of any of the obligations or other acts of the other party, (b) waive any inaccuracies in the warranties of the other party contained in this Agreement or in any document delivered pursuant to this Agreement or waive compliance with any of the covenants, agreements or conditions of the other party contained in this Agreement. Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of those rights.

ARTICLE IX

MISCELLANEOUS

9.1 Entire Agreement; Amendment. This Agreement and the documents referred to herein (including the Confidentiality and Exclusivity Agreement) and to be delivered pursuant hereto constitute the entire agreement between the parties pertaining to the subject matter hereof, and supersede all prior and contemporaneous agreements, understandings, negotiations and discussions of the parties, whether oral or written, and there are no warranties or other agreements between the parties in connection with the subject matter hereof, except as specifically set forth herein or therein. No amendment, supplement, modification, waiver or termination of this Agreement shall be binding unless executed in writing by the party to be bound thereby. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provision of this Agreement, whether or not similar, nor shall such waiver constitute a continuing waiver unless otherwise expressly provided.

9.2 Expenses. The Company shall promptly reimburse each party following the Closing for all out-of-pocket fees and expenses incurred by such party that are associated with the transactions contemplated hereby and by the Purchase Agreement, including, without limitation, all actual, out-of-pocket due diligence and related costs and expenses, fees and expenses of legal and accounting advisors, consultants and financing fees and expenses (and, in the case of Smithfield, investment banking advisory fees) (“Expenses”); provided, that in the event of the termination of this Agreement pursuant to Article VIII, the parties shall each bear 50% of the aggregate Expenses of the parties.

9.3 Governing Law; Consent to Jurisdiction. This Agreement shall be construed and interpreted according to the laws of the State of New York, without regard to the conflicts of law rules thereof; provided, however, that Sections 5-1401 and 5-1402 of the New York General Obligations Law shall apply to this Agreement. Each of the parties hereto, in respect of itself and its properties, agrees to be subject to (and hereby irrevocably submits to) the nonexclusive jurisdiction of any United States federal court sitting in the Borough of Manhattan, New York City, New York in respect of any suit, action or proceeding arising out of or relating to this Agreement or the transactions contemplated herein, and irrevocably agrees that all claims in respect of any such suit, action or proceeding may be heard and determined in any such court. Each of the parties hereto irrevocably waives, to the fullest extent it may effectively do so under applicable Law, any objection to the laying of the venue of any such suit, action or proceeding brought in any such court and any claim that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum. Either party hereto may make service on the other party by sending or delivering a copy of the process to the party to be served at the address and in the manner provided for the giving of notices in Section 9.5 hereof. Nothing in this Section 9.3, however, shall affect the right of any party to bring any action or proceeding arising out of or relating to this Agreement in any other court within the United States or to serve legal process in any other manner permitted by Law or in equity.

9.4 Assignment. This Agreement and each party’s respective rights hereunder may not be assigned by operation of Law or otherwise at any time except as expressly set forth herein without the prior written consent of the other party; provided, that OCM may assign this Agreement to one or more of its Affiliates prior to the Closing, including any series of assignments pursuant to which OCM may assign its entire interest in this Agreement to such parties, in which case OCM shall have no further obligation hereunder; provided, however, that OCM shall remain liable for its obligations pursuant to Section 7.3 hereof and Section 9.2; provided, further, that the parties shall amend the terms of this Agreement, the form of Stockholders Agreement and the form of Earn-Out Agreement prior to Closing as requested by OCM to the extent necessary to permit each of OCM or any Affiliate of OCM to structure its investment in the Company in a manner which will permit each such Person to qualify as a “venture capital operating company” pursuant to the Employee Retirement Income Security Act of 1974, so long as any such amendment does not adversely affect the rights of Smithfield hereunder or thereunder.

9.5 Notices. All communications, notices and disclosures required or permitted by this Agreement shall be in writing and shall be deemed to have been given when delivered personally or by messenger or by overnight delivery service, or when mailed by registered or certified United States mail, postage prepaid, return receipt requested, or when received via telecopy, telex or other electronic transmission, in all cases addressed to the person for whom it is intended at his address set forth below or to such other address as a party shall have designated by notice in writing to the other party in the manner provided by this Section 9.5:

If to Smithfield:	SFDS Global Holdings BV

c/o Smithfield Foods, Inc.
499 Park Avenue, 6th Floor
New York, New York 10022
	Attention:	Richard J. M. Poulson, Esq.
Executive Vice President, General Counsel and
Senior Advisor to the Chairman
	Facsimile:	(212) 758-8421

With a copy to:	Smithfield Foods, Inc.
200 Commerce Street
Smithfield, VA 23430
	Attention:	Michael H. Cole, Esq.
Vice President, Secretary and
Deputy General Counsel
	Facsimile:	(757) 365-3025

And to:	Hunton & Williams LLP
Riverfront Plaza, East Tower
951 East Byrd Street
Richmond, VA 23219
	Attention:	Gary E. Thompson
	Facsimile:	(804) 788-8218

If to OCM:	OCM Luxembourg EPOF SARL
67 Boulevard Grand-Duchesse Charlotte
L-1331 Luxembourg
	Telecopy:	00 352 264 582 94
	Attention:	Justin Bickle
Szymon Dec

With a copy to:	Skadden, Arps, Slate, Meagher & Flom LLP
Four Times Square
New York, New York 10036
	Telecopy:	212-735-2000
	Attention:	Eileen T. Nugent

9.6 Counterparts; Headings. This Agreement may be executed in several counterparts, each of which shall be deemed an original, but such counterparts shall together constitute but one and the same Agreement. The Table of Contents and Article and Section headings in this Agreement are inserted for convenience of reference only and shall not constitute a part hereof. Delivery of an executed counterpart of a signature page to this Agreement by facsimile shall be effective as delivery of an executed counterpart to this Agreement.

9.7 Specific Performance. The parties hereto agree that irreparable damage would occur in the event any of the provisions of this Agreement were not performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy at Law or equity.

9.8 Interpretation. Unless the context requires otherwise, all words used in this Agreement in the singular number shall extend to and include the plural, all words in the plural number shall extend to and include the singular and all words in any gender shall extend to and include all genders. All references to contracts, agreements, leases or other understandings or arrangements shall refer to oral as well as written matters. The specificity of any warranty contained herein shall not be deemed to limit the generality of any other warranty contained herein.

9.9 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to either party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner, to the end that the transactions contemplated hereby are fulfilled to the extent possible.

9.10 No Reliance. Except as set forth in Sections 7.1, 7.2 and 7.4 hereof with respect to the OCM Indemnified Parties, the Smithfield Indemnified Parties and the directors of the Company, as applicable, no third party is entitled to rely on any of the warranties and agreements contained in this Agreement. Except as set forth in Sections 7.1, 7.2 and 7.4 hereof with respect to OCM Indemnified Parties, Smithfield Indemnified Parties and the directors of the Company, as applicable, no party to this Agreement assumes any liability to any third party because of any reliance on the warranties and agreements of the parties hereto contained in this Agreement.

9.11 Survival; Exhibits. The warranties of each party hereto shall be deemed to be material and to have been relied upon by the other parties, notwithstanding any investigation heretofore or hereafter made by the other parties, and shall survive the Closing to the extent and for such time as is necessary to enable the parties to enforce their respective rights to indemnification under this Agreement. Nothing in the Exhibits hereto shall be deemed adequate to disclose an exception to a warranty made herein, unless such Exhibit identifies the exception with reasonable particularity.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the parties have caused this Contribution Agreement to be duly executed as of the day and year first above written.

TARVALÓN, S.L.

/s/ Michael Cole
Name: Michael H. Cole
Its: Sole Director

SFDS GLOBAL HOLDINGS BV

/s/ Trust International Management (T.I.M) BV
Name: Trust International Management (T.I.M) BV
Its: Managing Director

OCM LUXEMBOURG EPOF SARL

/s/ Justin Bickle
Name: Justin Bickle
Its: Manager

For the purposes of Article VII only:
SMITHFIELD FOODS, INC.

/s/ Richard J. M. Poulson
Name: Richard J. M. Poulson
Its: Executive Vice President

Exhibit 1.15

EARN-OUT AGREEMENT

BY AND AMONG

I.	OCM LUXEMBOURG EPOF SARL, a société à responsibilité limitée organized under the laws of Luxembourg (“OCM”), with registered address in [ ]. OCM is represented by Mr. [ ], with [ ] passport n. [ ], in his capacity as [ ].

II.	SFDS GLOBAL HOLDINGS B.V., a company organized under the laws of the Netherlands (“Smithfield”), with registered address in [ ]. Smithfield is represented by Mr. [ ], with [ ] passport n. [ ], in his capacity as [ ].

III.	TARVALÓN, S.L., a company organized under the laws of Spain (the “Company”), with registered address in Madrid, Calle don Ramón de la Cruz, 17, 1º Izqda. The Company is represented by Mr. [ ], with [ ] passport n. [ ], in his capacity as [ ].

Each of the above mentioned persons or entities shall be hereinafter referred to as a “Party” and, jointly, as the “Parties”.

WHEREAS

I.	On June 29, 2006, the Parties entered into that Contribution Agreement (the “Contribution Agreement”) pursuant to which (i) Smithfield agreed to contribute to the Company the FrenchCo Business (as defined in the Contribution Agreement) and the Smithfield Cash Contribution (as defined in the Contribution Agreement), (ii) OCM agreed to contribute to the Company the OCM Cash Contribution (as defined in the Contribution Agreement), and (iii) OCM agreed to purchase certain shares of the Company from Smithfield. Following these transactions, OCM (and its Affiliates) and Smithfield each own 50% of the outstanding shares of the Company.

II.	OCM (and its Affiliates) and Smithfield are the owners of the 100% share capital of the Company.

III.	Pursuant to the terms of the Contribution Agreement, each of OCM and Smithfield have agreed to enter into this Earn-Out Agreement (this “Agreement”) pursuant to which each will agree to cause a capital increase in the Company and to subscribe for additional share capital of the Company. Following such subscription, each of the parties will continue to hold 50% of the outstanding shares in the Company, each representing 50% of the voting and economic rights of the Company.

IV.	In connection with such share capital increase and subscription, OCM shall contribute additional premium to the Company in an additional amount up to €40,000,000, based upon the Company’s achievement of certain levels of EBITDA (as defined below), as further described in Section 3 below.

The Parties therefore agree as follows:

CLAUSES

1. Definitions. As used herein, the following terms shall have the following meanings:

“Affiliate” means, with respect to any Person, any other Person directly, or indirectly through one or more intermediaries, controlling, controlled by or under common control with such Person. As used in this definition of the term “Affiliate” and elsewhere herein with respect to any Affiliate of any Person, “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management policies of a Person, whether through the ownership of voting securities, by voting trust, contract or similar arrangement, as trustee or executor, or otherwise.

“Business” means the processed meats business carried on by the Company in Europe.

“Capital Increase” means the capital increase of the Company described in Section 2 of this Agreement.

“Company’s Target EBITDA” has the meaning of Section 3(b) of this Agreement.

“Constituent Documents” shall mean the articles of association and bylaws (or similar organizational documents) of any entity.

“EBITDA” means the cumulative earnings of the Company’s operations, as reported in accordance with GAAP, for the Reference Period before deduction of interest, taxes, depreciation and amortization but net of restructuring costs and capital expenditures associated with the restructuring of the Business.

“Final Company EBITDA” means the Company’s aggregate EBITDA over the Reference Period.

“GAAP” means generally accepted accounting principles in the United States of America as in effect from time to time.

“Governmental Authority” means the government of any nation, state, city, locality or other political subdivision thereof, any multinational organization, and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government and any executive official thereof.

“Person” means any individual, firm, corporation, partnership, trust, incorporated or unincorporated association, joint venture, joint stock company, limited liability company, Governmental Authority or other entity of any kind, and shall include any successor (by merger or otherwise) of such entity.

“Premium” means the premium referred to in Section 3(b) of this Agreement.

“Premium Payment” means the amount, if any, due and payable by OCM to the Company as determined in Section 3(b) of this Agreement.

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“Reference Period” means the period from                      to and including                     .1

“Shareholders” means OCM and Smithfield.

2. Capital Increase.

The Shareholders agree as soon as possible following the third anniversary of the date of this Agreement to, subject to Section 2(d), increase the share capital of the Company, by issuing:

(a) One ordinary share (“participación”) of one euro (1 €) of par value and without Premium, that shall be subscribed and fully paid up by Smithfield, and shall grant to its owner all the rights and obligations granted by law and by the By-Laws of the Company.

(b) One ordinary share (“participación”) of one euro (1 €) of par value and with a Premium that shall be calculated according to Section 3 below, that shall be subscribed and fully paid up by OCM, and shall grant to its owner all the rights and obligations granted by law and by the By-Laws of the Company.

(c) The ordinary shares issued to Smithfield and OCM, respectively, shall be of the same class and character and will grant its holder the same rights and obligations.

(d) In the event that no Premium would be due pursuant to Section 3(b), the Shareholders shall not be required to effect any Capital Increase.

3. Premium (Earn-Out Payment).

(a) Calculation of EBITDA. As soon as possible following the end of the Reference Period the Company shall calculate the Final Company EBITDA over the Reference Period.

If Smithfield, OCM and the Company are unable to agree upon the calculation of the Final Company EBITDA, an accounting firm mutually acceptable to Smithfield, OCM and the Company shall be appointed (the “Independent Accounting Firm”) to resolve such dispute. If Smithfield, OCM and the Company cannot mutually agree on the selection of the Independent Accounting Firm, Smithfield, OCM and the Company shall submit to such other Person’s independent accountants the name of an accounting firm nationally recognized in the United States which does not at the time and has not in the prior two (2) years provided audit or other attestation services to any of the OCM, Smithfield Foods, Inc. or the Company or any of their respective Affiliates, and the Independent Accounting Firm shall be selected by lot from these three (3) firms by the independent accountants of Smithfield, OCM and the Company.

Each of Smithfield, OCM and the Company and their respective independent accountants shall give the Independent Accounting Firm reasonable access, during normal business hours upon reasonable notice, to the properties, books, records and personnel of the Company for purposes of calculating the Final Company EBITDA. Smithfield, OCM and the Company will each

[1]	Period to be the 12 consecutive fiscal quarters beginning with the first full fiscal quarter after the Closing.

3

submit to the Independent Accounting Firm a written statement setting forth such party’s calculation of the Final Company EBITDA. The Independent Accounting Firm will select one, and only one, party’s calculation as the Final Company EBITDA. The Independent Accounting Firm shall be instructed to use every reasonable effort to perform its services within thirty (30) days of submission of the calculations to it and, in any case, as promptly as practicable after such submission and the Independent Accounting Firm’s determination of the Final Company EBITDA shall be final and binding on the parties. Any expenses relating to the engagement of the Independent Accounting Firm shall be paid pro rata by each of the parties whose proposed calculation of the Final Company EBITDA was not chosen by the Independent Accounting Firm as the Final Company EBITDA. Each party shall pay all advisors’ fees, charges and expenses incurred by such party in connection with the dispute.

(b) Determination of the Premium. In the event that the Final Company EBITDA exceeds the Company’s Target EBITDA (as set forth in the table below), OCM shall pay to the Company a Premium (plus any applicable “equity contribution” tax in an amount not to exceed one percent (1%) of the Premium) for the ordinary share (“participación”) referred to in Section 2(b), as determined by in accordance with the following table:

Company’s Target EBITDA	Premium
Less than €260,000,000	No Premium due and payable
€260,000,000 or more, but less than €280,000,000	€14,000,000
€280,000,000 or more, but less than €300,000,000	€28,000000
€300,000,000 or more	€40,000,000

provided that, OCM and the Company hereby agree to negotiate, in consultation with Smithfield, in good faith, to make any adjustments in the Company’s Target EBITDA set forth above to the extent any such adjustment may be necessary to reflect any acquisition, disposition or restructuring affecting the Company’s operations.

4. Interest Rate. The Premium shall be deemed to bear interest from the date hereof until paid in full at a rate of 4.0% per annum, compounded annually. Such interest shall be due and payable pursuant to the terms of Section 5 of this Agreement. If an Event of Default shall occur, then all amounts then outstanding under the Premium shall thereafter bear interest at 3.0% plus the rate otherwise in effect immediately upon such Event of Default. Accrued interest shall be computed for actual days elapsed on the basis of a year of 365 days.

5. Payments. The outstanding sum of the applicable Premium plus all accrued and unpaid interest thereon shall be due and payable promptly after the determination of the Premium, but in any event no later than ten (10) days after the final determination of the Final Company EBITDA pursuant to Section 3 (a). For the avoidance of doubt, OCM shall not be obligated to pay the Premium until the shareholders of the Company have approved a resolution authorizing the Capital Increase. OCM shall vote in favor of the resolution authorizing the Capital Increase.

4

6. Prepayment. At any time prior to the calculation of the Final Company EBITDA, if the Company and OCM agree on the value of the Premium for the purposes of prepayment, the Capital Increase shall be carried out as soon as possible and OCM shall not have any obligation pursuant to Section 3 or Section 5 to pay any additional amount as Premium.

7. Representations and Warranties. OCM represents and warrants that:

(a) Organization. OCM is a société à responsibilité limitée duly organized, validly existing and in good standing under the laws of Luxembourg and has full power to enter into this Agreement and to perform its obligations hereunder.

(b) Authorization; Execution and Delivery; Enforceability. The execution, delivery and performance by OCM of this Agreement, and of all of the documents and instruments required hereby from OCM, are within the power of OCM and have been duly authorized by all necessary action of OCM. This Agreement has been duly executed and delivered by OCM. This Agreement is, and the other documents and instruments required hereby to which OCM is a party will be, when executed and delivered by the parties thereto, the valid and binding obligations of OCM, enforceable against OCM in accordance with their respective terms.

(c) No Violation or Conflict by OCM. The execution, delivery and performance of this Agreement by OCM, and the consummation of the transactions contemplated herein, do not and will not (a) conflict with or violate any Law, judgment, order or decree binding on OCM or the Constituent Documents of OCM or (b) constitute a violation or breach of any material contract or agreement to which OCM is a party or by which it is bound.

8. Events of Default. Each of the following shall constitute an “Event of Default” under this Agreement:

(a) Failure to Pay. OCM’s failure to subscribe the one ordinary share (“participación”) referred to in Section 2(b) and to pay the Premium (if any) together with any interest thereon when due in accordance with Section 4 of this Agreement; provided, that OCM shall have ten (10) days to cure such failure.

(b) Involuntary Bankruptcy or Receivership Proceedings. A receiver, conservator, liquidator or trustee of OCM or of its properties is appointed by order or decree of any court or agency or supervisory authority having jurisdiction; or an order for relief is entered against OCM under any bankruptcy, reorganization, arrangement, insolvency, readjustment of debt, dissolution, liquidation or receivership law of any jurisdiction, whether now or hereafter in effect; or OCM is adjudicated bankrupt or insolvent; or any material portion of the properties of OCM is sequestered by court order and such order remains in effect for more than fifty (50) days after OCM obtains knowledge thereof; or a petition is filed against OCM under any bankruptcy, reorganization, arrangement, insolvency, readjustment of debt, dissolution, liquidation or receivership law of any jurisdiction, whether now or hereafter in effect, and such petition is not dismissed within sixty (60) days.

5

(c) Voluntary Petitions. OCM’s filing of a petition or seeking relief under any provision of any bankruptcy, reorganization, arrangement, insolvency, readjustment of debt, dissolution, liquidation or receivership law of any jurisdiction, whether now or hereafter in effect, or consents to the filing of any such case or petition against it under any such law.

(d) Assignments for Benefit of Creditors. OCM’s making a general assignment for the benefit of its creditors, or admission in writing of its inability to pay its debts generally as they become due, or consents to the appointment of a receiver, trustee or liquidator of all or any part of its property.

9. Remedies Upon Default. Upon the occurrence of an Event of Default hereunder ( unless such Event of Default is waived or deferred at the option of the Company) either, at the option of the Company:

(a) OCM shall subscribe for and fully pay up one ordinary share (“participación”) with the Premium as calculated in accordance with Section 3(b) (plus any applicable “equity contribution” tax in an amount not to exceed one percent (1%) of the Premium) together with any and all interest due on the Premium (including default interest from the date of such Event of Default) in satisfaction of OCM’s obligations pursuant to this Agreement; or

(b) OCM shall transfer to the Company for redemption a number of shares (“participaciones”) of the Company having a value equal to the amount due pursuant to Section 3(b) of this Agreement plus any applicable interest payable with respect to the Premium (including default interest from the date of such Event of Default) in satisfaction of OCM’s obligations pursuant to this Agreement.

Any delay by the Company in exercising or any failure of the Company to exercise the aforesaid remedies with respect to an Event of Default shall not constitute a waiver of its right to exercise such remedies with respect to that or any subsequent Event of Default.

10. No Setoff or Waiver. No setoff, claim, counterclaim, reduction or diminution of any obligation or any defense of any kind or nature that OCM has or may have against the Company (other than the defense of payment) shall be available against the Company in any suit or action brought by the Company to enforce this Agreement. The foregoing shall not be construed as a waiver by OCM of any rights or claims that OCM may have against the Company, but any recovery upon such rights and claims shall be had from the Company separately, it being the intent of this Agreement that OCM shall be obligated to pay, absolutely and unconditionally, all amounts due hereunder.

11. Waiver of Jury Trial. THE COMPANY AND OCM IRREVOCABLY WAIVE ALL RIGHTS TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS NOTE AND THE TRANSACTIONS CONTEMPLATED HEREIN, AND OCM FURTHER WAIVES ANY RIGHT TO FILE ANY COUNTERCLAIM AS PART OF ANY ACTION OR PROCEEDING FILED OR MAINTAINED BY THE COMPANY TO COLLECT ANY AMOUNT PAYABLE HEREUNDER, AT LAW, IN EQUITY OR OTHERWISE.

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12. Collection Costs and Expenses. OCM shall pay all reasonable and documented costs, fees and expenses (including court costs and reasonable attorneys’ fees) incurred by the Company in collecting or attempting to collect any amount that becomes due hereunder or in seeking legal advice with respect to any amendment or modification hereof, any such collection or an Event of Default hereunder.

13. Notices. All notices, demands or other communications provided for or permitted hereunder shall be made in writing and shall be by registered or certified first class mail, return receipt requested, telecopier, courier service or personal delivery:

(i) if to Smithfield:

SFDS Global Holdings BV
c/o Smithfield Foods, Inc.
499 Park Avenue
6th Floor
New York, New York 10022
Telecopy:	(212) 758-8421
Attention:	Richard J. M. Poulson,
Executive Vice President,
Senior Advisor to the Chairman
and General Counsel

with a copy to:

Hunton & Williams LLP
Riverfront Plaza, East Tower
951 E. Byrd Street
Richmond, Virginia 23219
Telecopy: (804) 788-8218
Attention: Gary E. Thompson

(ii) if to the Company:

      [Company]

      Telecopy:

      Attention:

      with a copy to:

      Telecopy:

      Attention:

7

(iii)	if to OCM:	OCM Luxembourg EPOF SARL
67 Boulevard Grand-Duchesse Charlotte
L-1331 Luxembourg
		Telecopy:	00 352 264 582 94
		Attention:	Justin Bickle
Szymon Dec

with a copy to:

Skadden, Arps, Slate, Meagher & Flom LLP

Four Times Square
New York, New York 10036
Telecopy: 212-735-2000
Attention: Eileen T. Nugent

All such notices, demands and other communications shall be deemed to have been duly given when delivered by hand, if personally delivered; when delivered by courier, if delivered by commercial courier service; five (5) Business Days after being deposited in the mail, postage prepaid, if mailed; and when receipt is mechanically acknowledged, if telecopied. Any party may by notice given in accordance with this Section 13 designate another address or Person for receipt of notices hereunder.

14. Severability. If any one or more of the provisions contained herein, or the application thereof in any circumstance, is held invalid, illegal or unenforceable in any respect for any reason, the validity, legality and enforceability of any such provision in every other respect and of the remaining provisions hereof shall not be in any way impaired, unless the provisions held invalid, illegal or unenforceable shall substantially impair the benefits of the remaining provisions hereof.

15. Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of OCM and the Company, and their respective successors and assigns; provided, however, that (i) OCM may not assign or delegate its obligations hereunder, by operation of law or otherwise, to any person or entity without the prior written consent of the Company and (ii) the Company may not assign this Agreement or the right to payment under this Agreement to any person without the prior written consent of OCM.

16. Payments. All payments due hereunder shall be made in immediately available funds.

17. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of Spain. The parties hereto irrevocably submit to the exclusive jurisdiction of the court sitting in the City of Madrid (Spain) over any suit, action or proceeding arising out of or relating to this Agreement. To the fullest extent they may effectively do so under applicable law, the parties hereto irrevocably waive and agree not to assert, by way of motion, as a defense or otherwise, any claim that they are not subject to the jurisdiction of any such court, any objection that they may now or hereafter have to the laying of the venue of any such suit, action or proceeding brought in any such court and any claim that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum.

8

18. Survival. All agreements, representations and warranties made herein shall survive the delivery of this Agreement and the disbursement of any amounts hereunder.

19. Headings. The headings in this Agreement are for convenience of reference only and shall not limit or otherwise affect the meaning hereof.

[Signatures Appear on Following Page]

9

IN WITNESS WHEREOF, the Parties has caused this Agreement to be executed by its duly authorized representatives as of the day and year first above written.

OCM LUXEMBOURG EPOF SARL,
a société à responsibilité limitée organized under the laws of Luxembourg

Director

Director

Director

SFDS GLOBAL HOLDINGS B.V. a company organized under the laws of the Netherlands

[ ]

TARVALÓN, S.L. a company organized under the laws of Spain

[ ]

10

Exhibit 1.57

STOCKHOLDERS AGREEMENT

among

TARVALÓN, S.L.,

SFDS GLOBAL HOLDINGS BV

and

OCM LUXEMBOURG EPOF SARL

Dated: [    ], 2006

10.	TERMINATION OF THE COMPANY’S OBLIGATIONS		30

11.	BUY/SELL AGREEMENT		30
	11.1	Offer	30
	11.2	Alternative Purchase or Sale	30
	11.3	Election of Alternative	30
	11.4	Closing	30

12.	CORPORATE GOVERNANCE		31
	12.1	General	31
	12.2	Stockholder and Company Actions	31
	12.3	Appointment and Election of Directors	32
	12.4	Removal and Replacement of Directors	32
	12.5	Meetings; Quorum; Representatives	33
	12.6	Actions of the Company; Extraordinary Actions	34
	12.7	Annual Operating Plan; Annual Budget	38
	12.8	Books and Records; Financial Information	38
	12.9	Stockholder Management	38
	12.10	Affiliated Transactions	38
	12.11	Corporate Opportunities	39

13.	ADDITIONAL CONTRIBUTIONS		41
	13.1	Capital Contributions	41
	13.2	Declining Contributions	41

14.	STOCK CERTIFICATE LEGEND		41

15.	MISCELLANEOUS		42
	15.1	Notices	42
	15.2	Publicity; Confidentiality	43
	15.3	Successors and Assigns; Third Party Beneficiary	44
	15.4	Amendment and Waiver	44
	15.5	Counterparts	44
	15.6	Specific Performance	45
	15.7	Claims Against Advisors	45
	15.8	Headings	45
	15.9	Governing Law; Consent to Jurisdiction	45
	15.10	Severability	45
	15.11	Rules of Construction	45
	15.12	Entire Agreement	45
	15.13	Further Assurances	46

EXHIBITS

Exhibit A        Form of Transfer Agreement

STOCKHOLDERS AGREEMENT

STOCKHOLDERS AGREEMENT, dated as of [    ], 2006, among Tarvalón, S.L., a private limited company organized under the laws of Spain (the “Company”), SFDS Global Holdings BV, a private limited liability company organized under the laws of the Netherlands (“Smithfield”), and OCM Luxembourg EPOF SARL, a société à responsibilité limitée organized under the laws of Luxembourg (“OCM”).

WHEREAS, the Company and Smithfield Foods, Inc. have entered into that certain Agreement (the “Purchase Agreement”), dated June 26, 2006, with Sara Lee Corporation (“SLE”), providing for the purchase by the Company of SLE’s and its Affiliates’ European meats business; and

WHEREAS, each of Smithfield and OCM will contribute, or cause to be contributed, to the Company certain assets and liabilities in exchange for Shares (as defined herein) pursuant to the terms and conditions of that certain Contribution Agreement, dated June 29, 2006, between Smithfield, OCM, the Company and Smithfield Foods, Inc.; and

WHEREAS, the Company and the Stockholders (as defined herein) desire to enter into this Agreement (as defined herein) for the purpose of setting forth the agreements of the Company and the Stockholders with respect to, among other things, (a) the affairs of the Company and the conduct of its business and (b) the manner and terms by which Shares may be transferred.

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein and for good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto agree as follows:

1. Definitions. As used in this Agreement, and unless the context requires a different meaning, the following terms have the meanings indicated:

“Affiliate” means, with respect to any Person, any other Person directly, or indirectly through one or more intermediaries, controlling, controlled by or under common control with such Person. As used in this definition of the term “Affiliate” and elsewhere herein with respect to any Affiliate of any Person, “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management policies of a Person, whether through the ownership of voting securities, by voting trust, contract or similar arrangement, as trustee or executor, or otherwise.

“Agreement” means this Agreement as the same may be amended, supplemented or modified in accordance with the terms hereof.

“Applicable Persons” has the meaning set forth in Section 12.11 of this Agreement.

“Average IPO Price Midpoint” has the meaning set forth in Section 4.7 of this Agreement.

“Board of Directors” means the Board of Directors of the Company.

“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks in the State of New York or Luxembourg, the Netherlands or Spain are authorized or required by law or executive order to close.

“Change in Control” means, with respect to any Person, (a) any change in the legal or beneficial ownership of the equity share capital of such Person or (b) the entry into any agreement which, in case of either clause (a) or (b), results or will result in the owners of the equity share capital of such Person on the date hereof ceasing to, directly or indirectly, (i) own more than fifty percent (50%) of the equity share capital of such Person, (ii) own equity share capital having the right to cast more than fifty percent (50%) of the votes capable of being cast in meetings of shareholders of such Person or (iii) have the ability to appoint a majority of the board of directors of such Person.

“Charter Documents” means the Bylaws of the Company as in effect on the date hereof.

“Code” shall mean the Internal Revenue Code of 1986, as amended, or any successor statute.

“Commission” means the United States Securities and Exchange Commission.

“Company” has the meaning set forth in the preamble to this Agreement.

“Controlling Person” has the meaning set forth in Section 7.1 of this Agreement.

“Declining Stockholder” has the meaning set forth in Section 13.2 of this Agreement.

“Demand Registration” has the meaning set forth in Section 4.4 of this Agreement.

“European Exchange IPO” has the meaning set forth in Section 4.9 of this Agreement.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated by the Commission thereunder.

“Governmental Authority” means the government of any nation, state, city, locality or other political subdivision thereof, any multinational organization, and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government and any executive official thereof.

“Indemnified Party” has the meaning set forth in Section 7.3 of this Agreement.

“Indemnifying Party” has the meaning set forth in Section 7.3 of this Agreement.

“Initiating Holder” has the meaning set forth in Section 4.4 of this Agreement.

“IPO” has the meaning set forth in Section 4.1 of this Agreement.

“IPO Deadline” means the sixth (6th) anniversary of the closing of the transactions contemplated by the Purchase Agreement; provided that the Stockholders may unanimously agree to toll such deadline to the extent that, at such time during the one-year period ending on the IPO Deadline, the investment banks would be ready to price an IPO but the then prevailing market conditions would prevent the consummation of such IPO at any price.

“IPO Newco” has the meaning set forth in Section 4.2 of this Agreement.

“IPO Registration Statement” has the meaning set forth in Section 0 of this Agreement.

“Liabilities” has the meaning set forth in Section 7.1 of this Agreement.

“Lien” means any mortgage, deed of trust, pledge, hypothecation, assignment, encumbrance, lien (statutory or other) or preference, priority, right of first refusal, restriction on transfer, right or other security interest or preferential arrangement or adverse claim of any kind or nature whatsoever.

“Midpoint” has the meaning set forth in Section 4.7 of this Agreement.

“NASD” means The National Association of Securities Dealers, Inc.

“Non-Declining Stockholder” has the meaning set forth in Section 13.2 of this Agreement.

“OCM” has the meaning set forth in the Preamble to this Agreement.

“OCM Directors” has the meaning set forth in Section 12.3(c) of this Agreement.

“Offer” has the meaning set forth in Section 11.1 of this Agreement.

“Offeree Stockholder” has the meaning set forth in Section 11.1 of this Agreement.

“Offering Stockholder” has the meaning set forth in Section 11.1 of this Agreement.

“Opportunity Stockholders” has the meaning set forth in Section 12.11 of this Agreement.

“Permitted Transferee” has the meaning set forth in Section 2.2 of this Agreement.

“Person” means any individual, firm, corporation, partnership, trust, incorporated or unincorporated association, joint venture, joint stock company, limited liability company, Governmental Authority or other entity of any kind, and shall include any successor (by merger or otherwise) of such entity.

“Piggyback Registration” has the meaning set forth in Section 4.5 of this Agreement.

“Prospectus” means the prospectus included in any Registration Statement, including any preliminary prospectus and any other prospectus filed under Rule 424 under the Securities Act, and all other amendments and supplements to any such prospectus, including post-effective amendments, and all material incorporated by reference or deemed to be incorporated by reference, if any, in such prospectus.

“Purchase Agreement” has the meaning set forth in the Recitals to this Agreement.

“Registrable Shares” means each of the Shares upon original issuance thereof and at all times subsequent thereto, and any capital stock or other securities issued in respect of the Shares by reason of, or in connection with, any stock dividend, stock distribution, stock split, or similar issuance, including upon the transfer thereof by the original holder or any subsequent holder, until, in the case of any such Shares, the earliest to occur of:

(a) the date on which all Registrable Shares have been sold pursuant to a Registration Statement or sold, transferred or otherwise disposed of pursuant to Rule 144; or

(b) the third anniversary of the initial effective date of the IPO Registration Statement.

“Registration Expenses” means any and all expenses incident to the performance of or compliance with the registration provisions of this Agreement, including, without limitation: (a) all Commission, securities exchange, NASD or other registration, listing, inclusion and filing fees, (b) all fees and expenses incurred in connection with compliance with international, federal or state securities or “blue sky” laws (including, without limitation, any registration, listing and filing fees and reasonable fees and disbursements of counsel in connection with “blue sky” qualification of any of the Registrable Shares and the preparation of a “blue sky” memorandum and compliance with the rules of the NASD), (c) all expenses of any Persons in preparing or assisting in preparing, word processing, duplicating, printing, delivering and distributing any Registration Statement, any Prospectus, any amendments or supplements thereto, any underwriting agreements, agreements among underwriters, securities sales agreements, certificates and any other documents relating to the performance under and compliance with this Agreement, (d) all fees and expenses incurred in connection with the listing or inclusion of any of the Registrable Shares on any securities exchange or national quotation system pursuant to Section 6.1(o) of this Agreement or otherwise, (e) the fees and disbursements of counsel for the Company and of the independent registered public accounting firm of the Company (including, without limitation, the expenses of any special audit and “cold comfort” letters required by or incident to such performance), and the reasonable fees and disbursements of one counsel and one accounting firm for the selling Stockholder(s) (each as selected by the unanimous consent of the selling Stockholders) to review any Registration Statement, and (f) any fees and disbursements customarily paid by issuers in connection with issues and sales of securities (including the fees and expenses of any experts retained by the Company in connection with any Registration Statement); provided, however, that Registration Expenses shall exclude brokers’ or underwriters’ discounts and commissions and transfer taxes, if any, relating to the sale or disposition of Registrable Shares by a Stockholder and the fees and disbursements of any counsel to or accounting firm of the Stockholders other than as provided for in subparagraph (e) above.

“Registration Statement” means any registration statement, including the Prospectus, amendments and supplements to such registration statement or Prospectus, including pre-and post-effective amendments, all exhibits thereto and all material incorporated by reference or deemed to be incorporated by reference, if any, in such registration statement.

“Requirements of Law” means, as to any Person, any law, statute, treaty, rule, regulation, right, privilege, qualification, license or franchise or determination of an arbitrator or a court or other Governmental Authority or stock exchange, in each case applicable or binding upon such Person or any of its property or to which such Person or any of its property is subject or pertaining to any or all of the transactions contemplated or referred to herein.

“Response Notice” has the meaning set forth in Section 11.3 of this Agreement.

“Rule 144” means Rule 144 promulgated by the Commission pursuant to the Securities Act, as such rule may be amended from time to time, or any similar rule or regulation hereafter adopted by the Commission as a replacement thereto having substantially the same effect as such rule.

“Rule 144A” means Rule 144A promulgated by the Commission pursuant to the Securities Act, as such rule may be amended from time to time, or any similar rule or regulation hereafter adopted by the Commission as a replacement thereto having substantially the same effect as such rule.

“S-3 Registration” has the meaning set forth in Section 4.6 of this Agreement.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated by the Commission thereunder.

“Shares” means the shares of capital stock of the Company.

“Share Equivalents” means any security or obligation which is by its terms, directly or indirectly, convertible into or exchangeable or exercisable for Shares, including, without limitation, any option, warrant or other subscription or purchase right with respect to Shares or any Share Equivalent.

“SLE” has the meaning set forth in the Preamble to this Agreement.

“Smithfield” has the meaning set forth in the Preamble to this Agreement.

“Smithfield Directors” has the meaning set forth in Section 12.3(b) of this Agreement.

“Stockholder Indemnitee” has the meaning set forth in Section 7.1 of this Agreement.

“Stockholders” means Smithfield, OCM and any transferee thereof who has agreed to be bound by the terms and conditions of this Agreement in accordance with Section 2.4 of this Agreement, and the term “Stockholder” shall mean any such Person.

“Stockholders Meeting” has the meaning set forth in Section 12.1 of this Agreement.

“Suspension Notice” has the meaning set forth in Section 6.3 of this Agreement.

“transfer” has the meaning set forth in Section 2.1 of this Agreement.

“Underwritten Offering” means a sale of securities of the Company to an underwriter or underwriters for reoffering to the public pursuant to a Registration Statement.

“Value” has the meaning set forth in Section 11.1 of this Agreement.

“Withdrawn Demand Registration” has the meaning set forth in Section 4.4 of this Agreement.

“Written Consent” has the meaning set forth in Section 12.1 of this Agreement.

2. Restrictions on Transfer of Shares.

2.1 Limitation on Transfer. Subject to Section 4.1, until the fifth (5th) anniversary of the closing of the transactions contemplated by the Purchase Agreement, no Stockholder shall sell, give, assign, hypothecate, pledge, encumber, grant a security interest in or otherwise dispose of, directly or indirectly (whether by operation of law or otherwise) (each a “transfer”), any Shares or any right, title or interest therein or thereto, except in accordance with the provisions of this Agreement, including, without limitation, Section 2.3 hereof. Following the fifth (5th) anniversary of the closing of the transactions contemplated by the Purchase Agreement, each Stockholder may effect a transfer of Shares pursuant to the terms of Sections 4.1, 4.7 or 11. Any Change in Control of a Stockholder shall be deemed a transfer for purposes of this Section 2.1. Any attempt to transfer any Shares or any rights thereunder in violation of the preceding sentence shall be null and void ab initio and shall have no effect with respect to the Company. The parties agree that, to the extent required by and permitted under Spanish Law, the transfer restrictions set forth herein will be set forth in the Company’s By-Laws.

2.2 Permitted Transfers. Notwithstanding anything to the contrary contained in this Agreement, but subject to Section 2.3 and Section 2.4 of this Agreement a Stockholder (other than Smithfield) may, at any time, transfer all or a portion of its Shares to an Affiliate of such Stockholder (or in the case of Smithfield, any direct or indirect majority-owned subsidiary of Smithfield Foods, Inc.; provided, that no equity in any such subsidiary shall be owned by any financial sponsor or similar Person) (a “Permitted Transferee”). A Permitted Transferee of Shares pursuant to this Section 2.2 may transfer its Shares pursuant to this Section 2.2 only to a Person that is a Permitted Transferee of the original transferor Stockholder.

2.3 Permitted Transfer Procedures. If any Stockholder desires to transfer Shares to a Permitted Transferee under Section 2.2 of this Agreement, such Stockholder shall give notice to the Company and the other Stockholders of its intention to make such a transfer not less than ten (10) days prior to effecting such transfer, which notice shall state the name and address of each Permitted Transferee to whom such transfer is proposed, the relationship of such Permitted Transferee to such Stockholder, and the number of Shares proposed to be transferred to such Permitted Transferee.

2.4 Transfers in Compliance with Law; Substitution of Transferee. Notwithstanding any other provision of this Agreement, no transfer may be made pursuant to this Section 2 or Section 11 of this Agreement unless (a) the transferee has agreed in writing to be bound by the terms and conditions of this Agreement pursuant to an instrument substantially in the form attached hereto as Exhibit A, (b) the transfer complies in all respects with all applicable provisions of this Agreement and (c) the transfer complies in all respects with all Requirements of Law. Upon becoming a party to this Agreement, the transferee of a Stockholder shall be substituted for, and shall enjoy the same rights and be subject to the same obligations as, the transferring Stockholder hereunder with respect to the Shares transferred to such transferee.

3. After-Acquired Securities. All of the provisions of this Agreement shall apply to all of the Shares or Share Equivalents now owned or which may be issued or transferred hereafter to a Stockholder in consequence of any additional issuance, purchase, exchange or reclassification of any of such Shares, corporate reorganization, or any other form of recapitalization, consolidation, merger, share split or share dividend, or which are acquired by a Stockholder in any other manner.

4. Registration Rights.

4.1 Initial Public Offering. At any time following the fifth (5th) anniversary of the closing of the transactions contemplated by the Purchase Agreement (unless otherwise agreed by Smithfield and OCM), either Smithfield or OCM may, in its sole discretion, request that the Company effect an initial public offering of Shares (an “IPO”). The IPO may include, subject to Section 4.2, the secondary sale of Registrable

Shares then held by a Stockholder. Upon any such request, the Company shall use its commercially reasonable efforts to cause to be declared effective by the Commission as promptly as practicable following such filing, a Registration Statement on the appropriate form for the IPO (the “IPO Registration Statement”) providing for the sale by the Company of Shares and/or resale by the Stockholders of any and all Registrable Shares (subject to Section 4.2 hereof), as applicable. Such commercially reasonable efforts shall include, without limitation, responding to any comments issued by the staff of the Commission with respect to any IPO Registration Statement and filing any related amendment to such IPO Registration Statement as promptly as practicable after receipt of such comments.

4.2 IPO Registration. (a) The Company will notify each Stockholder of the proposed filing and afford each Stockholder an opportunity to include in the IPO Registration Statement all or any part of the Registrable Shares then held by such Stockholder. Each Stockholder desiring to include in any such IPO Registration Statement all or part of the Registrable Shares held by such Stockholder shall, within twenty (20) Business Days after receipt of the above-described notice from the Company, so notify the Company in writing, and in such notice shall inform the Company of the number of Registrable Shares such Stockholder wishes to include in such IPO Registration Statement.

(b) Each of Smithfield and OCM, if they elect to be included in the IPO Registration Statement, shall engage an internationally-recognized investment bank to act as “co-manager” of the Underwritten Offering and shall notify the Company and the other Stockholder of such investment bank. The right of any such Stockholder’s Registrable Shares to be included in any IPO Registration Statement pursuant to this Section 4.2(b) shall be conditioned upon such Stockholder’s participation in such Underwritten Offering and the inclusion of such Stockholder’s Registrable Shares in the Underwritten Offering to the extent provided herein. All Stockholders proposing to distribute their Registrable Shares through such Underwritten Offering shall enter into an underwriting agreement in customary form with the co-managing underwriters selected by Smithfield and OCM for such underwriting and complete and execute, as reasonably requested as to scope and form, any questionnaires, powers of attorney, indemnities, securities escrow agreements and other documents reasonably required under the terms of such underwriting, and furnish to the Company such information in writing as the Company may reasonably request for inclusion in the IPO Registration Statement; provided, however, that no Stockholder shall be required to make any representations or warranties to, or agreements (including indemnities) with, the Company or the underwriters other than representations, warranties or agreements (including indemnities) as are customary and reasonably requested by the underwriters with the understanding that the foregoing shall be several, not joint and several, and no such agreement (including indemnities) shall require any Stockholder to be liable for an amount in excess of the net proceeds received by such Stockholder through such Underwritten Offering. Notwithstanding any other provision of this Agreement, if the co-managing underwriters determine in their sole discretion that marketing factors require a limitation on the number of Registrable Shares to be included in the IPO, then the co-managing underwriters may exclude Registrable Shares from the IPO Registration Statement and the Underwritten Offering and any Registrable Shares included in the IPO Registration Statement and the Underwritten Offering shall be allocated to each of the Stockholders requesting inclusion of their Registrable Shares in such IPO Registration Statement on a pro rata basis based on the total number of Registrable Shares then requested for inclusion by each such Stockholder. If any Stockholder disapproves of the terms of any Underwritten Offering that is undertaken in compliance with the terms hereof, such Stockholder may elect to withdraw therefrom by written notice to the Company and the underwriters, delivered at least five (5) Business Days prior to the effective date of the IPO Registration Statement. Any Registrable Shares excluded or withdrawn from such Underwritten Offering shall be excluded and withdrawn from the IPO Registration Statement.

(c) If Smithfield and OCM jointly determine in good faith, after consultation with the investment banks selected by Smithfield and OCM to act as “co-managers” of an Underwritten Offering, that (i) the tax treatment of an initial public offering or (ii) marketing of an initial public offering will be adversely affected by the fact that the Company is a Spanish private limited company, the Stockholders will use commercially reasonable efforts to cooperate in good faith to resolve such issues, taking into account the effect on the business, financial and tax position of the Company of any such resolution, including, without limitation, by forming a new holding company in another jurisdiction (the “IPO Newco”) and exchanging their respective Shares in the Company in exchange for shares of the IPO Newco on a pro rata basis (based upon the relative shareholdings in the Company of such Stockholders).

4.3 IPO Deadline. In the event that the Underwritten Offering has not been consummated by the IPO Deadline, neither the Company nor any Stockholder shall have any further obligation to pursue such offering unless unanimously agreed to by the Stockholders.

4.4 Demand Registrations

(a) Right to Request Registration. Any time following the first date on which the Company shall have effected the registration under the Securities Act of any Shares, each of Smithfield and OCM (an “Initiating Holder”) may request registration under the Securities Act of all or part of their Registrable Shares (“Demand Registration”); provided, that the anticipated offering price of each Demand Registration is at least $10,000,000. Within ten (10) days after receipt of any such request for Demand Registration, the Company shall give written notice of such request to all other holders of Registrable Shares and shall, subject to the provisions of Section 4.4(d) hereof, include in such registration all such Registrable Shares with respect to which the Company has received written requests for inclusion therein within fifteen (15) days after the receipt of the Company’s notice.

(b) Number of Demand Registrations. Subject to the provisions of Section 4.4(a), each of OCM and Smithfield shall be entitled to request three (3) Demand Registrations. A registration shall not count as one of the permitted Demand Registrations (i) until it has become effective, (ii) if the Initiating Holders requesting such registration are not able to register and sell at least 50% of the Registrable Shares requested by such Initiating Holder to be included in such registration or (iii) in the case of a Demand Registration that would be the last permitted Demand Registration requested hereunder, if the Initiating Holder requesting such registration is not able to register and, in the case of an Underwritten Offering, sell all of the Registrable Shares requested to be included by such Initiating Holder in such registration.

(c) Priority on Demand Registrations. Except as provided in Section 4.4(g), the Company shall not include in any Demand Registration any securities which are not Registrable Shares without the written consent of the holders of a majority of the Registrable Shares to be included in such registration, or, if such Demand Registration is an Underwritten Offering, without the written consent of the managing underwriters. If the managing underwriters of the requested Demand Registration advise the Company in writing that in their opinion the number of Registrable Shares proposed to be included in any such registration exceeds the number of securities which can be sold in such offering and/or that the number of Registrable Shares proposed to be included in any such registration would adversely affect the price per share of the Company’s equity securities to be sold in such offering, the Company shall include in such registration only the number of Registrable Shares which in the opinion of such managing underwriters can be sold. If the number of shares which can be sold is less than the number of Registrable Shares proposed to be registered, the amount of Registrable Shares to be so sold shall be allocated first, to the Registrable Shares requested to be registered by the Initiating Holders and then pro rata among the other Stockholders desiring to participate in such registration on the basis of the amount of such Registrable Shares initially proposed to be registered by such other holders. If the number of shares which can be sold exceeds the number of shares of Registrable Shares proposed to be sold, such excess shall be allocated pro rata among the other holders of securities, if any, desiring to participate in such registration based on the amount of such securities initially requested to be registered by such holders or as such holders may otherwise agree.

(d) Restrictions on Demand Registrations. The Company shall not be obligated to effect any Demand Registration within three (3) months after the effective date of the IPO, a previous Demand Registration, a previous S-3 Registration or a previous registration under which the Initiating Holders had piggyback rights pursuant to Section 4.5 hereof wherein the Initiating Holders were permitted to register, and actually sold, at least 50% of the shares of Registrable Shares requested to be included therein. The Company may (i) postpone for up to ninety (90) days the filing or the effectiveness of a Registration Statement for a Demand Registration if, based on the good faith judgment of the Board of Directors, such postponement or withdrawal is necessary in order to avoid premature disclosure of a matter the Board of Directors has determined would not be in the best interest of the Company to be disclosed at such time or (ii) postpone the filing of a Demand Registration in the event the Company shall be required to prepare audited financial statements as of a date other than its fiscal year end (unless the Stockholders requesting such registration agree to pay the expenses of such an audit); provided, however, that in no event shall the Company withdraw a Registration Statement under clause (i) after such Registration Statement has been declared effective;

and provided, further, however, that in any of the events described in clause (i) or (ii) above, the Initiating Holders requesting such Demand Registration shall be entitled to withdraw such request and, if such request is withdrawn, such Demand Registration shall not count as one of the permitted Demand Registrations. The Company shall provide written notice to the Initiating Holders requesting such Demand Registration of (x) any postponement or withdrawal of the filing or effectiveness of a Registration Statement pursuant to this Section 4.4(d), (y) the Company’s decision to file or seek effectiveness of such Registration Statement following such withdrawal or postponement and (z) the effectiveness of such Registration Statement. The Company may defer the filing of a particular Registration Statement pursuant to this Section 4.4(d) only once during any twelve-month period.

(e) Selection of Underwriters. If any of the Registrable Shares covered by a Demand Registration or an S-3 Registration pursuant to Section 4.6 hereof is to be sold in an Underwritten Offering, the Initiating Holders shall have the right to select the managing underwriter(s) to administer the offering subject to the approval of the Company, which will not be unreasonably withheld.

(f) Other Registration Rights. The Company shall not grant to any Person the right, other than as set forth herein and except to employees of the Company with respect to registrations on Form S-8 (or any successor forms thereto), to request the Company to register any securities of the Company except such rights as are not more favorable than or inconsistent with the rights granted to the Stockholders herein. In the event the Company grants rights which are more favorable, the Company will make such provisions available to the Stockholders and will enter into any amendments necessary to confer such rights on the Stockholders.

(g) Effective Period of Demand Registrations. After any Demand Registration filed pursuant to this Agreement has become effective, the Company shall use its commercially reasonable efforts to keep such Demand Registration effective for a period equal to 180 days from the date on which the Commission declares such Demand Registration effective (or if such Demand Registration is not effective during any period within such 180 days, such 180-day period shall be extended by the number of days during such period when such Demand Registration is not effective), or such shorter period which shall terminate when all of the Registrable Shares covered by such Demand Registration has been sold pursuant to such Demand Registration. If the Company shall withdraw any Demand Registration pursuant to Section 4.4(d) prior to such Registration Statement becoming effective (a “Withdrawn Demand Registration”), the Initiating Holders of the Registrable Shares remaining unsold and originally covered by such Withdrawn Demand Registration shall be entitled to a replacement Demand Registration which (subject to the provisions of this Section 4.4) the Company shall use its commercially reasonable efforts to keep effective for a period commencing on the effective date of such Demand Registration and ending on the earlier to occur of the date (i) which is 180 days from the effective date of such Demand Registration and (ii) on which all of the Registrable Shares covered by such Demand Registration has been sold. Such additional Demand Registration otherwise shall be subject to all of the provisions of this Agreement.

4.5 Piggyback Registrations

(a) Right to Piggyback. Any time following the first date on which the Company shall have effected the registration under the Securities Act of any Shares (but not including any IPO (which shall be governed by Section 4.2)) the Company proposes to register any of its common equity securities under the Securities Act (other than a Registration Statement on Form S-8 or on Form S-4 or any similar successor forms thereto), whether for its own account or for the account of one or more Stockholders of the Company, and the registration form to be used may be used for any registration of Registrable Shares (a “Piggyback Registration”), the Company shall give prompt written notice (in any event within ten (10) days after its receipt of notice of any exercise of other demand registration rights) to all holders of its intention to effect such a registration and, subject to Sections 4.5(b) and 4.5(c), shall include in such registration all Registrable Shares with respect to which the Company has received written requests for inclusion therein within fifteen (15) days after the receipt of the Company’s notice. The Company may postpone or withdraw the filing or the effectiveness of a Piggyback Registration at any time in its sole discretion.

(b) Priority on Primary Registrations. If a Piggyback Registration is an underwritten primary registration on behalf of the Company, and the managing underwriters advise the Company in writing that in their opinion the number of securities requested to be included in such registration exceeds the number which can be sold in such offering and/or that the number of Registrable Shares proposed to be included in any such registration would adversely affect the price per share of the Company’s equity securities to be sold in such offering, the Company shall include in such registration (i) first, the securities the Company proposes to sell, (ii) second, the Registrable Shares requested to be included therein by the holders thereof, pro rata among the Stockholders holding such Registrable Shares on the basis of the number of Shares requested to be registered by such Stockholders, and (iii) third, other securities requested to be included in such registration pro rata among the holders of such securities on the basis of the number of shares requested to be registered by such holders or as such holders may otherwise agree.

(c) Priority on Secondary Registrations. If a Piggyback Registration is an underwritten secondary registration on behalf of a holder of the Company’s securities other than Registrable Shares, and the managing underwriters advise the Company in writing that in their opinion the number of securities requested to be included in such registration exceeds the number which can be sold in such offering and/or that the number of Registrable Shares proposed to be included in any such registration would adversely affect the price per share of the Company’s equity securities to be sold in such offering, the Company shall include in such registration (i) first the securities requested to be included therein by the holders requesting such registration and the Registrable Shares requested to be included in such registration, pro rata among the holders of such securities on the basis of the number of shares requested to be registered by such holders, and (ii) second, other securities requested to be included in such registration pro rata among the holders of such securities on the basis of the number of shares requested to be registered by such holders or as such holders may otherwise agree.

(d) Selection of Underwriters. If any Piggyback Registration is an underwritten primary offering, the Company shall have the right to select the managing underwriter or underwriters to administer any such offering.

(e) Other Registrations. If the Company has previously filed a Registration Statement with respect to Registrable Shares pursuant to Sections 4.2 or 4.4 hereof or pursuant to this Section 4.5, and if such previous registration has not been withdrawn or abandoned, the Company shall not be obligated to cause to become effective any other registration of any of its securities under the Securities Act, whether on its own behalf or at the request of any holder or holders of such securities, until a period of at least three months has elapsed from the effective date of such previous registration.

4.6 S-3 Registrations. If at any time that the Company is eligible to use Form S-3 or any successor thereto, any Stockholder requests that the Company file a Registration Statement on Form S-3 or any successor thereto for a public offering of all or any portion of the Registrable Shares held by such Stockholder, then the Company shall use its best efforts to register under the Securities Act on Form S-3 or any successor thereto (an “S-3 Registration”), for public sale in accordance with the method of disposition specified in such notice, the number of shares of Registrable Shares specified in such notice; provided, however, that the Company shall have no obligation to register such shares of Registrable Shares pursuant to this Section 4.6 if (based on the current market prices) the number of Registrable Shares specified in such notice would not yield gross proceeds to the requesting Stockholders of at least $10,000,000. Whenever the Company is required by this Section 4.6 to use its best efforts to effect the registration of Registrable Shares, each of the procedures and requirements of Section 4.4 (including but not limited to the requirement that the Company notify all Stockholders from whom notice has not been received and provide them with the opportunity to participate in the offering) shall apply to such registration. There is no limitation on the number of registrations pursuant to this Section 4.6 that the Company is obligated to effect.

4.7 Smithfield Purchase Option. (a) Notwithstanding anything contained herein to the contrary, Smithfield (either directly or through any of its Affiliates) shall have the right solely in connection with an IPO pursuant to Section 4.1, exercisable for a period of at least twenty (20) days following the determination of the average range of fair market values pursuant to Section 4.7(b)(ii), but in no event beyond the day that is five (5) days prior to the commencement of any “road show” conducted by the Company for the purpose of marketing the Shares, to purchase all (but not less than all) of the Shares held by OCM and its Permitted Transferees at a price per Share equal to the Average IPO Price Midpoint (as defined below) as determined by the investment banks engaged by the Stockholders pursuant to Section 4.2(b) hereof; provided, that the parties shall delay the commencement of any planned “road show” in order to ensure that Smithfield is provided with twenty (20) days to exercise the purchase option described in this Section 4.7(a). If Smithfield does not exercise the purchase option pursuant to this Section 4.7(a), then the Company and the Stockholders shall proceed with pursuing the IPO.

(b) (i) Within thirty (30) days of the request of Smithfield or OCM that the Company commence an IPO, each of Smithfield and OCM shall select a nationally recognized investment banking firm (which may be the “co-managers” engaged pursuant to Section 4.2(b)), each of which shall establish a range of the pricing of the IPO using valuation methods customary in the investment banking industry to determine the value of an enterprise in connection with an initial public offering. The investment banking firms shall incorporate into their valuations those assumptions and parameters as are determined by the Board of Directors of the Company (e.g., size of offering, primary or secondary offering, European or U.S. offering).

(ii) Each Stockholder shall deliver to the Board of Directors the results of the valuation performed by its investment banking firm within a mutually acceptable reasonable time frame. Such results shall include a calculation of the mid-point of the range determined by such investment banking firm (each, a “Midpoint”). Following delivery of such results to the Board of Directors, the Board of Directors shall determine the average of the Midpoints (such average, the “Average IPO Price Midpoint”). Costs and expenses incurred by Smithfield and OCM in connection with their selected investment banking firms providing a valuation shall be paid by the Company.

4.8 Expenses. The Company shall pay all Registration Expenses in connection with the registration of the Registrable Shares pursuant to this Agreement in connection with a primary offering. The Stockholders shall pay all Registration Expenses in connection with the registration of the Registrable Shares pursuant to this Agreement in connection with any secondary offering; provided, that it is understood that such Registration Expenses may be deducted from the proceeds received by such Stockholders in connection with such offering. Each Stockholder participating in a registration pursuant to this Section 4 shall bear such Stockholder’s proportionate share (based on the total number of Registrable Shares sold in such registration) of all discounts and commissions payable to underwriters or brokers and all transfer taxes in connection with a registration of Registrable Shares pursuant to this Agreement and any other expense of the Stockholders not allocated to the Company pursuant to this Agreement relating to the sale or disposition of such Stockholder’s Registrable Shares pursuant to any Registration Statement.

4.9 European Exchange IPO. The above provisions set forth in this Section 4 relate to an IPO on the US markets. In the event that the Stockholders unanimously determine that an IPO should take place on a European market (a “European Exchange IPO”) then the following shall apply:

(a) The Company agrees to file with the relevant listing authority or stock exchange as soon as practicable upon the request of any Stockholder at any time following the fifth anniversary of the closing of the transactions contemplated by the Purchase Agreement and to use its commercially reasonable efforts to have approved by that authority or stock exchange as promptly as practicable following such filing, a Prospectus (or such equivalent document) providing inter alia for the sale of such part of the Stockholders shareholding as shall be indicated pursuant to paragraph (b) below.

(b) Not less than five days prior to any European Exchange IPO becoming effective, the Company will notify each Stockholder of the date on which the European Exchange IPO will become effective and give each Stockholder an opportunity to include in the secondary shares to be sold at the time of the IPO all or any part of its shareholding in the Company. Each Stockholder shall be required to indicate the number of shares that it desires to sell not less than 48 hours after receiving such notification.

(c) Each Stockholder that elects to sell shares in the European Exchange IPO shall enter into an appropriate form of underwriting agreement with an internationally recognized investment bank and the right of the Stockholder to sell shares at the time of the IPO shall be conditional upon it entering into such agreement provided that the terms of such agreement insofar as they are onerous or restrictive (for example in relation to lock ups) shall apply to selling Stockholders pro rata the number of shares held by them. Further, they shall complete and execute in a form reasonably requested as to scope and form any questionnaires, powers of attorney, indemnities, securities, escrow arrangements and other documents reasonably required under the terms of such underwriting agreement and furnish to the Company such information as shall be required for inclusion in the Prospectus (or equivalent document); provided, however, that no Stockholder shall be required to make any representations to or warranties or agreements (including indemnities) with the Company or the underwriters other than those referred to in Section 4.2(b) above. The provisions of such clause relating to limitation of shares to be included in the offering shall apply mutatis mutandis in the case of a European Exchange IPO. The provisions of this Section 4 shall also apply mutatis mutandis to a European Exchange IPO to the extent it is lawful to do so.

(d) Any requests for the waiver or release of lock up provisions, whether contained in the underwriting agreement or otherwise, shall only be made by all Stockholders and shares may only be released pro rata the holdings of those Stockholders.

5. Rules 144 and 144A Reporting. With a view to making available the benefits of certain rules and regulations of the Commission that may permit the sale of the Registrable Shares to the public without registration, the Company agrees, so long as it remains subject to the reporting provisions of the Exchange Act, to:

(a) timely file the reports required to be filed by it under the Securities Act or the Exchange Act (including, but not limited to, the reports under Sections 13 and 15(d) of the Exchange Act referred to in subparagraph (c)(1) of Rule 144) or, if the Company is not required to file such reports, it will, upon the request of any Stockholder holding Registrable Shares, make publicly available other information so long as necessary to permit sales by such Stockholder under Rule 144, Rule 144A, or any similar rules or regulations hereafter adopted by the SEC;

(b) use its best efforts to timely file with the Commission all reports and other documents required to be filed by the Company under the Securities Act and the Exchange Act (at any time after it has become subject to such reporting requirements); and

(c) furnish to any Stockholder promptly upon request a written statement by the Company as to its compliance in all material respects with the reporting requirements of Rule 144 and/or Rule 144A, a copy of the most recent annual and quarterly report(s) of the Company, and such other reports, documents or shareholder communications of the Company, and take such further actions consistent with this Section, as a Stockholder may reasonably request in availing itself of any rule or regulation of the Commission allowing a Stockholder to sell any such Registrable Shares without registration.

Upon the request of any Stockholder holding Registrable Securities, the Company will deliver to such Stockholder a written statement as to whether it has complied with the requirements of this Section 5.

6. Registration Procedures.

6.1 Registration of Shares. In connection with the obligations of the Company with respect to any registration pursuant to this Agreement, the Company shall use its commercially reasonable efforts to effect or cause to be effected as expeditiously as possible, but in any event within sixty (60) days after any request, the registration of the Registrable Shares under the Securities Act to permit the public resale of such Registrable Shares by the Stockholders in accordance with the Stockholders’ intended method or methods of resale and distribution, and the Company shall, without limitation:

(a) prepare and file with the Commission, as specified in this Agreement, a Registration Statement, which Registration Statement shall comply as to form with the requirements of the applicable form and include all financial statements required by the Commission to be filed therewith, and use its commercially reasonable efforts to cause such Registration Statement to become effective as soon as practicable after filing and to remain effective until the earlier of (i) the date on which all such Registrable Shares are sold in accordance with the intended distribution of such Registrable Shares as requested by any Stockholder or (ii) there are no Registrable Shares; provided, however, that if the Company has an effective Registration Statement and becomes eligible to use a short-form Registration Statement form under the Securities Act, the Company may, upon thirty (30) Business Days prior notice to all Stockholders of Registrable Shares, register any Registrable Shares registered but not yet distributed under the effective Registration Statement on such a short-form Registration Statement and, once the short-form Registration Statement is declared effective, de-register such Registrable Shares under the previous Registration Statement or transfer the filing fees from the previous Registration Statement (such transfer pursuant to Rule 429, if applicable) unless any Stockholder of Registrable Shares registered under the initial Registration Statement notifies the Company within twenty (20) Business Days of receipt of the Company notice that such a registration under a new Registration Statement and de-registration of the initial Registration Statement would interfere with its distribution of Registrable Shares already in progress; the Company shall furnish at a reasonable time prior to the filing thereof with the Commission, a copy of any Registration Statement and each amendment or supplement, if any, to the Prospectus included therein (including any documents incorporated by reference therein) and shall use its best efforts to reflect in each such document, when so filed with the Commission, such comments as the Stockholders may reasonably propose;

(b) subject to Section 6.1(j) hereof, (i) prepare and file with the Commission such amendments and post-effective amendments to each such Registration Statement as may be necessary to keep such Registration Statement effective for the period described in Section 6.1(a) hereof, (ii) cause each Prospectus contained therein to be supplemented by any required Prospectus supplement, and as so supplemented to be filed pursuant to Rule 424 or any similar rule that may be adopted under the Securities Act, and (iii) comply with the provisions of the Securities Act with respect to the disposition of all securities covered by each Registration Statement during the applicable period in accordance with the intended method or methods of distribution by the selling Stockholders thereof and (iv) provide notice to each Stockholder of the Company’s determination that a post-effective amendment to a Registration Statement would be appropriate;

(c) furnish to the Stockholders and each underwriter of Registrable Shares, without charge, as many copies of each Prospectus, including each preliminary Prospectus, and any amendment or supplement thereto and such other documents as such Stockholder or underwriter of Registrable Shares may reasonably request, in order to facilitate the public sale or other disposition of the Registrable Shares; the Company consents to the use of such Prospectus, including each preliminary Prospectus, by the Stockholders or underwriter of Registrable Shares in connection with the offering and sale of the Registrable Shares covered by any such Prospectus;

(d) use its commercially reasonable efforts to (i) register or qualify, or obtain exemption from registration or qualification for, all Registrable Shares by the time the applicable Registration Statement is declared effective by the Commission under all applicable state securities or “blue sky” laws of such domestic United States jurisdictions as any Stockholder covered by a Registration Statement or underwriter of Registrable Shares shall reasonably request in writing, (ii) keep each such registration or qualification or exemption effective during the period such Registration Statement is required to be kept effective pursuant to Section 6.1(a) and (iii) do any and all other acts and things that may be reasonably necessary or advisable to enable such Stockholder or underwriter of Registrable Shares to consummate the disposition in each such jurisdiction of such Registrable Shares owned by such Stockholder; provided, however, that the Company shall not be required to (i) qualify generally to do business in any jurisdiction or to register as a broker or dealer in such jurisdiction where it would not otherwise be required to qualify but for this Section 6.1(d), (ii) subject itself to taxation in any such jurisdiction, or (iii) submit to the general service of process in any such jurisdiction;

(e) use its commercially reasonable efforts to cause all Registrable Shares covered by such Registration Statement to be registered and approved by such other domestic state or local governmental agencies or authorities in the United States, if any, as may be necessary to enable the Stockholders or underwriter of Registrable Shares thereof to consummate the disposition of such Registrable Shares;

(f) notify each Stockholder with Registrable Shares covered by a Registration Statement and each managing underwriter promptly and, promptly confirm such advice in writing at the address determined in accordance with Section 15, (i) when such Registration Statement has become effective and when any post-effective amendments become effective or upon the filing of a supplement to any Prospectus, (ii) of the issuance by the Commission or any state securities authority of any stop order suspending the effectiveness of such Registration Statement or the initiation of any proceedings for that purpose, (iii) of any request by the Commission or any other federal or state governmental authority for amendments or supplements to such Registration Statement or related Prospectus or for additional information (such notice to be accompanied by an instruction to suspend the use of the Prospectus until the requisite changes have been made), (iv) of the receipt by the Company of any notification with respect to the suspension of the qualification of any Registrable Securities for sale under the securities or state “blue sky” laws of any jurisdiction or the initiation of any proceeding for such purpose; and (v) of any reason, including, but not limited to, the happening of any event during the period such Registration Statement is effective as a result of which such Registration Statement or the related Prospectus or any document incorporated by reference therein contains any untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary to make the statements therein not misleading (which information shall be accompanied by an instruction to suspend the use of the Registration Statement and the Prospectus until the requisite changes have been made);

(g) during the period of time referred to in Section 6.1(a) above, use its commercially reasonable efforts to avoid the issuance of, or if issued, to obtain the withdrawal of, any order enjoining or suspending the use or effectiveness of a Registration Statement or suspending the qualification (or exemption from qualification) of any of the Registrable Shares for sale in any jurisdiction, as promptly as practicable;

(h) comply (and continue to comply) with all applicable rules and regulations of the Commission (including, without limitation, maintaining disclosure controls and procedures (as defined in Exchange Act Rule 13a-15(e)) and internal control over financial reporting (as defined in Exchange Act Rule 13a-15(f)) in accordance with the Exchange Act), and make generally available to its security holders, as soon as reasonably practicable after the effective date of the Registration Statement (and in any event within ninety (90) days after the end of such twelve month period described hereafter), an earning statement (which need not be audited) covering the period of at least twelve (12) consecutive months beginning with the first day of the Company’s first calendar quarter after the effective date of the Registration Statement, which earning statement shall satisfy the provisions of Section 11(a) of the Securities Act and Rule 158 thereunder;

(i) provide to the Stockholders and their counsel within three (3) Business Days of receipt by the Company, its counsel or auditors, copies of all material correspondence with or from the Commission or its staff with respect to a Registration Statement and all memoranda relating to material discussions with the Commission or its staff with respect to the Registration Statement; and upon request, furnish to each requesting Stockholder with Registrable Shares covered by a Registration Statement, without charge, at least one (1) conformed copy of such Registration Statement and any post-effective amendment or supplement thereto (without documents incorporated therein by reference or exhibits thereto, unless requested);

(j) upon the occurrence of any event contemplated by Section 6.1(f)(v) hereof, promptly prepare a supplement or post-effective amendment to a

Registration Statement or the related Prospectus or any document incorporated therein by reference or file any other required document so that, as thereafter delivered to the purchasers of the Registrable Shares, such Prospectus will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading, and, upon request and without charge, promptly furnish to each requesting Stockholder and each underwriter of Registrable Securities a reasonable number of copies of each such supplement or post-effective amendment;

(k) if reasonably requested by the co-managers or any Stockholders of Registrable Shares being sold in connection with an Underwritten Offering, (i) promptly incorporate in a Prospectus supplement or post-effective amendment such material information as the co-managers or such Stockholders indicate in writing relates to them or otherwise reasonably request in writing be included therein and (ii) make all required filings of such Prospectus supplement or such post-effective amendment as soon as practicable after the Company has received written notification of the matters to be incorporated in such Prospectus supplement or post-effective amendment;

(l) in the case of an Underwritten Offering, use its commercially reasonable efforts to furnish or cause to be furnished to each Stockholder of Registrable Shares covered by such Registration Statement and the underwriters a signed counterpart, addressed to each of the underwriters and the Stockholders, of: (i) an opinion of counsel for the Company, dated the date of each closing under the underwriting agreement (or as otherwise customarily dated), reasonably satisfactory to such Stockholder; and (ii) a “comfort” letter and updates thereof, dated the effective date of such Registration Statement and the date of each closing under the underwriting agreement (or as otherwise customarily dated), signed by the independent public accountants who have certified the Company’s financial statements included or incorporated by reference in such Registration Statement, covering substantially the same matters with respect to such Registration Statement (and the Prospectus included therein) and with respect to events subsequent to the date of such financial statements, as are customarily covered in accountants’ letters delivered to underwriters in underwritten public offerings of securities and such other financial matters as such Stockholder and the underwriters may reasonably request and customarily obtained by underwriters in underwritten offerings;

(m) enter into customary agreements (including in the case of an Underwritten Offering, an underwriting agreement in customary form) and take all other action in connection therewith in order to expedite or facilitate the distribution of the Registrable Shares included in such Registration Statement and, in the case of an Underwritten Offering, make representations, warranties and agreements (including indemnities) to the Stockholders of Registrable Shares covered by such Registration Statement and to the underwriters in such form and scope as are customarily made by issuers to underwriters and Stockholders in underwritten offerings and confirm the same in writing to the extent customary if and when requested;

(n) in connection with an Underwritten Offering, make available for inspection by the Stockholders of Registrable Shares and the underwriters participating in any disposition pursuant to a Registration Statement and one law firm and one accounting firm retained by the Stockholder(s) (each as selected by the unanimous consent of the Stockholders) and underwriters, respectively, all financial and other records, pertinent corporate documents and properties of the Company and cause the respective officers, directors, employees and agents of the Company to supply all information reasonably requested by any such representatives, the representative of the underwriters, counsel thereto or accountants in connection with a Registration Statement; provided, however, that such records, documents or information that the Company determines, in good faith, to be confidential and notifies the Stockholders, underwriters, counsel thereto or accountants thereto are confidential shall not be disclosed by the Stockholders, underwriters, counsel thereto or accountants unless (i) the disclosure of such records, documents or information is necessary to avoid or correct a misstatement or omission in a Registration Statement or Prospectus, (ii) the release of such records, documents or information is ordered pursuant to a subpoena or other order from a court of competent jurisdiction, or (iii) such records, documents or information have been generally made available to the public;

(o) cause all such Registrable Shares covered by a Registration Statement to be listed on the New York Stock Exchange, the Nasdaq National Market or equivalent European exchange as soon as practicable if the Company meets the criteria for listing on such exchange or market (including, without limitation, seeking to cure in the Company’s listing or inclusion application any deficiencies cited by the exchange or market) and thereafter use commercially reasonable efforts to maintain such listing;

(p) prepare and timely file all documents, reports and certifications required by the Securities Act and the Exchange Act at all times beginning from the date the Company is first subject to such filing, reporting or certification requirements through the date no Stockholders hold Registrable Shares;

(q) provide a CUSIP number for all Registrable Shares, not later than the effective date of the Registration Statement;

(r) use its commercially reasonable efforts to make available its employees and personnel for participation in “road shows” and other marketing efforts and otherwise provide reasonable assistance to the underwriters (taking into account the needs of the Company’s businesses and the requirements of the marketing process) in the marketing of Registrable Securities in any underwritten offering;

(s) promptly prior to the filing of any document which is to be incorporated by reference into the Registration Statement or the Prospectus (after the initial filing of such Registration Statement) provide copies of such document to counsel for the selling Stockholders of Registrable Shares and to each managing underwriter, if any, and make the Company’s representatives reasonably available for discussion of such document and make such changes in such document concerning the selling Stockholders prior to the filing thereof as counsel for such selling Stockholders of Registrable Shares or underwriters may reasonably request;

(t) (i) otherwise use its commercially reasonable efforts to comply with all applicable rules and regulations of the Commission and, as applicable, the New York Stock Exchange, Nasdaq National Market or other listing standard, (ii) make generally available to its stockholders, as soon as reasonably practicable, earning statements covering at least twelve (12) months that satisfy the provisions of Section 11(a) of the Securities Act and Rule 158 (or any similar rule promulgated under the Securities Act ) thereunder, no later than forty-five (45) days after the end of each fiscal year of the Company and (iii) delay filing any Registration Statement or Prospectus or amendment or supplement to such Registration Statement or Prospectus to which the Stockholders of at least 51% of Registrable Shares covered by any Registration Statement shall have reasonably objected on the grounds that such Registration Statement or Prospectus or amendment or supplement does not comply in all material respects with the requirements of the Securities Act, such Stockholders having been furnished with a copy thereof at least two (2) Business Days prior to the filing thereof, provided that the Company may file such Registration Statement or Prospectus or amendment or supplement following such time as the Company shall have made a good faith effort to resolve any such issue with the objecting Stockholders and shall have advised the Stockholders in writing of its reasonable belief that such filing complies with the requirements of the Securities Act;

(u) provide and cause to be maintained a registrar and transfer agent for all Registrable Shares covered by any Registration Statement from and after a date not later than the effective date of such Registration Statement;

(v) in connection with any sale or transfer of the Registrable Shares (whether or not pursuant to a Registration Statement) that will result in the security being delivered no longer being Registrable Shares, cooperate with the Stockholders and the underwriters to facilitate the timely preparation and delivery of certificates representing the Registrable Shares to be sold, which certificates shall not bear any transfer restrictive legends (other than as required by the Charter Documents) and to enable such Registrable Shares to be in such denominations and registered in such names as the underwriters or the Stockholders may request at least two (2) Business Days prior to any sale of the Registrable Shares;

(w) take no direct or indirect action prohibited by Regulation M under the Exchange Act; provided, however, that to the extent that any prohibition is applicable to the Company, the Company will take such action as is necessary to make any such prohibition inapplicable;

(x) furnish to each Stockholder participating in the offering and the managing underwriter, without charge, at least one signed copy of the Registration Statement and any post-effective amendments or supplements thereto, including financial statements and schedules, all documents incorporated therein by reference, the Prospectus contained in such Registration Statement (including each preliminary Prospectus and any summary Prospectus), any other Prospectus filed under Rule 424 under the Securities Act and all exhibits (including those incorporated by reference); and

(y) upon effectiveness of the first Registration Statement filed by the Company, the Company will take such actions and make such filings as are necessary to effect the registration of the Shares under the Exchange Act simultaneously with or as soon as practicable following the effectiveness of the Registration Statement.

6.2 Stockholder Information. The Company may require each Stockholder to furnish to the Company such information regarding the proposed distribution by such Stockholder as the Company may from time to time reasonably request in writing or as shall be required to effect the registration of the Registrable Shares, and no Stockholder shall be entitled to be named as a selling stockholder in any Registration Statement and no Stockholder shall be entitled to use the Prospectus forming a part thereof if such Stockholder does not provide such reasonable information to the Company. Any Stockholder that sells Registrable Shares pursuant to a Registration Statement or as a selling stockholder pursuant to an Underwritten Offering shall be required to be named as a selling Stockholder in the related Prospectus and to deliver a Prospectus to purchasers. Each Stockholder further agrees to furnish promptly to the Company in writing all information required from time to time to make the information previously furnished by such Stockholder not misleading and each Stockholder shall have a reasonable opportunity to review and comment upon the Registration Statement with respect to the accuracy of the information provided by such Stockholder, which shall include at least five (5) Business Days after receipt of any Registration Statement to provide comments thereon to the Company or its counsel. The designated counsel, if any, for each Stockholder shall, on behalf of such Stockholder, have the right to review and comment upon the Registration Statement prior to the time it is filed with the Commission, which shall include at least ten (10) Business Days after receipt of any Registration Statement to provide comments thereon to the Company or its counsel.

6.3 Restriction on Disposition. Each Stockholder selling Registrable Shares agrees that, upon notice of the happening of any event as a result of which the Prospectus included in such Registration Statement contains an untrue statement of a material fact or omits any material fact necessary to make the statements therein not misleading (a “Suspension Notice”), such Stockholder will forthwith discontinue disposition of Registrable Shares for a reasonable length of time (not to exceed 60 days) until such Stockholder is advised in writing by the Company that the use of the Prospectus may be resumed and is furnished with a supplemented or amended Prospectus as contemplated by Section 6.1(j) hereof, and, if so directed by the Company, such Stockholder will deliver to the Company (at the Company’s expense) all copies, other than permanent file copies then in such Stockholder’s possession, of the Prospectus covering such Registrable Shares current at the time of receipt of such notice; provided, however, that such postponement of sales of Registrable Shares by the Stockholders shall not exceed ninety (90) days in the aggregate in any one year. If the Company shall give any notice to suspend the disposition of Registrable Shares pursuant to a Prospectus, the Company shall extend the period of time during which the Company is required to maintain the Registration Statement effective pursuant to this Agreement by the number of days during the period from and including the date of the giving of such notice to and including the date such Stockholder either is advised by the Company that the use of the Prospectus may be resumed or receives the copies of the supplemented or amended Prospectus contemplated by Section 6.1(j). In any event, the Company shall not be entitled to deliver more than three (3) Suspension Notices in any one year.

7. Indemnification and Contribution.

7.1 Stockholder Indemnification. The Company agrees to indemnify and hold harmless (i) each Stockholder, (ii) each Person, if any, who controls (within the meaning of Section 15 of the Securities Act or Section 20(a) of the Exchange Act), each Stockholder (any of the Persons referred to in this clause (ii) being hereinafter referred to as a “Controlling Person”) and (iii) the respective officers, directors, fiduciaries, general and limited partners, stockholders, members, managers, employees, representatives and agents (and the directors, fiduciaries, general and limited partners, stockholders, members, managers, employees, representatives and agents thereof) of each Stockholder or any Controlling Person (any Person referred to in clause (i), (ii) or (iii) may hereinafter be referred to as a “Stockholder Indemnitee”) from and against any and all losses, damages, judgments, proceedings, reasonable out-of-pocket expenses, and other liabilities (collectively, the “Liabilities”), including, without limitation and as incurred, reimbursement of all reasonable costs of investigating, preparing, pursuing or defending any proceeding by any Governmental Agency, commenced or threatened, including to the extent hereinafter provided, the reasonable fees and expenses of outside counsel to any Stockholder Indemnitee, joint or several, directly or indirectly related to, based upon, arising out of or in connection with (x) any untrue statement or alleged untrue statement of a material fact contained in any Registration Statement or Prospectus (as amended or supplemented if the Company shall have furnished to such Stockholder Indemnitee any amendments or supplements thereto), or any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading or (y) any violation by the Company of any federal, state or common law rule or regulation applicable to the Company and relating to action required of or inaction by the Company in connection with any such registration, and the Company will reimburse any such Stockholder Indemnitee for any legal or other expenses reasonably incurred by such indemnified party in connection with investigating or defending any such Claim as such expenses are incurred, except to the extent such Liabilities arise out of or are based upon (i) any untrue statement or omission or alleged untrue statement or omission made in reliance upon and in conformity with information relating to any Stockholder Indemnitee furnished to the Company or any underwriter in writing by such Stockholder Indemnitee expressly for use therein, (ii) any untrue statement contained in or omission from a Prospectus (as then amended or supplemented, if the Company shall have furnished to or on behalf of the Stockholder participating in the distribution relating to the relevant Registration Statement any amendments or supplements thereto) if, upon receipt of any notice from the Company of the happening of any event of the kind described in clause (v) of Section 6.1(f), (1) such Stockholder Indemnitee fails to discontinue its disposition of Registrable Shares pursuant to the Registration Statement covering such Registrable Shares until its receipt of the copies of the supplemented or amended Prospectus contemplated by Section 6.1(g) or (2) such Stockholder Indemnitee fails to deliver to the purchasers of such Registrable Shares such supplemented or amended Prospectus (or final Prospectus) if provided by the Company to such Stockholder Indemnitee in accordance with this Agreement. The indemnity provided for herein shall remain in full force and effect regardless of any investigation made by or on behalf of any Stockholder Indemnitee.

7.2 Company Indemnification. In connection with any Registration Statement in which a Stockholder is participating and as a condition to such participation, such Stockholder agrees, severally and not jointly, to indemnify and hold harmless the Company, each Person who controls the Company within the meaning of Section 15 of the Securities Act or Section 20(a) of the Exchange Act and the respective partners, directors, officers, members, representatives, employees and agents of the Company and each such Person to the same extent as the foregoing indemnity from the Company to each Stockholder Indemnitee, but only with reference to untrue statements or omissions or alleged untrue statements or omissions made in reliance upon and in strict conformity with information relating to such Stockholder Indemnitee furnished to the Company in writing by such Stockholder Indemnitee expressly for use in any Registration Statement or Prospectus, any amendment or supplement thereto, or any preliminary Prospectus. The liability of any Stockholder Indemnitee pursuant to this paragraph shall in no event exceed the net proceeds received by such Stockholder Indemnitee from sales of Registrable Shares giving rise to such obligations. The Company and each Stockholder holding Registrable Securities hereby acknowledge and agree that, unless otherwise expressly agreed to in writing by such Stockholders to the contrary, for all purposes of this Agreement, the only information furnished or to be furnished to the Company for use in any such Registration Statement or Prospectus are statements specifically relating to (a) transactions between such Stockholder and its Affiliates, on the one hand, and the Company, on the other hand, (b) the beneficial ownership of Shares by such Stockholder and its Affiliates and (c) the name and address of such Stockholder. If any additional information about such Stockholder or the plan of distribution (other than for an underwritten offering) is required by law to be disclosed in any such document, then such Stockholder shall not unreasonably withhold its agreement referred to in the immediately preceding sentence. Such indemnity and reimbursement of expenses shall remain in full force and effect regardless of any investigation made by or on behalf of such Stockholder Indemnitee and shall survive the transfer of such securities by such Stockholder.

7.3 Indemnification Procedures. If any proceeding (including any governmental or regulatory investigation), claim or demand shall be brought or asserted against any Person in respect of which indemnity may be sought pursuant to paragraph (a) or (b) above, such Person (the “Indemnified Party,” or if more than one Indemnified Party, the “Indemnified Parties”), shall promptly notify the Person against whom such indemnity may be sought (the “Indemnifying Party”), in writing of the commencement thereof (but the failure to so notify an Indemnifying Party shall not relieve it from any liability which it may have under this Section 7, except to the extent the Indemnifying Party is actually and materially prejudiced by the failure to give notice), and the Indemnifying Party, shall assume the defense of such Proceeding and retain counsel chosen by the Indemnifying Party and approved by the Indemnified Party, which approval shall not be unreasonably withheld, to represent the Indemnified Party and any others the Indemnifying Party may reasonably designate in such Proceeding and shall pay the reasonable fees and expenses actually incurred by such counsel related to such proceeding. Notwithstanding the foregoing, in any such proceeding, any Indemnified Party shall have the right to retain its own counsel, but the fees and expenses of such counsel shall be at the expense of such Indemnified Party, unless (i) the Indemnifying Party and the Indemnified Party shall have mutually agreed in writing to the contrary, (ii) the Indemnifying Party failed within a reasonable time after notice of commencement of the proceeding to assume the defense and engage counsel approved by the Indemnified Party as hereinabove provided, (iii) the Indemnifying Party and its counsel do not pursue in a reasonable manner the defense of such proceeding, (iv) such Indemnified Party shall have been reasonably advised by counsel that, either (x) there may be one or more legal defenses available to it which are different from or additional to those available to the Indemnifying Party or such affiliate of the Indemnifying Party or (y) a conflict may exist between such Indemnified Party and the Indemnifying Party or such affiliate of the Indemnifying Party, then the Indemnifying Party shall not have the right to assume nor direct the defense of such Proceeding on behalf of such Indemnified Party, it being understood, however, that the Indemnifying Party shall not, in connection with any one such Proceeding or separate but substantially similar or related Proceedings arising out of the same general allegations or circumstances, be liable for the fees and expenses of more than one (1) separate firm of attorneys (in addition to any local counsel), for all such Indemnified Parties, which firm shall be designated in writing by those Indemnified Parties who sold a majority of Registrable Shares sold by all such Indemnified Parties (excluding Registrable Shares sold by the Company at its Affiliates) and any such separate firm for the Company, the directors, the officers and such control Persons of the Company as shall be designated in writing by the Company. The Indemnifying Party shall not be liable for any settlement of any proceeding effected without its written consent, which consent shall not be unreasonably withheld or delayed, but if settled with such consent or if there be a final judgment for the plaintiff, the Indemnifying Party agrees to indemnify any Indemnified Party from and against any loss or liability resulting from such settlement or judgment. No Indemnifying Party shall, without the prior written consent of the Indemnified Party, effect any settlement of any pending or threatened proceeding in respect of which any Indemnified Party is a party or the subject thereof and indemnity could have been sought hereunder by such Indemnified Party, unless (i) such settlement includes an unconditional release of such Indemnified Party from all liability on claims that are the subject matter of such proceeding in a form satisfactory to the Indemnified Party and (ii) does not include a statement as to, or an admission of, fault, culpability or a failure to act by or on behalf of the Indemnified Party.

7.4 Insufficiency of Indemnification. If the indemnification provided for in Sections 7.1 and 7.2 hereof is for any reason held to be unavailable to an Indemnified Party in respect of any Liabilities referred to therein (other than by reason of the exceptions provided therein) or is insufficient to hold harmless a party indemnified thereunder, then each applicable Indemnifying Party under such paragraphs, in lieu of indemnifying such Indemnified Party thereunder, shall contribute to the amount paid or payable by such Indemnified Party as a result of such Liabilities in such proportion as is appropriate to reflect the relative fault of the Indemnifying Parties and the Indemnified

Party, as well as any other relevant equitable considerations. The relative fault of the Company, on the one hand, and any Stockholder Indemnitees, on the other, shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by the Company or by such Stockholder Indemnitees and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission.

7.5 Contribution. The parties agree that it would not be just and equitable if contribution pursuant to this Section 7 were determined by pro rata allocation (based upon the relative shareholdings in the Company of such Stockholders or the number of Registrable Shares being sold by such Stockholder) (even if such Indemnified Parties were treated as one entity for such purpose), or by any other method of allocation that does not take account of the equitable considerations referred to in Section 7.4 above. The amount paid or payable by an Indemnified Party as a result of any Liabilities referred to Section 7.4 shall be deemed to include, subject to the limitations set forth above, any reasonable legal or other expenses actually incurred by such Indemnified Party in connection with investigating or defending any such proceeding. Notwithstanding the provisions of this Section 7, in no event shall a Stockholder Indemnitee be required to contribute any amount in excess of the amount by which proceeds (net of any discounts or commissions) received by such Stockholder Indemnitee from sales of Registrable Shares exceeds the amount of any damages that such Stockholder Indemnitee has otherwise been required to pay by reason of such untrue or alleged untrue statement or omission or alleged omission. For purposes of this Section 7, each Person, if any, who controls (within the meaning of Section 15 of the Securities Act or Section 20(a) of the Exchange Act) a Stockholder shall have the same rights to contribution as such Stockholder and each Person, if any, who controls (within the meaning of Section 15 of the Securities Act or Section 20(a) of the Exchange Act) the Company, and each officer, director, partner, employee, representative, agent or manager of the Company shall have the same rights to contribution as the Company. Any party entitled to contribution will, promptly after receipt of notice of commencement of any proceeding against such party in respect of which a claim for contribution may be made against another party or parties, notify each party or parties from whom contribution may be sought, but the omission to so notify such party or parties shall not relieve the party or parties from whom contribution may be sought from any obligation it or they may have under this Section 7 or otherwise, except to the extent that any party is actually and materially prejudiced by the failure to give notice. No Person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act), shall be entitled to contribution from any Person who was not guilty of such fraudulent misrepresentation.

7.6 Similar Indemnification. Indemnification similar to that specified in Section 7.1 and Section 7.2 (with appropriate modifications) shall be given by the Company and any Stockholder selling Registrable Securities with respect to any required registration or other qualification of securities under any applicable securities and state “blue sky” laws.

7.7 Liabilities Cumulative. The indemnity and contribution agreements contained in this Section 7 will be in addition to any liability which the Indemnifying Parties may otherwise have to the Indemnified Parties referred to above. The Stockholder Indemnitee’s obligations to contribute pursuant to this Section 7 are several in proportion to the respective number of Registrable Shares sold by each of the Stockholder Indemnitees hereunder and not joint.

7.8 Periodic Reimbursement. The indemnification and contribution required by this Section 7 shall be made by periodic payments of the amount thereof during the course of the investigation or defense, as and when bills are received or expense, loss, damage or liability is incurred; provided, however, that the recipient thereof hereby undertakes to repay such payments if and to the extent it shall be determined by a court of competent jurisdiction that such recipient is not entitled to such payment hereunder.

8. Market Stand-off Agreement. Each Stockholder hereby agrees that it shall not, to the extent requested in writing by the Company or an underwriter of securities of the Company, directly or indirectly sell, offer to sell (including without limitation any short sale), grant any option or otherwise transfer or dispose of any Registrable Shares or other Shares of the Company or any securities convertible into or exchangeable or exercisable for Shares of the Company then owned by such Stockholder (other than to Permitted Transferees who agree to be similarly bound) within thirty (30) days prior to and one hundred eighty (180) days following either (x) the effective date of the IPO Registration Statement of the Company filed under the Securities Act or (y) the date of an underwritten offering by the Company; provided, however, that:

(a) with respect to the up to the 180-day restriction that follows the effective date of the IPO Registration Statement, such agreement shall not be applicable to Registrable Shares sold pursuant to such IPO Registration Statement;

(b) all executive officers and directors of the Company then holding Shares or securities convertible into or exchangeable or exercisable for Shares of the Company shall enter into similar agreements for not less than the entire time period required of the Stockholders hereunder; and

(c) the Stockholders shall be allowed any concession or proportionate release allowed to any executive officer or director that entered into similar agreements.

In order to enforce the foregoing covenant, the Company shall have the right to place restrictive legends on the certificates representing the securities subject to this Section 8 and to impose stop transfer instructions with respect to the Registrable Shares and such other securities of each Stockholder (and the securities of every other Person subject to the foregoing restriction) until the end of such period.

9. Tax Matters.

9.1 Company Tax Returns. The Company shall cause to be prepared and timely filed all tax returns required to be filed for the Company in the jurisdictions in which the Company conducts business or derives income for all applicable tax years, and shall furnish within 30 days after the filing date of the Company’s federal income tax return (IRS Form 1065 or any successor form thereto), a statement of each Stockholder’s distributive share of income, gains, losses, deductions and credits for such tax year prepared by the Company’s independent public accountants (including IRS Form 1065 and Schedule K-1 and similar or successor forms and schedules thereto) and a copy of the Company’s federal tax return required to be filed by the Company for such fiscal year. The Tax Matters Partner may make, subject to approval of the Board of Directors, any income or other tax elections for the Company; provided, however, upon the transfer of Shares in the Company, the Tax Matters Partner shall, at the request of any Stockholder, cause the Company to file an election under Section 754 of the Code and the Treasury Regulations thereunder and a corresponding election under the applicable section of state or local law. Any filing by the Company of any federal, state or local income tax returns of the Company, including IRS Form 1065 and Schedule K-1 and similar or successor forms and schedules shall be approved by the Board of Directors.

9.2 Designation of Tax Matters Partner. Smithfield is hereby designated as the “Tax Matters Partner” under Section 6231(a)(7) of the Code, with respect to the Company. The Tax Matters Partner is specifically directed and authorized to take whatever steps the Tax Matters Partner, in its sole discretion, deems necessary or desirable to perfect such designation, including filing any forms or documents with the Internal Revenue Service and taking such other action as may from time to time be required under regulations of the United States Department of the Treasury. The Tax Matters Partner shall at all times assure that each Stockholder is a “notice partner” as defined in Section 6231(a)(8) of the Code with respect to the Company. The Tax Matters Partner shall promptly deliver to each of the other Stockholders a copy of all notices, communications, reports and writings received from the Internal Revenue Service or other tax authority relating to or potentially resulting in an adjustment of Company items and keep each of the Stockholders advised of all material developments with respect to any proposed adjustments which come to its attention. Any Stockholder has the right to participate in administrative or judicial proceedings relating to the determination of Company items at the Company level. Expenses of such administrative or judicial proceedings undertaken by the Tax Matters Partner shall be deemed expenses of the Company. Each Stockholder, other than the Tax Matters Partner, who elects to participate in such proceedings shall be responsible for any expenses incurred by such Stockholder in connection with such participation. Further, the cost of any adjustments to a Stockholder and the cost of any resulting audits or adjustments of such Stockholder’s tax return, shall be borne solely by the affected Stockholder. Notwithstanding the foregoing, the Tax Matters Partner may not settle any administrative or judicial proceeding or enter into any agreement (including extending the period of limitations) with the Internal Revenue Service or other tax authority, in each case, without the approval of the Board of Directors. This Section 9.2 is not intended to authorize the Tax Matters Partner to exercise or limit any right that is exercisable by any other Stockholder under Sections 6222 through 6232 of the Code. The Company will timely elect to be classified as a partnership for United States federal income tax purposes effective on the Closing Date.

10. Termination of the Company’s Obligations. The Company shall have no further obligations pursuant to Sections 4, 5 and 6 of this Agreement upon the earlier to occur of (a) the IPO Deadline, in the event that a public offering of Registrable Shares has not been consummated as of such date, and (b) such time as no Registrable Shares are outstanding.

11. Buy/Sell Agreement

11.1 Offer. A Stockholder (the “Offering Stockholder”) shall have the right, at any time following the IPO Deadline in the event that a public offering of Registrable Shares has not been consummated as of such date, to make an offer (the “Offer”) to purchase all (but not less than all) of the Shares held by the other Stockholder (the “Offeree Stockholder”). The Offer shall be in writing and contain a value per Share (the “Value”) to be paid in cash as specified by the Offering Stockholder for such Shares (as determined on a fully-diluted basis including all Share Equivalents (if any)) and established by the Offering Stockholder in its sole discretion. For the avoidance of doubt, the terms “Offering Stockholder” and “Offeree Stockholder” include all Permitted Transferees of the respective Stockholders.

11.2 Alternative Purchase or Sale. Upon the receipt of an Offer as set forth in Section 11.1, the Offeree Stockholder shall have the alternative either (i) to sell all (but not less than all) of its Shares to the Offering Stockholder for cash at a price equal to the product of (A) the number of Shares (as determined on a fully-diluted basis including all Share Equivalents (if any)) held by the Offeree Stockholder times (B) the Value, or (ii) to purchase all (but not less than all) of the Shares (as determined on a fully-diluted basis including all Share Equivalents (if any)) held by the Offering Stockholder for cash at a price equal to the product of (A) 0.9 times (B) the number of Shares (as determined on a fully-diluted basis including all Share Equivalents (if any)) held by the Offering Shareholder times (C) the Value. The closing of the purchase pursuant to this Section 11.2 shall be held at the time and in the manner provided in Section 11.4 hereof.

11.3 Election of Alternative. The Offeree Stockholder shall give written notice (the “Response Notice”) to the Offering Stockholder within forty-five (45) days from the date of receipt of the Offer, indicating whether the Offeree Stockholder elects to sell its Shares to the Offering Stockholder or to purchase the Offering Stockholder’s Shares. Failure to provide the Offering Stockholder with written notice of the Offeree Stockholder’s election within such forty-five (45) day period shall be conclusively deemed to be an election by the Offeree Stockholder to sell its Shares to the Offering Stockholder in accordance herewith.

11.4 Closing. Not later than ninety (90) days after receipt by the Offering Stockholder of the Response Notice, the purchase or sale, as applicable, of the

Shares by the Offering Shareholder pursuant to the terms of this Section 11 shall be closed in the Company’s principal business office and all appropriate documents will be executed and delivered to effect the purchase and sale of the Shares, free and clear of all encumbrances. The consideration therefor shall be paid by the purchaser to the seller in immediately available funds by wire transfer to an account or accounts at such bank or banks specified by the seller at least five (5) Business Days prior to the closing date.

12. Corporate Governance.

12.1 General.

(a) From and after the execution of this Agreement, at any regular or special meeting of stockholders of the Company (a “Stockholders Meeting”) or in any written consent executed in lieu of such a meeting of stockholders (a “Written Consent”), (i) each Stockholder shall vote its Shares or execute a Written Consent, as applicable, and each Stockholder and the Company shall take all other necessary or desirable actions, to give effect to the provisions of this Agreement (including, without limitation, Section 12.3 and Section 12.4 hereof) and to ensure that the Charter Documents reflect (to the extent possible under applicable law) the provisions of this Agreement (as such may be amended from time to time) and (ii) each Stockholder shall vote its Shares or execute a Written Consent, as applicable, in conformity with the specific terms and provisions of this Agreement.

(b) The Stockholders undertake to expressly inform the directors appointed by them of the contents of this Agreement and will request and instruct the corresponding directors to vote in accordance with this Agreement. Each Stockholder will ensure that the directors appointed by such Stockholder undertake to fulfill this obligation. In the event that a director should declare an intention not to vote in accordance with the provisions of this Agreement, the Stockholder who appointed such director shall request the immediate resignation of such director and will immediately inform the remaining Stockholders, who will cooperate for the immediate replacement of such director.

(c) Should any director fail to vote in a manner consistent with the provisions of this Agreement (and such vote is not amended within the following fourteen (14) days in such a way as to cure all effects derived from such director’s vote) or fail to present his/her resignation in accordance with the previous paragraph, the Stockholders shall remove and replace such director as soon as possible and, in any event, no later than the next General Shareholders’ Meeting, which the Stockholders call as promptly as practicable for purposes of removing such director.

12.2 Stockholder and Company Actions. In order to effectuate the provisions of this Agreement, (a) each Stockholder hereby agrees that when any action or vote is required to be taken by such Stockholder pursuant to this Agreement, such Stockholder shall use its commercially reasonable efforts to call, or cause the appropriate officers and directors of the Company to call, a Stockholders Meeting, or to execute or cause to be executed a Written Consent to effectuate such stockholder action and (b) the

Company shall use its commercially reasonable efforts to cause the Board of Directors to adopt, either at a meeting of the Board of Directors or by unanimous written consent of the Board of Directors, all the resolutions necessary to effectuate the provisions of this Agreement.

12.3 Appointment and Election of Directors.

(a) The Board of Directors shall be comprised of six (6) directors, none of whom may be employees of the Company.

(b) Smithfield shall be entitled to designate three (3) individuals, in its sole discretion, for nomination as directors to the Board of Directors (the “Smithfield Directors”). Each Stockholder agrees to take all necessary or desirable action in order to cause the appointment of the Smithfield Directors to the Board of Directors at the next Stockholders Meeting.

(c) OCM shall be entitled to designate three (3) individuals, in its sole discretion, for nomination as directors to the Board of Directors (the “OCM Directors”). Each Stockholder agrees to take all necessary or desirable action in order to cause the appointment of the OCM Directors to the Board of Directors at the next Stockholders Meeting.

(d) Each Stockholder shall vote its Shares at any Stockholders Meeting called for the purpose of filling positions on the Board of Directors, or in any Written Consent executed for such purpose, and take all other necessary or desirable actions to cause the election to the Board of Directors of the Smithfield Directors and the OCM Directors.

(e) The Stockholders agree that the Chairman and Vice-Chairman of the Board of Directors will be appointed on a rotational basis for subsequent periods of two years. For the initial two years the Chairman will be appointed among the Smithfield Directors and the Vice-Chairman among the OCM Directors, and conversely after two years. The Stockholders agree on a full equivalence of the faculties of the Chairman and of the Vice-Chairman.

(f) The Stockholders agree that the Secretary and the Vice-Secretary of the Board of Directors will be appointed on a rotational basis for subsequent periods of two years. For the initial two years the Secretary will be appointed at the proposal of the OCM Directors and the Vice-Secretary at the proposal of the Smithfield Directors, and conversely after two years. The Secretary and the Vice-Secretary shall not be required to be members of the Board of Directors.

12.4 Removal and Replacement of Directors.

(a) Removal of the Smithfield Directors. If, at any time, Smithfield notifies the Company and the other Stockholder of its desire to remove at any time and for any reason (or no reason) one or more Smithfield Directors, each Stockholder shall vote all of its Shares, and the Company and each Stockholder shall take all necessary or desirable action, so as to remove such Smithfield Directors.

(b) Replacement of Smithfield Directors.

(i) If, at any time, a vacancy is created on the Board of Directors by reason of the incapacity, death, removal or resignation of any Smithfield Director, Smithfield shall have the sole right to designate a replacement Smithfield Director to fill each such vacancy.

(ii) Upon receipt of notice of the designation of a replacement Smithfield Director, the Company and each Stockholder shall, as soon as practicable after the date of such notice, take all necessary or desirable actions, including the voting by each Stockholder of its Shares, to elect the director so designated by Smithfield to fill the vacancy.

(c) Removal of OCM Directors. If, at any time, OCM notifies the Company and the other Stockholder of its desire to remove at any time and for any reason (or no reason) one or more OCM Directors, each Stockholder shall vote all of its Shares, and the Company and each Stockholder shall take all necessary or desirable action, so as to remove such OCM Directors.

(d) Replacement of OCM Directors.

(i) If, at any time, a vacancy is created on the Board of Directors by reason of the incapacity, death, removal or resignation of any OCM Directors, OCM shall have the sole right to designate a replacement OCM Director to fill each such vacancy.

(ii) Upon receipt of notice of the designation of a replacement OCM Director, the Company and each Stockholder shall, as soon as practicable after the date of such notice, take all necessary or desirable actions, including the voting by each Stockholder of its Shares, to elect the director so designated by OCM to fill the vacancy.

(e) Vacancies. The Stockholders agree that, in the event of a vacancy in the Board of Directors, no decision shall be taken by the Board of Directors pursuant to Section 12.6(b) or Section 12.11(b) unless taken unanimously; provided, that the Stockholder responsible for filling such vacancy is acting in good faith to fill such vacancy as promptly as practicable.

12.5 Meetings; Quorum; Representatives.

(a) The Board of Directors shall hold regularly scheduled meetings at least once during each fiscal quarter. Special meetings of the Board of Directors may be called by the Chairman or Vice-Chairman upon reasonable notice (which shall, in any event, be at least five (5) days) by the Company to the other directors. A quorum of the Board of Directors shall consist of a majority of the entire Board of Directors present in person or by proxy.

(b) Each Stockholder may request that one or more of its representatives be permitted to attend any meeting of the Board of Directors as such Stockholder deems reasonable under the circumstances. In connection with the foregoing, each of Smithfield and OCM commit to cause any director appointed by them to accept the presence of those representatives in the meeting, and both Stockholders agree that the Chairman of the meeting shall be obligated to accept the presence of such representatives; provided that such representatives shall attend such meetings only in an observer capacity.

(c) Each Stockholder may invite one or more observers to attend any Stockholders Meeting as such Stockholder deems reasonable under the circumstances; provided that such observers shall attend such meetings only in an observer capacity.

(d) The Stockholders shall instruct the Chairman and the Vice-Chairman of the Board of Directors to:

(i) call a special meeting of the Board of Directors within five (5) days following a request by any of the directors or by any of the Stockholders;

(ii) call a Stockholders Meeting within a term of thirty (30) days following a request by any of the Stockholders; and

(iii) send to each Stockholder a copy of any notice regarding any Stockholders Meeting or meeting of the Board of Directors of the Company along with an agenda of issues to be discussed at such Stockholders Meeting or meeting of the Board of Directors and a copy of the minutes of any such Stockholders Meeting or meeting of the Board of Directors.

(e) The Stockholders agree that any minutes and certificates of the minutes of the Board of Directors and of the Stockholders Meeting shall always be signed by the Chairman and by the Secretary of the Board; provided that all minutes and certificates shall require the signature of at least one Smithfield Director and one OCM Director.

12.6 Actions of the Company; Extraordinary Actions.

(a) Except as otherwise provided herein, all actions of the Board of Directors shall require the affirmative vote of at least a majority of directors present at a duly convened meeting of the Board of Directors at which a quorum is present (in person or telephonically). In the case of any tie vote of the Board of Directors, neither the Chairman’s, Vice-Chairman’s nor any other Person’s vote shall be deemed a deciding vote.

(b) Notwithstanding anything to the contrary contained in this Agreement, the Company shall not take, approve or otherwise ratify any of the following actions without the consent of at least two Smithfield Directors and two OCM Directors, or of each of Smithfield and OCM in their capacity as Stockholders:

(i) (A) any creation of a class or series of, or any issuance of or agreement to issue any equity securities of the Company or securities or other rights of any kind convertible into or exchangeable for, any equity securities of the Company, or any option, warrant or other subscription or purchase right with respect to such equity securities of the Company (including the adoption or material alteration of any employee stock option plan, stock incentive plan or equity incentive plan) or (B) the redemption, repurchase or other acquisition of any Shares or Share Equivalents of the Company, other than as expressly contemplated in the Contribution Agreement or the Earn-Out Agreement;

(ii) any amendment, modification or restatement of the Charter Documents (or similar governing documents of the Company or any of its subsidiaries), any modification of the number of directors constituting the entire Board of Directors and any amendment or modification of this Section 12.6;

(iii) the entry into any joint venture, partnership or similar relationship with any other Person, in each case with a total transaction value in excess of €1,000,000 or €2,000,000 in the aggregate;

(iv) (A) any transaction involving the merger or consolidation of the Company into or with one or more Persons or (B) any transaction involving the merger or consolidation of one or more Persons into or with the Company;

(v) effecting, approving or authorizing any liquidation of the Company or any recapitalization or reorganization of the Company;

(vi) (A) any sale, conveyance, exchange or transfer, not otherwise permitted by the terms hereof, to another Person of all or substantially all of the assets of the Company or (B) the sale, lease, exchange, transfer or other disposition of a significant portion of assets of the Company (including the capital stock of any subsidiary of the Company);

(vii) any direct or indirect declaration, distribution or direct or indirect payment of any dividend or other distribution on any Shares or Share Equivalents of the Company;

(viii) the commencement, termination or change (in any material respect) of any line of business or the material change of any fundamental business practice of the Company or subsidiary of the Company;

(ix) the commencement of any voluntary or involuntary proceeding or filing of any petition seeking relief under Title 11 of the United States Code, as now constituted or hereafter amended, or insolvency proceedings (“insolvencia imminente”) under the Spanish Bankruptcy Act (Ley 22/2003, de 9 de julio), as amended, or the commencement of any voluntary or involuntary proceedings under any other foreign bankruptcy, insolvency or receivership or similar law or composition of creditors; consenting to the institution of or failing to contest in a timely and appropriate manner any such proceeding or filing; applying for or consenting to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Company or any Subsidiary of the Company; filing an answer admitting the material allegations of a petition filed against it in any such proceeding; making a general assignment for the benefit of creditors; admitting in writing its inability or failing generally to pay its debts as they become due; or taking any action for the purpose of effecting any of the foregoing;

(x) the Company’s issuance or becoming liable for any indebtedness in excess of €5,000,000 in the aggregate, other than in connection with the Company’s working capital line of credit in the ordinary course of business;

(xi) any change in the annual operating budget or business plan of the Company or any subsidiary of the Company of more than five percent (5%) in the aggregate from the annual operating budget or business plan of the Company approved pursuant to Section 12.7 hereof for the then-current fiscal year;

(xii) any capital expenditures or leasehold improvements by the Company in excess of €2,000,000 not included in the annual operating budget or business plan of the Company approved pursuant to Section 12.7 hereof for the then-current fiscal year;

(xiii) hiring or terminating, or amending the employment terms of (including, without limitation, compensation and benefits), the chief executive officer, the chief financial officer or the general counsel of the Company or the president of any subsidiary of the Company;

(xiv) any material transaction with any of the Company’s Affiliates, including, without limitation, any transaction with Smithfield or any of its Affiliates other than transactions conducted pursuant to the terms of Section 12.10;

(xv) acquiring or disposing of any business or assets of the Company in a single transaction or a series of related transactions with an aggregate value in such transaction or series of related transactions in excess of €1,000,000 (including all assumed debt, all cash payments and the fair market value of all securities or other property issued or exchanged as consideration) or making any other investment other than (A) investments in short term obligations issued by, or guaranteed by, a Governmental Authority in the United States and (B) investments in negotiable certificates of deposit, bankers’ acceptances or money market securities issued by any bank of international standing or branch of a bank of international standing;

(xvi) (A) instituting, settling, paying, discharging or dismissing any claim threatened against, relating to or involving any Company or subsidiary of the Company (1) involving payments thereby in excess of €1,000,000 or (2) involving any material limitation on the conduct of the business of the Company or (B) waiving or releasing any right of the Company or any of the subsidiaries of the Company with a value in excess of €250,000, other than, in each case, in connection with the accounts payable or accounts receivable of the Company in the ordinary course of business;

(xvii) other than as contemplated by this Agreement, the filing of any Registration Statement with the SEC or similar foreign or domestic Governmental Authority or any stock or securities exchange;

(xviii) making any loans or advances to any Person (other than to employees of the Company in the ordinary course of business consistent with past practice) or assuming or guaranteeing the indebtedness of another Person, entering into any “keep well” or other agreement to maintain any financial statement condition of another Person or enter into any arrangement having the economic effect of any of the foregoing;

(xix) exercising the right to vote the shares of any direct or indirect subsidiary of the Company to cause such subsidiary take any of the actions described in this Section 12.6(b);

(xx) any material change in accounting methods or policies of the Company;

(xxi) appointing managing directors (“Consejeros Delegados”) and/or granting ample powers of attorney to senior officers or to any third party;

(xxii) any change of the Company’s independent registered public accounting firm; and

(xxiii) agreeing or otherwise committing to take any of the actions set forth above.

(c) The Smithfield Directors shall have authority to act on behalf of the Company without the approval of the OCM Directors in connection with enforcing the Company’s rights under (i) Section 7.1(b) of the Contribution Agreement and (ii) the Earn-Out Agreement. For this purpose, the Smithfield Directors shall be granted an irrevocable power of attorney by the Company at Closing (which shall be granted to any replacement Smithfield Director in the event a Smithfield Director is replaced).

(d) The OCM Directors shall have authority to act on behalf of the Company without the approval of the Smithfield Directors in connection with enforcing the Company’s rights under Section 7.1(a) of the Contribution Agreement. For this purpose, the OCM Directors shall be granted an irrevocable power of attorney by the Company at Closing (which shall be granted to any replacement OCM Director in the event an OCM Director is replaced).

12.7 Annual Operating Plan; Annual Budget. Not less than thirty (30) days prior to the end of each fiscal year, the Company shall prepare and submit to the Board of Directors for its approval an annual operating plan and an annual budget of the Company for the next succeeding fiscal year in reasonable detail. Such operating plans and budgets shall be subject to the approval of the Board of Directors.

12.8 Books and Records; Financial Information.

(a) The Company shall, and shall cause its subsidiaries to, keep proper books of records and account, in which full and correct entries shall be made of all financial transactions and the assets and business of the Company and each of its subsidiaries in accordance with generally accepted accounting principles as in effect in the United States (“U.S. GAAP”) and generally accepted accounting principles as in effect in Spain (“Spanish GAAP”) consistently applied and the Stockholders shall be entitled to review all such books and records upon reasonable prior notice to the Company.

(b) The Company shall provide to each Stockholder:

(i) as soon as practicable following the final day of each monthly accounting period, monthly unaudited financial reports with respect to the immediately preceding monthly period; and

(ii) as soon as practicable following the final day of each fiscal year, annual financial statements for the immediately preceding fiscal year, which shall be prepared in accordance with U.S. GAAP and Spanish GAAP at the end of such fiscal year.

(c) Each Stockholder and its authorized representatives will be given, upon request, reasonable access during business hours to review the books and records and any other financial information of the Company and each of its subsidiaries.

12.9 Stockholder Management. No Stockholder shall be entitled to participate in the management of the Company; provided, however, that each Stockholder may act in an advisory capacity with respect to the Company’s operations. The Company shall (a) pay to Smithfield an annual advisory fee in an amount equal to an aggregate of €300,000 (which shall be subject to review annually by the Company’s Board of Directors) paid quarterly, in arrears and (b) reimburse Smithfield for all of its actual out-of-pocket expenses incurred in connection with the provision of any of its personnel. In the event that OCM makes available to the Company its personnel, the Stockholders and the Company shall negotiate in good faith with respect to any advisory fee and actual out-of-pocket expenses to be paid and reimbursed, respectively, by the Company to OCM.

12.10 Affiliated Transactions. The Board of Directors may, in conducting the business and affairs of the Company, cause the Company to enter into agreements or arrangements or otherwise deal with the Stockholders or their Affiliates; provided that the terms of each such agreement or arrangement are no less favorable than the terms then offered by such Stockholder or its Affiliates to unrelated third parties. To the extent Smithfield or any of its Affiliates determines to make raw materials and other inventory available to the Company, Smithfield shall, and shall cause its Affiliates to, make such raw material and other inventory available to the Company on the most favorable pricing and other terms that are offered at such time by Smithfield or its Affiliates to unrelated third-party customers of Smithfield or its Affiliates. For the avoidance of doubt, the Company shall have no obligation to purchase (and Smithfield and its Affiliates shall have no obligation to supply) any raw materials or other inventory from Smithfield or any of its Affiliates.

12.11 Corporate Opportunities.

(a) Neither Stockholder nor any of their respective Affiliates shall, directly or indirectly, acquire, finance or otherwise invest in, manage or operate (or facilitate the acquisition, financing, investment in, management or operation of) any business in the processed meats sector (which shall not include the fresh meats sector) within any of the member states of the European Union as of May 1, 2004 (each, a “Corporate Opportunity”), except as provided in Section 12.11(b) below.

(b) In the event that either Stockholder or any of its Affiliates (collectively, an “Initiating Stockholder”) becomes aware of a Corporate Opportunity, the Initiating Stockholder shall provide notice of such Corporate Opportunity to the Company and the other Stockholder or Stockholders (collectively, the “Opportunity Stockholders”), which notice shall include any information with respect to such Corporate Opportunity as is know, to the Initiating Stockholder. The Board of Directors shall determine, as promptly as reasonably practicable (but in any event within ten (10) days), by a majority of the directors constituting the entire Board of Directors, which majority shall include at least two Smithfield Directors and two OCM Directors, whether the Company shall pursue such Corporate Opportunity and seek to consummate a transaction in connection therewith. In the event that the Company declines any such Corporate Opportunity, the Initiating Stockholder shall be free to pursue such Corporate Opportunity and seek to consummate a transaction with respect thereto so long as the directors appointed by such Initiating Stockholder shall have voted for the Company to pursue such Corporate Opportunity; provided, however, that, in the event that the Initiating Stockholder is able to consummate the Corporate Opportunity on terms and conditions that are, considered in the aggregate, more favorable to the Initiating Stockholder than those presented to the Company, the Initiating Stockholder shall re-offer the Corporate Opportunity to the Company on such terms and conditions; the Board of Directors shall determine, as promptly as reasonably practicable (but in any event within ten (10) days), by a majority of the directors constituting the entire Board of Directors, which majority shall include at least two Smithfield Directors and two OCM Directors, whether the Company shall pursue such Corporate Opportunity and seek to consummate a transaction in connection therewith; in the event that the Company declines such Corporate Opportunity, either Stockholder may seek to consummate the transaction with respect to such Corporate Opportunity so long as the directors appointed by such Stockholder shall have voted for the Company to pursue such Corporate Opportunity (subject to the terms of this proviso). For the avoidance of doubt, any investment held by the Stockholders as of the date hereof shall not be considered a Corporate Opportunity hereunder.

(c) Each of the OCM Directors and the Smithfield Directors shall be permitted (without any restriction or duty to the Company) to provide information relating to the Company and its businesses to OCM or Smithfield, as the case may be; provided, that each of OCM and Smithfield shall hold any confidential information of the Company so received pursuant to the terms of Section 15.2.

(d) Except as expressly set forth in this Agreement, each Stockholder may have other business and financial interests and investments and may engage in any other business or trade, profession or employment whatsoever, on its own account, or in partnership with, or as an employee, officer, director, creditor, advisor or stockholder of any other Person, and no Stockholder shall be required to devote its entire time (or cause its respective officers, directors, employees or agents to devote their entire time) to the business of the Company. Without limiting the generality of the foregoing, each Stockholder (and each Stockholder’s respective officers, directors, employees and agents) and each of the OCM Directors and the Smithfield Directors, except as expressly set forth in this Agreement (including, without limitation Sections 12.11(a) and (b)), may engage in any activity or line of business other than one which is or would constitute a Corporate Opportunity that has not been offered to the Company pursuant to Section 12.11(b), including those that compete, directly or indirectly, with those of the Company, (ii) may invest or own any interest publicly or privately in, or develop a business relationship with, any Person engaged in any activity or line of business other than one which is or would constitute a Corporate Opportunity that has not been offered to the Company pursuant to Section 12.11(b), and (iii) do business with any client or customer of the Company. Neither the Company, any Stockholder (or any Stockholder’s respective officers, directors, employees or agents), nor any of the OCM Directors and the Smithfield Directors (collectively “Applicable Persons”), by virtue of this Agreement shall have any rights in and to any such independent venture or the income or profits derived therefrom, regardless of whether or not such venture was presented to such Applicable Person as a direct or indirect result of its or his connection with the Company. Except as set forth in Section 12.11(b) hereof, no Applicable Person shall have any obligation to present any business opportunity to the Company, even if the opportunity is one that the Company might have pursued or had the ability or desire to pursue, in each case, if granted the opportunity to do so and no Applicable Person shall be liable to the Company or any Affiliate thereof for breach of any fiduciary or other duty, as a director or otherwise, by reason of the fact that such Applicable Person pursues or acquires such business opportunity, directs such business opportunity to another Person or fails to present such business opportunity, or information regarding such business opportunity, to the Company.

13. Additional Contributions.

13.1 Capital Contributions. The Board of Directors shall determine from time to time what additional capital, if any, is needed by the Company to fund operating deficits or for other Company purposes. Subject to Section 13.2, the Stockholders shall be obligated to contribute to the Company cash in an amount equal to such additional capital required, on a pro rata basis, in exchange for additional Shares of the Company.

13.2 Declining Contributions. If a Stockholder (the “Declining Stockholder”) refuses to contribute additional capital as required pursuant to Section 13.1 and within ten (10) days of when required pursuant to this Section 13, then the other Stockholder (the “Non-Declining Stockholder”) may, at its option:

(a) advance to the Company the amount of the capital contribution that the Declining Stockholder failed to make, which advance shall be deemed a loan to the Declining Stockholder repayable on demand with interest at 4.0%, compounded monthly; or

(b) make an additional capital contribution equal to the amount of the capital contribution which the Declining Stockholder failed to make, in which event the Non-Declining Stockholder shall be issued, in addition to the Shares issued to the Non-Declining Stockholder in exchange for its required capital contribution, a number of additional Shares equal to (A) the number of Shares that would have been issued to the Declining Stockholder in the event that the Declining Stockholder had contributed the additional capital contribution times (B) 1.5.

14. Stock Certificate Legend. A copy of this Agreement shall be filed with the Secretary of the Company and kept with the records of the Company. In addition to any other legend that may be required and, to the extent permitted by applicable Law, each certificate representing Shares now held or hereafter acquired by any Stockholder shall for as long as this Agreement is effective bear a legend substantially in the following form:

THE SALE, ASSIGNMENT, HYPOTHECATION, PLEDGE, ENCUMBRANCE OR OTHER DISPOSITION (EACH A “TRANSFER”) AND VOTING OF ALL OF THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE RESTRICTED BY THE TERMS OF THE STOCKHOLDERS AGREEMENT, DATED [    ], 2006, AMONG THE COMPANY AND THE STOCKHOLDERS NAMED THEREIN, A COPY OF WHICH MAY BE INSPECTED AT THE COMPANY’S PRINCIPAL OFFICE. THE COMPANY WILL NOT REGISTER THE TRANSFER OF SUCH SECURITIES ON THE BOOKS OF THE COMPANY UNLESS AND UNTIL THE TRANSFER HAS BEEN MADE IN COMPLIANCE WITH THE TERMS OF THE STOCKHOLDERS AGREEMENT.

15. Miscellaneous.

15.1 Notices. All notices, demands or other communications provided for or permitted hereunder shall be made in writing and shall be by registered or certified first class mail, return receipt requested, telecopier, courier service or personal delivery:

(a)	if to the Company:

Tarvalón, S.L.

Telecopy:

Attention:

with a copy to:

Telecopy:

Attention:

(b)	if to Smithfield:

SFDS Global Holdings BV
c/o Smithfield Foods, Inc.
499 Park Avenue
6th Floor
New York, New York 10022
Telecopy:	(212) 758-8421
Attention:	Richard J. M. Poulson,
Executive Vice President,
Senior Advisor to the Chairman
and General Counsel

with a copy to:

SFDS Global Holdings BV c/o Smithfield Foods, Inc.
200 Commerce Street
Smithfield, Virginia
Telecopy:	(757) 365-1821
Attention:	Michael H. Cole,
Vice President, Secretary
and Deputy General Counsel

and to

Hunton & Williams LLP
Riverfront Plaza, East Tower
951 E. Byrd Street
Richmond, Virginia 23219
Telecopy:	(804) 788-8218
Attention:	Gary E. Thompson

(c)	if to OCM:

OCM Luxembourg EPOF SARL
67 Boulevard Grand-Duchesse Charlotte
L-1331 Luxembourg
Telecopy:	00 352 264 582 94
Attention:	Justin Bickle
Szymon Dec

with a copy to:

Skadden, Arps, Slate, Meagher & Flom LLP
Four Times Square
New York, New York 10036
Telecopy:	212-735-2000
Attention:	Eileen T. Nugent

(d)	if to any other Stockholder, at its address as it appears on the record books of the Company.

All such notices, demands and other communications shall be deemed to have been duly given when delivered by hand, if personally delivered; when delivered by courier, if delivered by commercial courier service; five (5) Business Days after being deposited in the mail, postage prepaid, if mailed; and when receipt is mechanically acknowledged, if telecopied. Any party may by notice given in accordance with this Section 15.1 designate another address or Person for receipt of notices hereunder.

15.2 Publicity; Confidentiality. Except as may be required by any applicable Requirement of Law, neither the Company nor any Stockholder shall issue a press release or public announcement or otherwise make any disclosure concerning this Agreement, any Stockholder or the business, technology and financial affairs of the Company without the prior approval of the other parties to this Agreement; provided, however, that nothing in this Agreement shall restrict the Company or any Stockholder from disclosing information (a) that is already publicly available, (b) that may be required in response to a valid summons or subpoena; provided that the Company or such Stockholder, as the case may be, will use reasonable efforts to notify the other parties to this Agreement in advance of such disclosure so as to permit the other parties to this Agreement to seek a protective order or otherwise contest such disclosure, and the Company or such Stockholder, as the case may be, will use reasonable efforts to cooperate with the other parties to this Agreement in pursuing any such protective order,

(c) to the extent necessary for the Company or such Stockholder to comply with any Requirement of Law (except for any subpoena, summons or similar legal or regulatory process, in which case clause (b) shall apply), (d) to such Stockholder’s or the Company’s officers, directors, stockholders, investors, lenders, advisors, employees, members, partners, controlling persons, auditors or counsel or (e) to Persons from whom releases, consents or approvals are required, or to whom notice is required to be provided pursuant to any Requirement of Law; provided, that, any potential recipient of information pursuant to clause (c), (d) or (e) of this Section 15.2 shall have, prior to disclosure and receipt of such information, been advised by the disclosing party of the confidential nature of such information and agreed in writing to be bound by a confidentiality agreement in form and substance reasonably satisfactory to the non-disclosing parties and consistent with the terms hereof. If any announcement or disclosure is required by any Requirement of Law to be made by any party hereto, prior to making such announcement or disclosure such party will use reasonable efforts to deliver a draft of such announcement to the other parties to this Agreement and give the other parties to this Agreement reasonable opportunity to comment thereon prior to its release or disclosure.

15.3 Successors and Assigns; Third Party Beneficiary. This Agreement shall inure to the benefit of and be binding upon the successors and Permitted Transferees of the parties hereto. This Agreement is not assignable except in connection with a transfer of Shares in accordance with this Agreement. Except as expressly provided in Section 7.1, no Person other than the parties hereto and their successors and Permitted Transferees is intended to be a beneficiary of this Agreement.

15.4 Amendment and Waiver.

(a) No failure or delay on the part of any party hereto in exercising any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, power or remedy preclude any other or further exercise thereof or the exercise of any other right, power or remedy. The remedies provided for herein are cumulative and are not exclusive of any remedies that may be available to the parties hereto at law, in equity or otherwise.

(b) Any amendment, supplement or modification of or to any provision of this Agreement, any waiver of any provision of this Agreement, and any consent to any departure by any party from the terms of any provision of this Agreement shall be effective only if it is made or given in writing and signed by the parties hereto. Any such amendment, supplement, modification, waiver or consent shall be binding upon the Company and all of the Stockholders.

15.5 Counterparts. This Agreement may be executed in any number of counterparts, and by the parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement by facsimile shall be effective as delivery of an executed counterpart to this Agreement.

15.6 Specific Performance. The parties hereto intend that each of the parties have the right to seek damages or specific performance in the event that any other party hereto fails to perform such party’s obligations hereunder. Therefore, if any party shall institute any action or proceeding to enforce the provisions hereof, any party against whom such action or proceeding is brought hereby waives any claim or defense therein that the plaintiff party has an adequate remedy at law.

15.7 Claims Against Advisors. Smithfield agrees that it shall pursue any claim against its or the Company’s advisors arising from any due diligence report addressed to the Company which was prepared in connection with the Purchase Agreement, dated June 26, 2006 by and among the Company, Smithfield Foods, Inc. and Sara Lee Corporation, solely through the Company on behalf of the Company.

15.8 Headings. The headings in this Agreement are for convenience of reference only and shall not limit or otherwise affect the meaning hereof.

15.9 Governing Law; Consent to Jurisdiction. This Agreement shall be governed by and construed in accordance with the laws of the State of New York without regard to the principles of conflicts of law thereof; provided, however, that Sections 5-1401 and 5-1402 of the New York General Obligations Law shall apply to this Agreement; provided, further, that, to the extent required by applicable law, Sections 2, 3, 12, 13 and 14 of this Agreement shall be governed by and construed in accordance with the laws of Spain. The parties hereto irrevocably submit to the exclusive jurisdiction of any state or federal court sitting in the Borough of Manhattan, New York City, New York over any suit, action or proceeding arising out of or relating to this Agreement. To the fullest extent they may effectively do so under applicable law, the parties hereto irrevocably waive and agree not to assert, by way of motion, as a defense or otherwise, any claim that they are not subject to the jurisdiction of any such court, any objection that they may now or hereafter have to the laying of the venue of any such suit, action or proceeding brought in any such court and any claim that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum.

15.10 Severability. If any one or more of the provisions contained herein, or the application thereof in any circumstance, is held invalid, illegal or unenforceable in any respect for any reason, the validity, legality and enforceability of any such provision in every other respect and of the remaining provisions hereof shall not be in any way impaired, unless the provisions held invalid, illegal or unenforceable shall substantially impair the benefits of the remaining provisions hereof.

15.11 Rules of Construction. Unless the context otherwise requires, references to sections or subsections refer to sections or subsections of this Agreement.

15.12 Entire Agreement. This Agreement, together with the exhibits hereto, is intended by the parties as a final expression of their agreement and intended to be a complete and exclusive statement of the agreement and understanding of the parties hereto in respect of the subject matter contained herein and therein. There are no restrictions, promises, representations, warranties or undertakings, other than those set forth or referred to herein or therein. This Agreement, together with the exhibits hereto, supersede all prior agreements and understandings among the parties with respect to such subject matter.

15.13 Further Assurances. Each of the parties shall, and shall cause their respective Affiliates to, execute such documents and perform such further acts as may be reasonably required or desirable to carry out or to perform the provisions of this Agreement.

[Remainder of page intentionally left blank]

IN WITNESS WHEREOF, the undersigned have caused this Stockholders Agreement to be duly executed as of the date first written above.

TARVALÓN, S.L.

By:

Name:

Title:

SFDS GLOBAL HOLDINGS BV

By:

Name:

Title:

OCM LUXEMBOURG EPOF SARL

Director

Director

Director

Exhibit A

ACKNOWLEDGMENT AND AGREEMENT

The undersigned desires to receive from                  (“Transferor”) certain shares or certain options, warrants or other rights to purchase              shares, (the “Shares”) of Tarvalón, S.L., a private limited company organized under the laws of Spain (the “Company”);

The Shares are subject to the Stockholders Agreement, dated [    ], 2006, (the “Agreement”), among the Company and the other parties listed on the signature page thereto;

The undersigned has been given a copy of the Agreement and afforded ample opportunity to read and to have counsel review it, and the undersigned is thoroughly familiar with its terms;

Pursuant to the terms of the Agreement, the Transferor is prohibited from transferring such Shares, and the Company is prohibited from registering the transfer of the Shares, unless and until a transfer is made in accordance with the terms and conditions of the Agreement and the recipient of such Shares acknowledges the terms and conditions of the Agreement and agrees to be bound thereby; and

The undersigned desires to receive such Shares and have the Company register the transfer of such Shares.

In consideration of the mutual promises contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and to induce the Transferor to transfer such Shares to the undersigned and the Company to register such transfer, the undersigned does hereby acknowledge and agree that (i) he/she has been given a copy of the Agreement and afforded ample opportunity to read and to have counsel review it, and the undersigned is thoroughly familiar with its terms, (ii) the Shares are subject to the terms and conditions set forth in the Agreement, and (iii) the undersigned does hereby agree fully to be bound thereby.

This              day of             ,         .